Filed pursuant to Rule 424 (b)(3)
Registration No. 333-158986

PIMI AGRO CLEANTECH, INC.
405,703 SHARES OF
COMMON STOCK

This prospectus relates to an aggregate of up to 405,703 shares of common stock. The selling shareholders will offer their shares at $1.35 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop Our common stock is not currently listed on any national securities exchange, the FINRAAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2009.

TABLE OF CONTENTS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Pimi", "Company", "we," "us," or "our" refer to Pimi Agro CleanTech, Inc.

Organization

Pimi Agro CleanTech, Inc. is a Delaware Corporation with one operating subsidiary, Pimi Agro CleanTech, Ltd, which is an Israeli Limited Company (“Pimi Israel”). The Company was formed on April 1, 2009, under the laws of the State of Delaware, and its subsidiary Pimi Israel was formed on January 2004 in the State of Israel under the name "Pimi Marion Holdings Ltd.", and has since changed its name to "Pimi Agro Cleantech Ltd.", on October 2008. The Company, through Pimi Israel, owns a patented technology for the treatment of pre and post harvest of fruits and vegetables utilizing environmentally friendly products.

On April 27, 2009 we purchased all the issued shares of Pimi Israel from the Pimi Israel shareholders in consideration for 6,313,589 shares of Common Stock of the Company to the Pimi Israel shareholders. As a result, Pimi Israel became a wholly owned subsidiary of the Company.

In December 2005, Pimi Israel purchased all of the outstanding shares of Optiguide Humidity Control Ltd. ("Optiguide"). Optiguide was at the time of its purchase, an Israeli company that engaged in the development, assembly and marketing of humidity control systems. At the time, the Company’s strategy was to develop an integrated product based on the Optiguide fogging delivery systems and the Company’s formula. On April 30, 2007 Pimi Israel completed the sale of Optiguide. For further information, please see Note 14 to our Financial Statements.

We are a development stage business and have had limited revenues since our formation. There is currently no public market for our common stock. As with any investment, there are certain risks involved in this offering.  All potential investors should consult their own tax, legal and investment advisors prior to making any decision regarding this offering.  The purchase of our shares is highly speculative and involves a high degree of risk, including, but not necessarily limited to, the “Risk Factors” described herein on page 8.  Any person who cannot afford the loss of their entire investment should not purchase our shares.

The Company’s principal executive offices are located at 269 South Beverly Drive suite 1091, Beverly Hills California 90212, and its telephone number is (310) 203-8278.

Business

Pimi was established in 2004 to develop and sell environmentally friendly alternative solutions to current methods for pre and post harvest treatments of fruits and vegetables. Current methods in practice use residue of harmful chemical pesticides. Pimi Israel and its Co- founder, Mr. Nimrod Ben Yehuda, have invested many years of research in developing eco-friendly solutions; the company’s technology platform is based on a unique and patented formulation of Stabilized Hydrogen Peroxide (“STHP”) for the treatment of fruits and vegetables. Pimi has also developed a controlled distribution system to apply its solution while maintaining humidity at the highest required levels in storage rooms utilizing advanced technology to create micro droplets, in accordance with a special working protocol developed by Pimi.

Pimi is addressing the immediate need for developing treatment and season-long harvest storage that is chemical-free and environmentally friendly. As of the date of the filing of this registration statement, Pimi is focusing on the treatment of potatoes, which is the second largest stored crop world-wide (after grains), and is therefore Pimi’s first sales target.

The market for Pimi’s products is divided into two sections: (i) stored potatoes (for both table and processed potatoes), where Pimi’s products prevent quality losses due to sprouting and diseases, and (ii) the market of seeds potatoes where our products aim to prevent diseases and pathogens.

Our website is located at http://www.pimiagro.com. The content of our website and the websites referenced throughout this Prospectus are not part of this Prospectus.

 The Offering

Common stock outstanding before the offering	6,438,917

Common stock offered by selling stockholders
Up to 405,703 shares.

The maximum number of shares to be sold by the selling stockholders, 405,703 represents 6.30% of our current outstanding stock.

The selling stockholders will offer their shares at $1.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this annotation, thereafter at prevailing market prices or privately negotiated prices .

Common stock to be outstanding after the offering	Up to 6,438,917 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 6.

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 6,438,917 shares of common stock outstanding as of September 7, 2009.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our independent auditors have expressed doubt about our ability to continue our activities as a going concern, which may hinder our ability to obtain future financing.

Since we have been focused on developing our propriety technology for availability of commercialization, we have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the years ended December 31, 2008, 2007 and 2006, our independent auditors included an explanatory paragraph regarding the doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the status of the company.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant/substantial dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.  If the Company should fail to continue as a going concern, you may lose the value of your investment in the Company.

We have a limited operating history upon which to base an investment decision.

Our operating subsidiary, Pimi Israel, was formed in January 2004 and we have only recently begun selling of our products. We have a limited operating history as a company.  As a result, there is very limited historical performance upon which to evaluate our prospects for achieving our business objectives.  Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by development stage entities.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our research and development activities and transition to commercial operations have been and will continue to be significant. We will require additional funds to continue research, development and testing of our technologies and products, to obtain intellectual property protection relating to our technologies when appropriate, and to market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  There is no assurance additional funds will be available from any source; or, if available, such funds may not be on terms acceptable to the Company.  In either of the aforementioned situations, the Company may not be able to fully implement its growth plans. Moreover, we will not receive any proceeds from the sale of stock by our selling stockholders, and thus this offering will not affect our ability to meet capital requirements. Additionally, we have not been legally able to undertake any financing efforts, other than some short term debt financing effort, while our Registration is pending.

In order to continue our operations, without expanding our activities we estimate that we will need minimum capital in the sum of $0.8 Million in 2009 (out of which we have raised $ 0.446 Million) and the sum of $0.8 Million in 2010. Currently our net burn rate is approximately $70,000 per month. As of August 31, 2009 we have cash on hand in the sum of $25,000. Thus, we will need additional sums of approximately $255,000 through December 2009. If we are unable to obtain such additional capital as discussed above, we will be required to limit our operations, including cancelling efficacy tests in Europe and the U.S., halting activities in connection with attaining regulatory permits in Europe, halting completion of development of our other products (StoreGuard and SeedGuard), until such capital is raised. This will, among other things, delay our development and the integration of our products into the market.

We expect to face significant competition from other companies looking to develop or acquire new alternative environment-friendly solutions for the treatment of fruits and vegetables.

We expect to face significant   competition in every aspect of our business, and particularly from other companies that seek to enter our market. As regulators are pushing to move away from current residue chemical solutions, such as Chlorophenyl Isopropyl Carbamate also known as Chlorpropham or CIPC (“CIPC”), existing suppliers of these solutions are anxiously looking to develop or acquire new alternative environment-friendly solutions that can sustain their market share and revenue streams or to enable the continuance of CIPC at current levels in new ways of treatment. Additionally, as market opportunity becomes eminent, competitors and new players will most likely attempt to develop similar or comparable solutions. Although Pimi believes its technology is unique, is well protected, and will provide it with a significant competitive barrier, it is nevertheless possible that superior or more cost-effective alternative technology will emerge that will achieve greater market acceptance and render Pimi’s products less competitive. Furthermore, existing vendors can cooperate to combat new players by reducing market prices and margins or other competitive initiatives. The future success of Pimi will therefore depend, to a large extent, upon the company’s ability to achieve market acceptance of its innovative solutions as well as develop and introduce new products and enhancements to existing products. No assurance can be given that the Company will be able to compete in such a market place.

We have incurred significant losses to date and expect to continue to incur losses.

During the year ended December 31, 2008, we incurred net losses of $602,994. In the six and three months periods ended June 30, 2009, we incurred a net loss of $422,829 and $203,401, respectively .Since we have started our operation in 2005 and until June 30, 2009 we incurred accumulated losses of2,421,976. We expect to continue to incur losses for the fiscal years ended December 31, 2009 and December 31, 2010.  Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

We are dependent upon our Managers for the operating of the Company.

The Company is dependent upon the services of its management to determine and implement the overall focus and strategy of the Company.  Furthermore, the Company is dependent upon the Managers to oversee the operations of Pimi and Pimi Israel.  Thus, there can be no assurance that the Managers’ experience will be sufficient to successfully achieve the business objectives of the Company.  All decisions regarding the management of the Company’s affairs will be made exclusively by the Officers and Directors of the Company.  In the event these persons are ineffective, the Company’s business and results of operation would likely be adversely affected.

Our success is dependent upon our ability to achieve regulatory approvals in the U.S. and abroad.

A critical key to our success and ability to expand our business is our ability to obtain regulatory approvals in the European Union and United States for the use of our products in these countries and also in other countries. The regulatory approvals are dependant on trials to show the efficacy or the non toxicity of our products. Such trial might take longer period than expected and it might delay obtaining such regulatory approvals or might cause delay in starting operation on a large scale in these countries and jurisdictions.

Our success is dependent upon our ability to achieve market acceptance
In order to achieve high volume sales, and attain a leading market share and become the new standard of treatment, the Company’s SpuDefenderTM and other products must not only be approved by the regulators but also endorsed by the major potato food processors, retailer of fruits and vegetables as well as the organic food and environment organizations. Pimi is aware of this key factor and is focusing on conducting large scale trials with major food processors and retail supplier of table potatoes in several countries, in order to show the efficacy of the SpudefenderTM and our technology and to receive the recognition of the industry, but no assurances can be made that we will succeed in such endeavor and how long it will take until we shall receive market recognition.

Our products and technology are still in development stage and require additional trials and development

Our products and technology have been tested in numerous trials, mainly in Israel, which is a hot climate country and on vegetables varieties which are grown in hot climate as well as storage rooms with refrigeration. Trials conducted in Europe during the last potato season in cold weather conditions demonstrated that we need to make some adjustments to our storage protocol mainly because of these weather conditions. These adjustments may require additional trials and may delay the commercialization of our products and technology.

We rely on our Technologies to successfully develop and market new and existing products.

Our product has been tested in multiple small scale tests. As of the date of filing of this registration statement, is currently undergoing five large scale field trials in the United Kingdom, Germany and the Ukraine with leading food processors and retailers in such countries. It is possible that the results from these large scale tests may show lower efficacy than tests conducted previously, and may require some product improvements as well as possible changes in the application and storage protocol. These factors may significantly delay our product’s introduction to market. Likewise, we cannot be sure these products will be commercially viable, and have no assurances that we will be able to expand upon our current product offerings or that any such expansion will result in revenues to the company.

We rely on rapidly establishing a global distributorship network in order to effectively market our products.

Pimi, through its wholly owned subsidiary, has developed initial partnerships with local distributors in Europe. In order to expand sales and marketing globally, and capture a leading market share before any potential reaction from the competition, Pimi will need to rapidly expand geographically and establish a global distribution network. This is likely to put pressure on management, financial and operational resources of the Company. In order to mitigate this factor, once Pimi establishes a significant presence in the market, it will proceed to establish strategic OEM partnerships with some of the leading players in the market, however, there are no assurances that we will succeed in establishing such partnerships, which may harm the marketing of our product and the development of our business.

Our inability to attain and protect intellectual property rights could reduce the value of our products, services and brand.

Patents and pending patents, trademarks, trade secrets, copyrights and other intellectual property rights may be important assets for us. Various events outside of our control pose a threat to our ability to attain or protect intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our ability to attain or protect our intellectual property rights could harm our business or our ability to compete. Also, protecting intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our future intellectual property could make it more expensive to do business and harm our operating results. In addition we do not have patents in India, Ukraine and Belarus, which are major potato producing countries; this could negatively affect our ability to protect our intellectual property in these countries and therefore reduce the value of our products, services and brand.

Our success is dependent upon the acceptance of environment-friendly storage solutions for fruits and vegetables.

The future of the company is dependent upon the acceptance of environment-friendly, non-residue storage solutions for as well as the objection to genetically modified, fruits and vegetables. Although this appears to be the direction the market is going in the coming years, these trends as well as the future size of this market, and other potential markets for the Company’s products, depend upon a number of factors, many of which are beyond the control of the Company. For example, failure to receive regulatory approvals or failure to convince retailers or food processors, to bear additional cost for residue free fruit and vegetables, failure to convince the consumers to purchase residue free fruits and vegetables for higher prices, could have adverse effects on Pimi’s business, financial condition, operating results and cash flow going forward.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall, in the event it becomes listed on the OTCBB. Each of the risk factors listed in the section Risk Factors, and the following factors may affect our operating results:

•	Our ability to attract users for our products.

•	Our ability to generate revenue from our products.

•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure.

•	Our focus on long-term goals over short-term results.

•	Our ability to keep our testing programs operational at a reasonable cost and without service interruptions.

•	Global economic situation.

•	Fluctuations in weather conditions.

•	The seasonal nature of our business.

Our business depends to some extent on international transactions.

As a consequence of the international nature of Pimi’s business, the company is exposed to risks associated with changes in foreign currency exchange rates. A majority of the company’s revenues and substantially all of its cost of sales are in USD or Euros, whilst our management, marketing, sales and R&D costs are in NIS. The Company is therefore exposed to foreign currency risk due to fluctuations in exchange rates. This may result in gains or losses with respect to movements in exchange rates, which may be significant and may also cause fluctuations in reported financial information that are not necessarily related to the Company’s operating results.

We operate in developing countries which are affected seriously by the global economic crisis.

Among other countries we are currently operating in developing countries such as Ukraine and we intend to operate in other developing countries which are largely affected by the current global economic crisis. This may affect our ability to expand our operations and to achieve our sales target in these countries.

The dangers inherent in production and transportation of Hydrogen Peroxide could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

Pimi's operations are subject to significant hazards and risks inherent in transporting of the active ingredient of our Product- Hydrogen Peroxide. In high concentrations, Hydrogen Peroxide is an aggressive oxidizer and will corrode many materials. High concentrations of H2O2 will react violently. Hydrogen Peroxide should be stored in a cool, dry, well-ventilated area and away from any flammable or combustible substances. It should be transport in special tanks and vehicles and should be stored in a container composed of non-reactive materials. These hazards and risks include, but are not limited to,  fires, explosions, third-party interference (including terrorism) and mechanical failure of equipment at Pimi’s or third-party facilities. The occurrence of any of these events could result in production and distribution difficulties and disruptions, personal injury or wrongful death claims and other damage to properties.

Risks Related to our Location in Israel

Conditions in Israel may limit our ability to manage and market our products, which would lead to a decrease in revenues.

Because part of our operations is conducted in Israel and our management is located in Israel, our operations are directly affected by economic, political and military conditions affecting Israel. Specifically, we could be adversely affected by:

▪	any major hostilities involving Israel;

▪	risks associated with outages and disruptions of communications networks due to any hostilities involving Israel; and

▪	a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip. In addition, the recent armed conflict with Hezbollah on the northern border of Israel and extremists groups in the southern region may negatively affect business conditions in Israel. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future conflict, political instability or violence in the region may have a negative effect on our business, harm our results of operations and adversely affect our share price.

Furthermore, there are a number of countries that restrict business with Israel or with Israeli companies, which may limit our ability to promote our products and services in those countries.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during and for up to 6 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers and directors who are based in Israel.

The majority of our officers and present directors reside outside of the United States and most of our operations at the time of the filing of this registration statement are located outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Israel does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Israel would permit effective enforcement of criminal penalties of the Federal securities laws.

Risks Related to this Offering.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Registration Statement

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria.  No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder.  Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment as there is presently no market for our Shares, and transferability of the Shares is subject to significant restriction.

There is presently no market for the shares, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for sale or transferability of the shares within the near future. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  There is not a public market for the resale of the Shares.  A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Because We May Be Subject To The “Penny Stock” Rules, You May Have Difficulty In Selling Our Common Stock.

If a public market develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules.  These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our acquisition and development activities;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues;

•	planned capital expenditures (including the amount and nature thereof);

•	estimates, plans and projections relating to acquired properties;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	competition;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company.  No independent accountant or appraiser has been retained to protect the interest of the investors.  No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares.  Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Background

Pimi Israel was established in 2004 with a vision towards developing environmentally friendly and organic alternative solutions to current chemical treatments of agricultural harvest, such as fruits, vegetables and grains, thereby improving the well-being of consumers, growers and the environment. Pimi Israel has devoted significant research in developing environmentally friendly solutions for pre and post harvest treatments of fruits and vegetables. The company's technology is based on a unique, patented formulation of Stabilized Hydrogen Peroxide, combined with a controlled distribution system used to apply it, as well as to maintain humidity at optimal levels in storage rooms.

On April 27, 2009 we purchased all the issued and outstanding shares of Pimi Israel from Pimi Israel’s shareholders in consideration for 6,313,589 shares of our Common Stock (the “Exchange Agreement"). As a result, Pimi Israel became a wholly-owned subsidiary of the Company.

Pimi is addressing the immediate need of minimizing crop loss during season-long harvest storage using treatments that are environmentally friendly. Current industry treatments are based on harmful chemicals that are gradually being banned by regulatory bodies throughout the world. Due to the magnitude of this unsolved problem and the enormous impact of a long-awaited solution in the global agricultural industry, management believes that Pimi is positioned to become a leading company in this field.

Overview

The Company focuses on developing environmentally friendly solutions for extending storability of vegetables and fruits. The Company is currently in the research and development stage. To date, the Company is developing three products and has started the commercialization of two of its products: SpuDefender and StoreGuard.

Currently, the Company is focused on solutions related to the potato industry. Potatoes are the second largest crop (after grain) worldwide. The world market for potatoes is estimated at approximately 325 million tons, of which more than half are stored for an average period of five months.

We primarily aim at treating and developing storage solutions for stored potatoes utilized by consumers, as well as seed potato tubers, which are the raw material used for growing potatoes. SpuDefender is aimed at preventing quality losses due to sprouting and diseases for stored potatoes (table and processed), and SeedGuard is aimed at preventing diseases and pathogens in seed potatoes. In addition, the Company has developed StoreGuard, which increases storability, reduces quantity and quality losses for fruits and vegetables, such as cabbage, cauliflower and broccoli.  The Company has completed the development of the StoreGuard storage protocol for cabbage and broccoli in the United Kingdom, which is currently being sold in the UK in connection with the storage of these vegetables.

All of our products are based on Stabilized Hydrogen Peroxide ("STHP"), which has the ability to reduce a wide range of pathogen and diseases, as well as to control sprouting. STHP breaks-down after usage into water and oxygen while the stabilizers are washed away. Accordingly, our products are environmental friendly.

 SpuDefenderTM

SpuDefender has been developed specifically for the treatment of potatoes in storage. Spudefender is aimed at replacing Isopropyl N-(3-chlorophenyl) Carbamate ("Chlorpropham" or "CIPC") as a sprout inhibitor, while increasing shelf life and preventing quality reduction. In addition, SpuDefender aims to prevent dehydration and quantity losses.

Currently, the primary method to control sprouting in storage is with post harvest applications of CIPC. Chlorpropham is a very effective chemical used for the treatment of potato sprouting, but at the same time produces high residue. The new trend towards reducing chemicals in food consumption and the demand led by environmental and health awareness campaigns has also been adopted by the regulators, as well as the retailers and the multinational players in potato products such as PepsiCo/Frito-Lay. Maximum residue levels permitted for usage of pesticide for the treatment of fruits and vegetables post-harvest, including Chlorpropham, have and continue to be reduced. This has resulted in the reduced usage of such chemicals in developed countries, such as the EU countries and in the United States. In Sweden, CIPC has been banned since 2005.

In addition, it is also common for diseases to develop in stored potatoes. SpuDefender is able to reduce losses caused by disease.

The market for SpuDefender is divided into two sections: (i) stored table potatoes and (ii) stored processed potatoes (for crisps and French fries). Pimi’s SpuDefender is targeted at storage facilities that are either owned by farmers, or independent storage providers, or are owned by the food manufacturers.

SpuDefender will be manufactured at Solvay or another chemical manufacturer under Pimi’s private label. We intend to enter into agreements with distributors, who will sell SpuDefender to end-user.

After several years of research and development, Pimi has embarked on commercialization of SpuDefender. In 2008 Pimi conducted pilot trials with major grower and storage providers of potatoes for table potatoes and processed potatoes in England, Ukraine and Germany. Following those pilots, the Company has continued the development of the formula and the storage protocol in order to adjust it to the specific storage facilities and the weather conditions in Europe. All of the customers and partners of these trials (most of whom are leading companies in the food processing industry and suppliers for wholesalers) expressed willingness to extend the trials in the coming potato season.

In the United States, Pimi presented (under the label Vegiesafe) the new concept of CIPC-free potatoes and potato-related products, such as chips and French fries, to several major retailers and food chains. These presentations started in the first quarter of 2009, following consummation of our joint venture with Vegiesafe LLC. As a result, we have been requested to perform efficacy trials with storage providers. If these trials exhibit efficacy, management anticipates that the retail leaders will launch Vegiesafe potatoes or potato-related products and will ask their suppliers to supply them with potatoes and potato-products free from Chlorpropham.

Given recent trends, and feedback received from the market, management believes there is a great opportunity for replacing residue chemicals with environmentally friendly solutions such as Spudefender. Management sees special opportunity in the trend adopted by regulators to reduce Chlorpropham consumption levels, which may cause potato storage providers to seek out substitute products. From numerous meetings with industry professionals, we have found that there is strong demand by costumers seeking such substitute products.

Currently, a hindering factor to commercialization of the Company’s products is the attainment of regulatory registration and approval in each of the countries where the Company’s product will be delivered and used. These are costly and lengthy procedures which the Company has initiated this year. However, there is a material risk that if this regulatory process will take more than anticipated (which, as of the date of the filing of this registration statement, is anticipated to be two years until receipt of temporary permits in the EU member states, and eight to twelve months in the United States), it may postpone the commercialization of our product and the revenues which we expect to derive from sales, specially due to the seasonal nature of our business.

The Company sees challenges in competing with the manufacturers and distributors of CIPC-products, which currently control the market in Europe and the US. After having discussions with potential customers in the U.S., we found that although SpuDefender’s price will be higher than CIPC, these customers expressed willingness to purchase our product for its added value. Therefore we believe that competition will not be entirely price-driven and that the main factors affecting competition will include the ability to apply a non-residue active ingredient and to successfully treat crops against sprouting, while at the same time preventing quality and quantity losses.

In order to differentiate its products, the Company has entered into a joint venture with Vegiesafe LLC, which launched the Vegiesafe consumer brand, marking residue-free fruits and vegetables in the U.S.

In addition to the above, further challenges faced by us include completion and development of the SpuDefender storage protocol. This protocol must be adjusted to the storage method in each region of the world, such that the quality will match customer demands in sprout control. The Company is undertaking steps in order to reduce these uncertainties and risks by performing trials and pilot rooms with storage facility owners, and by adjusting the formula and the usage protocol in order to show efficacy of SpuDefender in such storage facilities.

SeedGuardTM

Potato seed tubers are susceptible to a variety of diseases that lower yields and tuber quality. Pathogens accumulate in successive cloning of tubers and in the soil used to grow them. Sustainable potato production depends on a constantly renewed supply of disease-free planting material. According to numerous international regulations, seeds, of all types, must be disinfected to prevent the transfer of diseases between countries, between seeds, from seeds to soil, and from seeds to crop. Industrial seeds are extremely expensive, and there are few effective seed disinfectants; the most common are Celest, Monceren, Mancozed. At the moment there is no one chemical which treats all pathogens and diseases and the growers usually implement a variety of chemicals.

The Company is developing SeedGuardTM, which is aimed at treating seed potatoes in storage against disease and pathogens. SeedGuard  is designed to provide added-value to the seed producer owing to its long lasting disinfectant effect, versus existing aggressive chemical treatments which are not environmental friendly solutions.

Management sees an opportunity in the development of a chemical which is environmentally friendly, and which could substitute the current multi-chemical treatment against pathogens and diseases of potato seed tubers. The current treatment against pathogens and diseases are very costly and could amount to over $100 per ton of potato seed tubers per season. Management sees an opportunity in developing and selling a product that will match market price and has potentially added value versus current chemicals. In addition, there are several diseases with no treating solution, and diseases and pathogens which have developed resistant mutations against current chemicals and treatments. Growers of these seed tubers are seeking solutions, and management anticipates that such growers will purchase a premium product at high end cost in order to solve these diseases.

In the case of SeedGuard, management faces the challenge of developing one chemical which is environmentally-friendly and which can treat potato seed tuber throughout their lifecycle, and thereby substitute several chemicals. To date, to the best of management’s understanding, no such other chemical exists. Management expects that it will take several seasons to penetrate the market and to attain a clientele of growers to utilize SeedGuard, and therefore there is a risk of delay in receiving revenues from sales of this product. In addition, as SeedGuard is still in the development stages, management sees uncertainty in the successful completion of the development of a product which can treat all pathogens and diseases throughout all stages of storage of the seed tubers. Moreover, the Company has yet to undertake registration of SeedGuard in those countries in which it will be used.

As of the date of this registration statement, the Company is engaged in trials in Israel, Germany and the United Kingdom in order to show the efficacy of SeedGuard against a variety of diseases. The trials will take place from August 2009 until July 2010.

StoreGuardTM

StoreGuardTM is designed to extend crop storability duration and increase yield and quality in the storage of fruits and vegetables by addressing the issues surrounding crop skin diseases and their hydration. Management believes this is the first time that storage providers of fruits and vegetables have been exposed to the ability to extend shelf life in storage. Thus, management is not able to point to any other solution in the market which competes with StoreGuard.

Accordingly, Management believes it has identified an opportunity to provide farmers with a product which will extend storage duration and will be advantageous to farmers and growers in the development of fruits and vegetables post season.

The Company has yet to undertake registration of StoreGuard in those countries in which it will be used. Further, Management will be required to educate the market as to this product and the solutions it can afford farmers and growers of fruits and vegetables.

Plan of Operation and Financing Needs

The Company has sustained operating losses and its cash needs extend beyond its current resources. Subsequent to the third quarter of 2009, the Company will exhaust most of its liquidity. In addition, the Company does not have a reliable source of future funding. These factors create an uncertainty about the Company’s ability to continue as a going concern.

As of the filing date of this registration statement, we have generated limited revenues from sales of our products to customers.

In order to complete our R&D and to generate sales we will require funds in the sum of $0.8 million (out of which we have already raised $0.446 million as of September7, 2009) and $1.3 million in the years 2009 and 2010, respectively.  We plan to raise funds from institutional investors and private investors in 2009 in the net amount of $3.3 Million. As of the date of the filing of this registration statement, we have introduced our Company and presented our business plan to several institutional and private funds. Though some of these investors are currently evaluating a potential investment in our Company, no definitive agreements have been negotiated or signed to date .

From January 2008 through April 2009, Pimi Israel engaged in a Private Placement in the aggregate amount of $1.194 Million which included up to 2,279,354 Ordinary Shares of Pimi Israel for the average price of $0.525 per share, which were exchanged for 2,279,354 shares of Common Stock of the Company under the Exchange Agreement. Between May 2009 and August 2009, we raised $168,000 in consideration of the issuance of 125,328 shares of our Common Stock, at an average price of $1.34. This financing allowed us to execute pilot treatments of storage rooms with our product and technology in the UK, Germany and the Ukraine, to begin marketing of our products and technology and to advance the development of our products and technology.

As of the date of the filing of this registration statement, there is no expected purchase or sale of plant or significant equipment in the next 12 months. There are no planned significant changes in the number of employees over the next 12 months; however, if a contract that requires significant staff increase is presented and executed, it may be necessary to hire additional employees.

As the storage season of potatoes in the northern hemisphere, where the Company is currently active, starts in October of each year and ends approximately in May/June the next year, Management expects that most of its revenues would be received it the fourth quarter and the first and second quarter of each year. As of the date of the filing of this registration statement, the Company does not have enough data and experience in order to determine how this would affect its results from operations, as it depends on the commercial terms of the agreements the Company would enter into with its distributors and customers and the producer/suppliers of its products.

Results of Operations for the Year Ended December 31, 2008 compared to Year Ended December 31, 2007 and to the Year Ended December 31, 2006

Total Net Sales:  Total Net Sales increased $88,849 or 564% to $104,612 in 2008 from $15,763 for 2007.  Increase of revenue was derived from sales of our products and technology to pilot storage rooms in order to show efficacy in the UK, Ukraine and Germany. The Company’s products and technology are still in development stage and have not been actively marketed to date. Total Net Sales decreased $13,691 or 46% to $15,763 in 2007 from $29,454 for 2006.These decreases in 2006 and 2007 were due to investments in pilot storage rooms for proving the efficacy of our products, and the introduction of our product without generating substantial sales.

R&D Expenses: R&D Expenses for 2008 of $515,154 increased $196,139 or 61% from the $319,015 in 2007, due to cost of the pilot storage rooms we have installed in the UK, Ukraine and Germany and costs related to these pilot rooms such as travel expenses. R&D Expenses for 2007 of $319,015 decreased $132,989 or 29% from the $452,004 in 2006, mostly due to R&D Grants received from the Chief Scientist – Government of Israel in the amount of $91,248 in 2007, in comparison with no grants received in 2006.

General and Administrative Expenses:  General and administrative expenses decreased by $3,004 or 2% in 2008 to $187,032 from $190,036 in 2007. General and administrative expenses increased by $39,218 or 26% in 2007 to $190,036 from $150,818 in 2006, mostly due to increase in Professional fees expenses.

Loss from Operations:  Loss from operations for 2008 of $597,574 was up $104,286 or 21% from the loss from operations in 2007 of $493,288 as a result of the growth in R&D expenses ($196,139) were partially compensated by growth of sales ($88,849). Loss from operations for 2007 of $493,288 decreased $80,080 or 14% from the loss from operations in 2006 of $573,368 as a result of the reduction in R&D expenses of $132,989 (mostly R&D Grants), were partially balanced by growth of General and Administrative expenses of $39,218 (Mostly Professional fees expenses), and decrease in sales of $13,691.

Financing Expenses:  Total financing expenses in 2008 amounted to $5,420, which were $3,663 higher than our financing expenses of $1,757 in 2007. This was a result of higher net interest and bank expenses in 2008 than in 2007. Total financing expenses of $1,757 in 2007 were $10,056 lower than our financing expenses of $11,813 in 2006, as a result of lower net interest and bank expenses in 2007 than in 2006.
in 2008 than in 2007. Total financing expenses of $1,757 in 2007 were $10,056 lower than our financing expenses of $11,813 in 2006, as a result of lower net interest and bank expenses in 2007 than in 2006.

Net Loss:  Net loss of $602,994 in 2008 was $261,541 or 77% more than the net loss in 2007 of $341,453. The net loss for 2007 was reduced due to income from discontinued operation (see note 14 to the Financial Statements). Net loss of $341,453 in 2007 was $489,962 or 59% less than the net loss in 2006 of $831,415. The net loss for 2007 was reduced due to income from discontinued operation at the amount of 153,592, The net  Loss for 2006 was increased from discontinued operation at the amount of $246,234 (see note 14 to the Financial Statements).

Results of Operations for the three months Ended June 30, 2009 compared to the three months Ended June 30, 2008

Total Net Sales:  Total Net Sales increased $24,043 or 2742% to $24,920 in the 3 months ended June 30, 2009 from $877 for the 3 months ended June 30, 2008.  Increase of revenue was derived from sales of our products and technology to pilots rooms in UK. The Company’s products and technology are still in development stage and have not been actively marketed to date.

R&D Expenses: Total net R&D Expenses for the 3 month ended June 30, 2009 of $ 179,862 increased $96,683or 116% from the $83,179 for the 3 months ended June 30, 2008, due to increase in cost of labor and professional services in the amount of $81,740, travel and other expenses of $6,466 and decrease in R&D grants of $8,477.

General and Administrative Expenses :  General and administrative expenses increased by $11,215 or32% in the 3 months ended June 30, 2009 to $45,884 from $34,669 in the 3 months ended June 30, 2008 mostly due to increase in cost of labor and professional fee expenses.

Loss from Operations:  Loss from operations for the 3 months ended June 30, 2009 of $200,826 was up $83,855 or72% from the loss from operations in the 3 months ended June 30, 2008 as a result of the growth in R&D expenses ($96,683) which were partially compensated by growth of sales ($24,043).

Financing Expenses:  Total financing expenses in the 3 months ended June 30, 2009 amounted to $2,575, which were $630 lower than our financing expenses of $3,205 in the 3 months ended June 30, 2008. This was a result of increase in interest income due to higher cash level.

Net Loss :  Net loss of $203,401 in the 3 months ended June 30, 2009 was $83,225 or 69% higher than the net loss in the 3 months ended June 30, 2008 of $120,176  mainly due to increase in R&D expenses at the amount of $96,683.

Results of Operations for the six months Ended June 30, 2009 compared to the six months Ended June 30, 2008

Total Net Sales:  Total Net Sales increased $30,939 or 941% to $34,226 in the 6 months ended June 30, 2009 from $3,287 for the 6 months ended June 30, 2008.  Increase of revenue was derived from sales of our products and technology to pilot rooms in the UK. The Company’s products and technology are still in development stage and have not been actively marketed to date.

R&D Expenses: Total net R&D Expenses for the 6 month ended June 30, 2009 of $371,714 increased $224,628 or 153% from the 6 months ended June 30, 2008, due to increase in cost of labor and professional services in the amount of $168,689, travel and other expenses of $24,859 and decrease in R&D grants of $31,080.

General and Administrative Expenses:  General and administrative expenses increased by $15,954 or 25% in the 6 months ended June 30, 2009 to $78,716 from $62,762 in the 6 months ended June 30, 2008 mostly due to increase in cost of labor and professional fee expenses.

Loss from Operations:  Loss from operations for the 6 months ended June 30, 2009 of $416,204 was up $209,643 or 101% from the loss from operations in the 6 months ended June 30, 2008 as a result of the growth in R&D expenses ($224,628) and G&A expenses ($15,954) which were partially compensated by growth of sales ($30,939).

Financing Expenses:  Total financing expenses for the 6 months ended June 30, 2009 amounted to $6,625, which were $2,559 higher than our financing expenses of $4,066 in the 6 months ended June 30, 2008. This was a result of increase in bank expenses due to increase in activities and exchange rate fluctuations.

Net Loss:  Net loss of $422,829 in the 6  months ended June 30, 2009 was $212,202 or 101% higher than the net loss in the 3 months ended June 30, 2008 of $210,627 mainly due to increase in R&D expenses at the amount of $224,628.

The following table presents certain financial data for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

US Dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,
	2009	2008	2009	2008	2008	2007	2006
	(unaudited)		(unaudited)		(audited)
Revenues from sales of products	34,226	3,287	24,920	877	104,612	15,763	29,454
Research and development expenses	(371,714)	(147,086)	(179,862)	(83,179)	(515,154)	(319,015)	(452,004)
General and administrative expenses	(78,716)	(62,762)	(45,884)	(34,669)	(187,032)	(190,036)	(150,818)
Operating loss	(416,204)	(206,561)	(200,826)	(116,971)	(597,574)	(493,288)	(573,368)
Financing expenses (income), net	(6,625)	(4,066)	(2,575)	(3,205)	(5,420)	(1,757)	(11,813)
Loss from continuing operation	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(495,045)	(585,181)
Income (loss) from discontinued operation (in 2007 includes capital gain on disposal of US$ 245,574), net	-	-	-	-	-	153,592	(246,234)
Net loss for the period	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(341,453)	(831,415)

Management believes that the recent trend in increase of its revenues would not continue in the fiscal years 2009-2010, although it believes that in 2011 revenues will increase substantially. This projection is subject to the completion of the regulatory process of the registration of its Spudefender in the U.S. and the EU countries. Management believes the trend of increase in its costs will continue during the coming years and costs will increase at a higher rate, as the Company will expand its activities to the U.S. and to other regions of the world, and will expand its R&D activity and marketing activities to other products.  Accordingly, management expects losses to continue in 2009 and 2010.

Liquidity and Capital Resources

As of June 30, 2009, we had liabilities of $308,999 ($238,184 as of December, 2008), including $168,754 ($101,511 as of December 31, 2008) of third party liabilities, and $140,245 ($136,673  as of December 31, 2008) was due to related parties.  The amounts due to related parties are for consulting services and salaries $137,513 ($86,000 as of December 31, 2008) and for services and reimbursement of expenses relating to the company’s patents and patent applications $2,732 ($26,000 as of December 31, 2008).

As of June 30, 2009 we have cash on hand in the sum of $154,583. As of August 31, 2009 we have cash on hand in the sum of $25,000. Currently our net burn rate is approximately $70,000 per month. Thus, we will need additional sums of approximately $255,000 through December 2009. Since the end of August 2009 we have received investments in the sum of $27,000 and we have investment commitments in the sum of $90,000 from Earthbound LLC under the Term Sheet with Earthbound LLC dated January 20, 2009, which we expect to receive by September 15, 2009. In addition, under our joint venture agreement with Vegiesafe LLC, Vegiesafe is committed to finance our activities in the US on an as expended basis up to $250,000, of which $30,000 will be transferred to the Company in September 2009. Furthermore we have extended our credit lines up to $40,000. The Company intends to raise additional capital of approximately $150,000 within 30 days from foreign investors under Regulation S.

The Company has sustained operating losses and its cash needs extend beyond its current resources. Subsequent to December 2009, the Company will exhaust most of its liquidity. In addition, the Company does not have a reliable consistent source of future funding. These factors create an uncertainty about the Company’s ability to continue as a going concern.

The Company anticipates that it will begin to realize material revenues in the potato season of 2010 (the third and fourth quarters of 2010), as clients will begin to utilize and pay for the Company’s product and technology, and the Company determined that approximately $2.5 million of additional funding is necessary to bridge the Company to the larger revenue sales that were due to begin in 2010. Realization of revenues is subject to regulatory approval of the relevant regulator, in each country where we intend to deliver, distribute and sell our products, which we currently do not have, except for the state of Israel.

Net Cash Provided by or Used in Operating Activitiesfor the years 2008, 2007 and 2006

Net cash used in operating activities, generated from continuing operations was $589,632, $226,617 and $868,175 for the years ended December 31, 2008, 2007 and 2006, respectively. Net cash used in operating activities primarily reflects the net loss for those periods, which was reduced in part by depreciation and amortization, stock-based compensation and changes in operating assets and liabilities.

Net cash (used in) provided in operating activities, generated from discontinued operations (in 2007 includes capital gain on disposal of $245,574), was ($153,592) and $246,234 for the years ended December 31, 2007 and 2006.

Net Cash Provided by or Used in Operating Activities for the six months ended June 30, 2009 and June 30, 2008

Net cash used in operating activities, generated from continuing operations was $384,821 and $200,378 for the six months period ended June 30, 2009 and 2008, respectively. Net cash used in operating activities primarily reflects the net loss for those periods $422,829 and $210,627 respectively, which was reduced in part by none cash stock-based compensation $45,181 and $0, respectively and changes in operating assets and liabilities $7,173 (cash used) and $10,249 (cash provided), respectively.

Net Cash Provided by or Used in Investing Activities  for the years 2008, 2007 and 2006

Net cash used in investing activities was $18,682, $4,267 and $27,685 for the years ended December 31, 2008, 2007 and 2006, respectively, used primarily to purchase equipment (such as computers, and office equipment), and funds deposit in respect of employees rights upon retirement.

Net Cash Provided by or Used in Investing Activities for the six months periods ended June 30, 2009 and June 30, 2008

Net cash used in investing activities was $18,130, and $7,010 for the six month period ended June 30, 2009, and 2008, respectively, and was used primarily to purchase equipment (such as computers, and office equipment), and fund deposits in respect of employees rights upon retirement.

Net Cash Provided by or Used in Financing Activities  for the years 2008, 2007 and 2006

Net cash provided by financing activities was $845,744, $324,661 and $677,626 for the years ended December 31, 2008, 2007 and 2006, respectively, primarily attributable to capital raised in 2008, 2007 and 2006 and to loans from shareholders that were received in 2006.

Net Cash Provided by or Used in Financing Activities for the six months periods ended June 30, 2009 and June 30, 2008

Net cash provided by financing activities was $289,781, and $204,020 for the six month period ended June 30, 2009 and 2008, respectively, which is primarily attributable to capital raised at the amounts of $364,546 and 204,020 respectively, reduced by deferred issuance expenses at the amount of $74,765 and $0, respectively.

Management believes that as a result of anticipated financing in 2009, and with certain revenues to be received from the sale and delivery of its products to clients, there will be sufficient capital to meet operating needs for the year ended December 31, 2009. However, there can be no assurance that we will be able to obtain such financing, on terms acceptable to us and at the times required, or at all. In addition, there can be no assurance that the contracts that the Company is relying upon will generate sufficient revenue to meet its operating needs, and therefore, there is a risk that the Company will not have sufficient capital or liquidity in the future, if these contracts do not come to fruition, or do not generate the revenue the Company anticipates. If these contracts do not generate the anticipated revenue, it is likely the Company will not have sufficient liquidity or capital resources to sustain itself without additional financing, and there is no assurance that additional financings will be available to the Company, or if such financing will be available on acceptable terms.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our accounting policies are described in Note 2 to the financial statements appearing elsewhere in this report. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. Due to the early stage of operations of the Company there are no accounting policies that are considered to be critical accounting policies by the management.

Recently issued accounting pronouncements

FAS 141(R), "Business Combinations"

In December 2007, the FASB issued FAS 141(R), “Business Combinations”. This Statement will replace FAS 141, “Business Combinations” (“FAS 141(R)”). FAS 141(R) retains the fundamental requirements of FAS 141 with respect to the implementation of the acquisition method of accounting (“the purchase method”) for all business combinations and for the identification of the acquirer for each business combination. This Statement also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures the goodwill acquired in a business combination and the disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

FAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after December 15, 2008 (January 1, 2009 for the Company). Early adoption of FAS 141(R) is prohibited. The Company has not yet evaluated this statement for the impact, if any, that it will have on the financial position and results of operations on the Company.

FAS 160, "Noncontrolling Interests in Consolidated Financial Statements"

In December 2007, the FASB issued FAS 160, “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”). This Statement amends ARB 51 and establishes accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Company). Early adoption of FAS 160 is prohibited. The Company has not yet determined the impact, if any, that FAS 160 will have on its financial position and results of operations.

FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162”

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162” This Statement will replace FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, which became effective on November 13, 2008. Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

FAS No. 165, “Subsequent Events”

In May 2009, the FASB issued FAS No. 165, “Subsequent Events ”. This statement establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company does not expect the adoption of FAS No. 165 will have any material impact on its consolidated results of operations, financial positions and cash flows.

BUSINESS

History

Pimi Agro CleanTech, Ltd. ("Pimi Israel") was established in 2004 with a vision to develop and sell environmentally friendly alternative solutions to current methods for pre and post harvest treatments of fruits and vegetables. Current methods in practice and products leave residue of harmful chemical pesticides. Pimi and its Co-Founder, Mr. Nimrod Ben Yehuda have invested many years of research in developing eco-friendly solutions; the company’s technology platform is based on a unique and patented formulation of STHP for the treatment of fruits and vegetables. Pimi has also developed a controlled distribution system to apply its solution while maintaining high levels of relative humidity in storage rooms using advanced technology to create micro droplets, in accordance with special working protocol.

In December 2005, Pimi Israel purchased all of the outstanding shares of Optiguide. Optiguide was an Israeli company that engaged in the development, assembly and marketing of humidity control systems. At the time, the Company’s strategy was to develop and integrate a product based on Optiguide’s fogging delivery systems and the Company’s formula. On April 30, 2007 Pimi Israel completed the sale of Optiguide. For further information, please see Note 14 to our Financial Statements.

On April 27, 2009 we purchased all the issued shares of Pimi Israel from Pimi Israel’s shareholders, in consideration for 6,313,589 shares of the Company’s Common Stock. As a result, Pimi Israel became a wholly owned subsidiary of the Company. As described further in Item 26, under the pre-ruling attained in accordance with the Israeli Tax Ordinance, the Company is barred from selling the shares of Pimi Israel for a period of 24 months from the date of acquisition.

At the moment Pimi is focused on addressing the immediate need for treatment of season-long harvest storage, which is chemical-free (after wash) and environmentally friendly for table and processed potatoes and also for potatoes seeds.

Industry Overview

The fresh fruit and vegetable industry is constantly seeking technology and methods to prolong shelf life, reduce quality losses and keep freshness of crops. In most cases the only way to prolong shelf life and reduce quality losses is by using chemicals which leave residues. The processed food industry is also using chemicals which leave residues and contaminate water and livestock. Heavy chemicals which leave residue are used also by the seed industry.

Agricultural regulatory bodies such as European Commission of Health and Consumer Protection the “European Commission" or the " EC") and the US Environment Protection Agency (the "EPA"), are increasingly focusing to reduce the use of residue chemicals in treating fruits, vegetables, seeds and soil in favor of environment-friendly alternatives.

In addition, organic food and organic agriculture is rapidly gaining momentum and is advocating chemical and residue-free use from growth, harvest to storage and maintenance. This is strengthened by the relatively new trend to consume low or non-residue produce, which have risen to 20%-25% of consumed produce in developed countries like Netherlands (see "Reducing Residue Rising up Priority List" 78 FGJ 1 February 2008. at:    http://www.bcpcertis.com/Certis.bcp/English/Home/News/page.aspx/565?xf_itemId=522&xf_selectionDatapartId=512.
The Company’s management believes that the trend in the market (as may be exhibited by market leaders such as Marks & Spencer, Tesco and Sainsbury in the UK and EDEKA chain in Germany) is to replace, as much as possible, fruits and vegetables treated with chemical which leave residues with fruits and vegetables with no residue or low residue.

Losses of agricultural produce, as high as 40% in countries such as India (see: http://www.postharvestindia.com) and China (see Post harvest Handling of Fresh Vegetables edited by Tina O'Hare, published 2001 at ACIAR, and see Kader at Acta Horticular. 682, ISHS2005), due to diseases and lack of correct supply chain from the field to the stores, are exacerbated by the increasing demand for food produce, especially in developing countries.

Accordingly, there is a significant need to find alternative solutions to current chemical treatments for pre- and post- harvest treatments of fruits and vegetables that will provide the following benefits:

•	Reduce spoilage and losses of produce;
•	Extend shelf-life and improve quality of fruits, vegetables and grains;
•	Are non-residue and leave no harmful chemical by-products;
•	Are cost effective;
•	Approved for organically produced crops.

With roughly 800 million tons of stored fruits and vegetables annually (see USDA VGS-328/August 27, 2008) world-wide, management believes there is an immediate, addressable market for Pimi’s products.

The Potatoes Industry - the Need to Replace CIPC and prolong shelf life

Pimi is attempting to address the immediate need for developing treatment and season-long harvest storage that is chemical-free and environmentally friendly. As of the date of the filing of this registration statement, Pimi is focusing on the treatment of potatoes, which is the second largest stored crop worldwide (after grains), and Pimi’s first sales target. The potato market for Pimi’s product is divided into two major sections: stored potatoes and seeds potatoes.

Potatoes are the fourth largest crop in the world. The annual crop of potatoes is estimated to be around 320 million tons (see also "The Market"). In developed countries roughly half of the crop is used for direct use by households (i.e. table potatoes) and the rest for processing, such as chips/crisps and French fries (i.e. processed potatoes). In non-developed countries, 80% of the crop is used as table potatoes and the rest as processed potatoes. Therefore we estimate that the annual crop of potatoes is divided almost equally between table and processed potatoes.

Stored potatoes begin sprouting, in most circumstances, after three months in storage. Effective sprout control is a major component of managing stored potato quality. If proper sprout control is not maintained, significant reduction to tuber quality will occur, and the ability to store for extended periods of time is diminished. Sprouting causes high yield loss and low quality produce for consumers and for processing. Sprouting is also associated with the conversion of starch to sugars, which is undesirable in the processing industry, due to the darkening effect of fried products. In the table potatoes industry, visible sprouts on potatoes are unacceptable to consumers.

The primary method to control sprouting in storage is with post harvest application of isopropyl N-(3-chlorphenyl) carbamate ("Chlorpropham" or "CICP") a synthetic hormone that is used worldwide. For the toxic effects of CIPC see: http://pmep.cce.cornell.edu/profiles/extoxnet/carbaryl-dicrotophos/chlorpropham-ext.html.

CICP is a high stable chemical compound therefore it has high residue where ever it is applied. Today CIPC is applied in storage rooms as well as in packing houses before distribution to retailers, therefore its residues can be found on the wall and floors of storage houses, on the processing lines, in water used for washing the potatoes and also in livestock which are fed with the potatoes peel.

Therefore regulators such as the European Commission ("The EC") and United States EPA are pushing for substantial reduction of permitted maximum residues level of CIPC in crops, livestock and water. The EU has issued in 2008, a Directive (196/2008 of January 29, 2008) which sets the Maximum Residue Level ("MRL") of CIPC to 10mg per kg. The UK has recently regulated that potatoes treated with more than 36g of CIPC per ton should only be used for commercial processing. The British Potato Council together with the industry in the UK, have set a maximum of 63.75mg per ton for commercial processing.

In the US, in August 1996, a federal registration eligibility decision (RED) for CIPC was issued by the EPA for the continued use of this chemical as sprout inhibitor of harvested potatoes in storage. A mandate regulated in 2002 by the Environmental Protection Agency, resulted in a reduction in allowable CIPC tolerance of residue, on fresh potatoes from 50ppm to 30ppm per kg. Residues as high as 40 ppm are permitted by EPA on wet peel potatoes, which goes to life feed stock. Similar consequences of CIPC reassessment are common in potato-growing region in the world such as Canada and Australia. In Sweden CIPC has been banned for use since 2005. (For additional information see "The Need: Diminishing Use of CIPC and Extending Shelve Life").

It is common that diseases develop in stored potatoes. The current procedure to deal with this situation is to lower the humidity and dry the potatoes which, in turn, results in huge yield losses. Dehydration is also important component as potatoes are losing part of their weight during storage due to dehydration.

Pimi has developed patented formulas ("Products"), application methods and storage protocols which are environmental friendly and which leave no residue after washing. Pimi’s Products are aimed at substituting CIPC as a sprout inhibitor, increasing shelf life, and preventing quality reduction. The Products and their applications prevent dehydration and quantity losses.

Our Products and Technology

At the date of this registration statement, Pimi develops, tests and markets Spudefender TM for treatment of stored table and processed potatoes, StoreGuard TM for treatment in storage of other vegetables, and SeedGuard TM for treatment of seed potatoes:

The SpuDefenderTM

Pimi develops and markets the SpuDefender TM product. SpuDefender TM is a formulated STHP designed for use in potato storage treatment to inhibit sprouting and rotting and reduce decay, quality and quantity losses. The SpuDefender TM is patent protected. The SpuDefender TM is applied to the stored potatoes inside storehouses, using Pimi’s proprietary storage application protocol which is based on an especially designed system and ultrasonic atomizers to provide optimum results (the "Technology"). SpuDefender TM is able to supplement five benefits in one solution which consequently extend storability and shelf life of crops, reduces quantity and quality losses thus, increase yield and revenues for growers and producers.

Mr. Nimrod Ben Yehuda, our founder and Chief Technology Officer, has initiated or otherwise been involved with several research projects for SpuDefender since 1998, as described below:

•
In 1998, Mr. Ben Yehuda initiated a research project which was independently conducted by Uzi Afek, Janeta Orenstein, E. Nuriel  from the Volcani Center, Department of postharvest Science of fresh Produce, Gilat Experiment Station, Ministry Of Agriculture, ARO, Negev, Israel see Uzi Afek, Janeta Orenstein, E. Nuriel  "Using HPP (Hydrogen Peroxide Plus) to Inhibit Potato Sprouting During Storage" (see at http://www.pimiagro.com/upload_pdf/1241461757_2.pdf). The results of these tests as discussed in the above research were that after 6 months of storage, during which the potatoes received 4 treatments with HPP or CIPC, a 0% sprouting rate was found in HPP (SpuDefender) and CIPC, and an 84% sprouting rate was found in control.

•
In 2003, Mr. Ben Yehuda initiated a research project which was conducted by A. Briddon, M.Sc., by the Sutton Bridge Experimental unit, Spalding, Lincolnshire. The study was published under the title: "Sprout control of potatoes using MCW-100 1  under 'suction wall' storage conditions". The results of this test, as was discussed in this study, were that MCW-100 has properties which enable sprout growth in potatoes to be controlled, and that misting with MCW-100 was effective at controlling fungi and bacteria.

•
In 2003, David Ross, Matthew Smallwood, Brian pool, and Bob Graham published a research study under the title "Evaluate efficacy of MCW-100 2  , as one having an in store potato sprout suppression activity" the research was conducted independently by the Scottish Agriculture College SAC. The results of this test evidenced control of sprout development both during the test and ultimately, in more detailed analysis, at the culmination. And in conclusion, for the sprout work, it seems that very good efficacy is possible, considering the material was stored for 12 months, 9 month post-dormancy break. It was also concluded that MCW-100 is effective at controlling the growth of the skin disease, silver scurf, which is one of the important skin diseases likely to affect stored crop marketability in UK.

•
In 2008, the Company initiated a research study which was conducted by Prof. Abraham Nachmias (the company’s Chief Research Officer) under the title "SpuDefender - Sprout Suppressant for Osem - Nestle, Israel". The research was executed by The Center for Potato Research in Hot Climates Ltd. The results of the research were that SpuDefender treatment reduced the fungus spore population in the room atmosphere in a significant manner and that the SpuDefender treatment reduced the fungus and bacteria population on the bulbs in significant manner. Further, SpuDefender treatment led to a delay in sprout blooms in a significant manner, starting 35 days post treatment and that the final frying color 63 days after SpuDefender application were clearly better (SpuDefender Vs Control) in frying color.

•
In 2009, the Company initiated a research study under the title "SpuDefender - Novel Environmental Friendly Potato Sprout Suppressant, -Europe 2009" which was executed by Redebel Affairs Expert, Belgium. The results of this trial were:

•	Treatments efficacy: The use of Spudefender established more than sprout control. The use of Spudefender was found to created stress-less conditions in the potato storage environment by increasing humidity and oxygen level and by reducing the risk of disease outbreak. The stress-less conditions prolong the dormancy of the tuber. On this trial we see the positive effect of the Spudefender mostly on the weight loss, sprout weight and defects tubers.

•	Weight loss: During storage, weight loss was found better for Spudefender than CIPC, and both treatments were found better as compared to untreated potatoes.

•	Sprout weight: Sprout weight result was found better for Spudefender than CIPC as well as untreated potatoes. Untreated potatoes were found better than CIPC Defects tubers. During storage, the number of defects was found better for Spudefender than CIPC, and both treatments were found better than untreated potatoes.

•	Dry matter: No difference was found between SpuDefender and CIPC.

•	Frying colors: No difference was found between SpuDefender and CIPC.

Accordingly, it has been proven through numerous tests (as described above), pilot programs in storage rooms, and years of experience of semi-commercial use, that the SpuDefender formulation and the storage protocols have the following benefits:

•	Anti-sprouting;
•	Disease control;
•	Prevents dehydration and shrinkage.
•	Enhances fry color for processed potatoes (crisps and French fries)
•	Enhances storage conditions by reducing the major stress factors such as suffocation, dehydration and microbial attack.

1   MCW_-100 is the former technical name of SpuDefender

2   MCW_-100 is the former technical name of SpuDefender

SpuDefenderTM is an external treatment, and therefore, after washing it leaves no residue. At the end of the application process the active ingredient of SpuDefender TM decomposes into water and oxygen, unlike existing chemical alternatives, such as CIPC.

SpuDefender TM has been tested for several years in Israel on a variety of potatoes, which are grown in hot climate regions, and was found effective. In addition, Spudefender has been and continues to be used by PepsiCo Israel, the producer of Frit-o-lays crisps in Israel and by Tapud Ltd., who supplies French Fries to McDonald's in Israel. Such usage has been based on a non-binding verbal agreement between Pimi and these companies. During the last potato season (September 2008 to April 2009) Pimi has conducted pilot storage rooms with SpuDefender TM in the UK (by Omex for PepsiCo and McCain), Germany (Weuthen) and the Ukraine (by Gaben for Kraft Foods) in cold weather conditions with no-mechanical cooling rooms and has made some adjustments to its technology to these type of storage conditions . Pimi has also successfully treated table-potato storage rooms with SpuDefender (by Omex for Branston) during the last potatoes season in the UK (See "Recent Developments"). These tests were planed and supervised by the agronomist teams of all the above mentioned parties.

StoreGuardTM

StoreGuard TM is aimed at extending the shelf life of fruits and vegetables by reducing a majority of crop skin diseases, and improving storage conditions. StoreGuard TM enriches the crop with Oxygen and humidity, which are key factors for good storability process. The active ingredient of StoreGuard is STHP, which is known to oxidize bacteria and fungi, as well as to be effective on a wide range of microorganisms [see EPA Hydrogen Peroxide (000595) Federal Register Notices at: http://www.epa.gov/pesticides/biopesticides/ingredients/fr notices/frnotices 000595.htm ]. Accordingly, and in the tests described herein (by Andrew Richardson and Allium & Brassica Agronomy Ltd.) StoreGuard was found to be effective in extending shelf live of  vegetables at farmer storage rooms.

During the 2006-2007 cabbage season, StoreGuard was tested by Omex Agriculture ltd, UK in warehouses related to retail chain stores and was found effective in preventing quantity and quality losses related to dehydration, bacteria and fungal diseases in comparison to cabbage which was stored in regular storage conditions (the tests were initiated by Pimi and were executed by Omex Agriculture Ltd., UK). The final report was published in August 2007 by Andrew Richardson, and Allium & Brassica Agronomy Ltd. who were the project leaders. The results of the this test included lower dehydration losses seen in cabbage treated with StoreGuard than in the standard refrigerated store.  Lower trimming losses were seen in cabbage treated with StoreGuard as opposed to the standard refrigerated store.  Lower levels of bacteria and fungi infections were seen in cabbage treated with StoreGuard as opposed to the standard refrigerated store. The most significant difference was seen in the inoculated cabbage, which had on average 41% of the head surface area infected in the standard store as opposed to only 12% in the StoreGuard store.

To date, use of StoreGuard has been found effective in comparison trials of stored cabbage and is currently being sold to a farmer in the UK who supplies cabbage to Marks & Spencer, a leading UK retailer. At the vegetable storage season of 2008-2009 thousands of tons of cabbage, broccoli and cauliflower were stored with StoreGuard, gaining increased yield and reducing diseases. Pimi plans to execute tests of StoreGuard on onions and carrots during the 2009 season (from September 2009-2010).

As of the date of the filing of this registration statement, StoreGuard is promoted and sold in the UK by our distributor Omex Agriculture ltd., (see "Customers and Partners") and is used by several leading farmhouses in the UK.

SeedGuardTM

Potatoes are susceptible to a variety of diseases that lower yields and tuber quality which might cause significant losses in the quantities and quality of crops. What's more, pathogens accumulate in successive cloning of tubers and in the soil used to grow them. That is why sustainable potato production depends on a constantly renewed supply of disease-free planting material. According to numerous international regulations, seeds, of all types, must be disinfected to prevent the transfer of diseases between countries, between seeds, from seeds to soil, and from seeds to crop.

Seed tuber disinfection treatments are used to reduce seed borne diseases. However organic mercury which has been used for this purpose has been banned and the alternative agents available are effective against only some of the pathogens. Moreover an increasing number of pathogens are found to be unaffected by any of these treatments (see Lea Tsror and al. "Survey of Bacterial and Fungal Seed borne diseases in Imported and Domestic Seed Tubers" (1999) at http://www.pimiagro.com/upload_pdf/1241461817_4.pdf).

Pimi has embarked on a R&D plan for potato-seed applications, aimed for the development of an innovative, holistic and ecological solution to treat potato seeds throughout their lifecycle, which was approved for receiving grants from the Israeli Chief Scientist Office (see "Governmental Support") . SeedGuard TM is designed to provide added-value to the seed producer and potato growers owing to its long lasting disinfectant effect, versus existing aggressive chemical treatments which are not environmental friendly solutions.

Since 2005 we have conducted extensive laboratory and field trials with SeedGuard in order to test its effectiveness against pathogens. We have conducted laboratory screening tests with SeedGuard TM of most common seed pathogens (bacteria, fungi, molds, yeast) diseases under the supervision of the Vulcani institute Israel. The results have shown that SeedGuard is effective in controlling diseases caused by the major pathogens (These tests have shown that SeedGuard has the ability to reduce pathogens such as Late Blight, Silver Scurf Dry Rot, Black Scurf, Black dot, Early blight, Tuber Rot, Common Scab, Powdery Scab between 50% to 100% ) . We have also conducted "in situ" tests on seed potatoes, in order the test SeedGuard’s efficacy on these seeds. We have conducted several field trials on different seed varieties, different soil profiles and different climates. The conclusions from all of these tests and trials were that SeedGuard is able to control seedborne diseases and does not have negative effect on the yield.

The Company has initiated research by independent research institutes, as well by Pimi’s Chief Research Officer, Prof. Abraham Nachmias, which examined SeedGuard, as described below:

•
In  2006, Pimi initiated a research study which was conducted by Dr. Leah Tsror, Orly Erlich, Mariana Hazanovsky – Uri Zig, Vitali Tropnov which was published under the title "Field Experiment Report - Evaluation of Seed Gourd (SG) 101 as seed treatment for reduction of Common Scab on Potato" ,The research was executed by the, Volcani Center, Department of Plant Pathology, Gilat Experiment Station, Ministry Of Agriculture, ARO Negev, Israel at see http://www.pimiagro.com/upload_pdf/1245745035_123.pdf . The conclusions of this research indicated that seed treatment with SeedGuard was effective, and it would be worthwhile to examine this treatment at a higher dose, and perhaps to test a furrow treatment to see if it can control soil-borne scab.

•
In 2008, Pimi initiated a research study which was conducted by Prof. Abraham Nachmias under the title, "Seed Gourd SG 101 Potato Seed disinfection for EGO". The research was executed by The Center for Potato Research in Hot Climates Ltd. SeedGuard was applied into a commercial bag of 1.25 tons vs. an untreated control. The results were that the fungal population of the treated lot was lower 30% - 50% then the untreated control.

An advantage of SeedGuard, which was discovered in connection with the tests described above, that SeedGuard does not harm the potato seeds, which, immediately after harvest, have a very delicate peel. Management is not aware of any product or technology which is able to treat potato seed at this crucial stage of the seeds. In addition, SeedGuard has been found to protect the seeds against seedborne, storage and soil borne diseases during the entire lifecycle of the potato seeds, from harvest to storage and planting, Management believes, based on the tests described above, that SeedGuard is suited for this early stage of the life cycle of seeds, and believes this unique advantage will help in the promotion and sales of SeedGuard.

Pimi has discovered what is called the "Epical Dominance Breakdown Effect" (patent protected) which stimulates lateral eyes that may cause more stems and thus support more potato tubers that may result in a higher yield for the grower. These qualities were demonstrated in field trials with some potato seed varieties, and it suits the seed preparation method before planting, which is used in European countries.

Management intends that SeedGuard will provide the following key benefits, which were demonstrated in trials conducted so far:

•	Sanitizes a wide range of seed-born pathogens;
•	Induces apical dominance breakdown in potato seeds;
•	Where epical dominance breakdown can be done, may increase marketable yield and therefore may increase grower’s profits in potato seeds;
•	Delivers an extra care program for seeds from harvest through storage to planting by controlling the majority of diseases threatening the seeds and its daughters;
•	Increase seed health and potency.

Management estimates that additional substantial R&D is required to tailor the SeedGuard to specific seeds such as wheat, corn and others.

Products planned for Research and development

Pimi plans to extend its line of products in the coming years by devoting substantial R&D for two other areas, where Pimi has identified a market need for environmental friendly solutions.

GrainGuardTM

The grain agricultural market, including corn, wheat, rice and soy, make up the largest segment of the dry foods storage market. Grains are typically stored in silos and tend to develop mildew, fungus, bacteria and other harmful organisms which cause huge losses. Current grain disinfectant solutions are mainly chemicals and are harmful to the environment and leave residue in the grains. These chemicals are gradually being phased out (see Food Industry Grocer, January 17, 2009, at: http://findarticles.com/p/articles/mi_hb5245/is_7888_232/ai_n31348288/?tag=content;col1, and also at:  http://www.pan-uk.org/pestnews/Issue/pn57/pn57p20a.htm).

GrainGuardTM is designed to treat grains against mildew, fungus, bacteria and other harmful organisms, which cause huge losses in yield. Unlike existing chemical treatments, Grain Guard’s active ingredient is environment-friendly and residue-free.

This product line requires substantial R&D and field tests in order to tailor specific solution variants to specific types of grains and pests and storage infrastructure.

SoilGuardTM

The soil treatment market is in need for an ecological solution since the commonly used agrochemical Methyl Bromide was banned from use due to its harmful effects on the environment and is gradually phasing out. We aim that SoilGuardTM will address the following:

•	Disinfection against soil diseases;
•	Treatments against pests (such as Nematodes);
•	Killing of weeds.

We have yet to initiate the R&D for the SoilGuardTM which may be lengthy and costly, and which might require cooperation with a strategic partner in this field.

Our Technology

Pimi’s technology for increasing the storability and shelf life of fruits and vegetables is based on a unique proprietary solution and delivery system.

Active Ingredient -Stabilized Hydrogen Peroxide solution (STHP)

Pimi has developed a patented Stabilized Hydrogen Peroxide (H2O2) formula that includes: Hydrogen Peroxide (widely used in various industrial applications, such as: rocket fuel, wound disinfection, hair coloring and teeth whitening), Phosphoric acid and stabilizers. The formulations were developed by Nimrod Ben Yehuda, Pimi’s co-founder, with the assistance of leading research institutes.

Fogging delivery system

By harnessing the advanced fogging technology of ultrasonic micro Droplets (which was developed by third parties and was upgraded by Pimi's management) and the special distribution method developed by the Company, Pimi's Technology is capable of distributing a lower than 10 micron droplet cloud in the storage room. This ultrasonic droplet diameter and the application method generate “Dry Fog”, forms a highly effective vehicle for distributing Pimi’s products. Ultrasonic droplets with Pimi’s distribution protocol enable the penetration of even the tiniest gaps in a potato peel. An added benefit comes with the ability to raise relative humidity to a very high level of 99% without causing the devastating effects of a condensation event. The system is fully automated, thus enabling a cost-effective implementation for customers, reducing many hours of labor and minimizing user intervention.

Manufacturing Process Supply of Raw Material

Pimi’s products are currently produced by Solvay Chemical International S.A in their plant located in Belgium ("Solvay") and also in Israel. Solvay is one of the leading world-wide producers of Hydrogen Peroxide. Solvay manufactures STHP for us while the silver stabilizer of the formula is produced by another manufacturer in Europe. Management anticipates that Solvay will produce our products for North America and East Asia. Management believes that Solvay has production facilities in these regions.

Pimi has agreed to buy minimal quantities of the products from Solvay, upon the approval of our products by the EC. The prices of the products are fixed for the long term and are subject to the fluctuations in the prices of raw materials, energy and the cost of packaging used for the manufacturing of our products.

Transportation and Storage of our Products

Unstable Hydrogen Peroxide is a common chemical sold and transported world wide in 50% concentrations; transported Hydrogen in such concentrations is defined as dangerous goods by the industry.

We have decided to supply our products with stable Hydrogen Peroxide and at low concentration of only 20%, which is graded as lower risk compared to the Unstable Hydrogen Peroxide at 50% concentration. At this grade of risk the product should be transported by certified truck drivers, and the truck should be marked with special signs. The delivery of the product should be transported together with Material Safety Data Sheets (MSDS) which show the dangers related to the product and the safety procedures, including how the product should be handled.

Peroxide is an aggressive oxidizer and will corrode many materials. Hydrogen Peroxide should be stored in a cool, dry, well-ventilated area and away from any flammable or combustible substances. It should be transported in special tanks and vehicles and should be stored in a container composed of non-reactive materials.

Pimi is carefully and diligently following the above rules and regulations in handling the product in transportation and storage.

Governmental Support

Pimi Israel has received grants from the Israeli Chief Scientist for   a program of investment in research and development of solution for disinfection of potato seeds (SeedGuard TM) in 6 stages method. The approval of the Chief Scientist was extended and changed in order to enable certain expenses to be recognized for the grant. Pimi has received from the Chief Scientist the sum of $121,753 (484,429 NIS) as grant under this program.

Pimi is obligated to pay the grant back to the Chief Scientist in the form of royalties. In the first 3 years of sales we shall pay 3% out of the sales of the product which was developed under the R&D program. In the fourth, fifth and sixth years of sales we shall pay 4% of such sales, and from the seventh year and on we shall pay 5% up to the amount of the grant. If there will be no sales of the product which was developed under the program, Pimi will not be required to pay back the grant.

Under the law and regulations relating to the grant, sale of the IP developed under the programe to a foreign entity will require the approval of the Israeli Chief Scientist.

Intellectual Property

We have developed a significant intellectual property portfolio of patents. We believe that our intellectual property portfolio, coupled with our strategic relationships (see "Customers and Partners") and accumulated experience in the field, gives us an advantage over potential competitors. We currently maintain the following patents (for the agreement of the transfer of the rights in the patents and patents applications to us, see "Certain Relations and Related Parties transaction"):

Country	Patent Register No.	Application No.	Status	Validity Date
U.S.A	6,797,302		Granted	July 2019
U.S.A	6,946,155		Granted	July 2019
U.S.A	7,147,872		Granted	July 2019
Europe		99933105.1	Pending
China	99810112.5		Granted	July 2019
Russia	2262230		Granted	July 2019
Russia		2005115093	Pending
Australia	757,181		Granted	July 2019
South Africa	2001/1528		Granted	July 2019
Israel		125520	Pending
Chile		1675-99	Pending
Mexico	230589		Granted	July 2019
Canada		2,338,718	Pending
Kenya		PCT/IL99/00403	Pending
Argentina	AR 019937- B1		Granted	July 2019
Bulgaria		105167	Pending
Bolivia		P990103701	Pending
Brazil		PI9912697-4	Pending
Colombia		99047340	Pending
Costa Rica		6061	Pending
Cuba		22/2001	Pending
Czech Republic		PV 2001-254	Pending
Georgia		AP1999004257	Pending
Guatemala		PI99-01099	Pending
Honduras		PCT/IL99/120	Pending
Hungary		P0201109	Pending
Korean		2001-7001082	Pending
Latvia	12750		Granted	July 2019
Nicaragua	1441		Granted	July 2019
New Zealand	509566		Granted	July 2019
Peru	3093		Granted	July 2019
Poland	P-348722		Granted	July 2019
Paraguay	4217		Granted	July 2019
Slovenia	9920057-20615		Granted	July 2019
Slovakia		PV97-2001	Pending
Turkey	TR2001-231		Granted	July 2019
Uruguay		025.625	Pending
Serbia		P-51/01	Pending
Norway		20010447	Pending
Romania		A 2001-00090	Pending

Regulatory Approval of Pimi's Products

In order to distribute and sell our products it should be approved by the regulators in every country where it is sold. So far we have obtained the approval of the Israeli Plant Protection and Inspection Services for SpuDefenderTM.

Our distributor for the UK, Omex Agriculture Ltd, is selling our product as "Plant Strengthener" under a clearance form the UK Pesticide Safety Directorate, as a humidifier and Oxidation enriching agent for Fruits and Vegetables.

We are currently acting together with Wilhelm Weuthen GmbH, our partner in Germany in order to obtain the approval of BWL (the German relevant authority) to the SpuDefender. The BWL has agreed to extend our pilots rooms with Weuthen for next potatoes season to 7,000 tons.

As of the date of this registration statement we are simultaneously seeking the approvals of the U.S. and EU authorities for the sale of our products in the U.S. and Europe, as described below:

Regulatory Process in the United States

The U.S. regulatory authority in charge of the approval of our product is the Environmental Protection Agency (EPA). The EPA regulates pesticide chemical use in foods through a regulatory tolerance publication process. Under EPA regulations, specific pesticide chemicals may be used in specific foods for particular reasons. The amount and kinds of pesticide chemical residues permitted to remain on food vary according to FDA regulation which is administered by the EPA. Although the EPA establishes pesticide use and tolerances and exemptions from tolerances for pesticide residues by its regulations, FDA enforces the EPA regulations through several provisions in the Food Drug and Cosmetic Act.

In order to issue its approval for the use of such products, the EPA requires that we will show, through a series of physical and chemical tests done by approved laboratories, that the registered product conforms with regulatory requirements and meets minimum standards of safety to humans and the environment when used as labeled. While the EPA does not require submission of efficacy data, EPA does hold companies responsible for insuring that the performance of a product conforms to label claims.

At the date of this registration statement, we are engaging Wagner Regulatory Associates Inc. from Hockessin, Delaware ("Wagner") as our regulatory consultant for our application to the EPA. Wagner filed our application dossier in June 2009, in order to have registration approval for the coming potatoes season.

We have applied to the EPA to register SpudDefender containing Hydrogen Peroxide as the active ingredient.  We have been advised by Wagner that in June 2002, the EPA established a regulation that permits application of hydrogen peroxide to all food commodities, and therefore when such product is used according to this EPA regulation, the residue of Hydrogen Peroxide is exempt from the requirement for a specific tolerancelevel (i.e. residue level). Therefore, in this instance, in Management’s opinion, it is unlikely that the EPA would be concerned about Hydrogen Peroxide since it is exempt from tolerance requirements. However, the EPA requires registration of any new label and/or application of any new product, such as SpudDefender, and SpuDefender will be examined by the EPA for all its ingredients, a process which will take up  to twelve months.

We have been advised by Wagner that, due to the fact that there is an exemption from the requirement of tolerance for the active ingredient (Hydrogen Peroxide), at the rate used in our products, the registration process will last between eight to twelve months and will cost us up to $100,000.

If and when the EPA approval is received, Pimi will still be required to attain the approval in each state where our products will be delivered.   Management does not believe that the costs of registration in each state are of a material nature to the Company.

We have been advised by our regulatory consultant that since the active ingredient of SpuDefender, StoreGuard and SeedGuard is the same (i.e. Hydrogen Peroxide) there is an option to register StoreGuard and SeedGuard as an expansion of SpuDefender for other applications and uses.  Therefore we believe the registration and approval of our other products will take between 4-6 months from submission of the respective files, which will begin only after the completion of the registration of SpuDefender.

Regulatory Process in Europe

In Europe the authority in charge of the approval of our product is the European Commission. Under the Plant Protection Products Directive 91/414 (the "EU Directive 91/414"), the European Commission requires that we will show that the product is not toxic, has physical and chemical safety properties and is effective (i.e. it achieves the statement under its label). In order to submit the application ("Dossier") we have engaged Redebel S.A from Brussels, Belgium ("Redebel"), who is a specialist in such process.

We have been advised by Redebel that in order to register our product in the European Community the complete Dossier for inclusion of Hydrogen Peroxide on "Annex I" of EU Directive 91/414 must be approved by the European Commission ("Annex I Listing"). Such file has to include documentation and information concerning the active ingredient (in our case Hydrogen Peroxide). Important elements of such documentation are toxicological and eco-toxicological profile of the molecule and eventual dangers and hazards coming from human exposition. An example of use of this substance in “formulated “product has to be also presented, and the most important element of this part is demonstration of the efficacy – prove of the activity of the product declared on the label. Solvay Chemicals International S.A ("Solvay") who is one of the leading manufacturer of Hydrogen Peroxide and the manufacturer of our Products for European circulation (see " Manufacturing Process and Supply of Raw Materials "), allowed us to use part of its Biocide Products Directive Dossier under the EU Directive 91/414, in order to save us trials and expenses relating to reaching the above information relating to Annex I Listing.

Concurrently, we have to apply for registration of the formulation under (Annex II) and also to execute efficacy tests for the product and its application under what is called Annex III. In July 2009 we met with the British Health and Safety Executive (formerly known as the Pesticide Safety Directorate PSD) and we have been advised that we will have to execute six efficacy trials and that due to a new regulation of the EU from May 2009, the valuation period of the file by the reporting country will take up to 2 years (which formerly was only one year).

Normal procedure for efficacy testing is two years of trials. Redebel is currently preparing the file for submission, which will be submitted in September 2009 to the UK as Rappaurter (Reporting) Member State who will examine the file on behalf of the European Commission.

Due to the reason the Dossier of Solvay will support our application we estimate the cost of the registration to be up to 160,000 Euro.

Once the listing of the active ingredient (approval of the European Commission) will be received we shall have to register the product in each Member State of the EU, were our products will be sold and used, which will cost additional fees between 8000 Euro- 42000 Euro (depending on the Member State). We have been advised by Redebel that, in order to apply for the permanent member state (national) authorization (as well as for the provisional authorization) we will have to submit a complete Annex III dossier to each member state, where we will be marketing and selling our product, for its approval. Each member state will evaluate the file and there could be differences in time and the lengths of the process between the member states. However, we have been advised by Redebel that there is a possibility for a “Mutual Recognition” procedure, under which the dossier is evaluated only once by one member state, and once authorization is received in this state, the other member states will follow. This will decrease the costs of handling the process, and shorten the period of receiving the authorizations from different member states.

We have been advised by our regulatory consultant that once the active ingredient will be approved by the European Commission (Annex I and Annex II) than in order to register our other products (StoreGuard and SeedGuard) which are based on the same active ingredient, in the EU, we will be required to conduct only efficacy trials (Annex III) for these products. The process of registration of our other products is expected to take at least one year from the date of filing.

Effects of Regulatory Approvals on our Business plans

To date, we have filed the application with the EPA. We intend to apply SpuDefender in  3 pilot storage rooms in the coming potato season (from the end of September 2009) which will be located at  Michigan State University. These pilot rooms imitate typical storage conditions which are used across the U.S. for storage of potatoes. If the authorization is not received until the conclusion of these trials, we shall have to destroy the crop, which was used for the trials. If authorization will be timely, it will not significantly change our timetable as the efficacy pilot rooms are requested by the customers and must be completed, but it will enable us to avoid the destruction of the crops (and the costs associated with it). These tests are designed according to the standards and protocols of Frit-o-lays, Potandon, McCain, and Lamb Weston/Conagra and will be closely monitored by their agronomists' teams. See Recent Development else where in this registration statement. We do not have commercial agreement with these companies, and additionally, we do not anticipate to enter into commercial agreements with these companies. We estimate on the basis of discussions held with these companies, that successful storage results in these pilot rooms will enable us to step into full commercial usage during the 2010 potatoes season, although there is no guarantee to this extent.

To date, we are preparing together with Redebel the dossier for filing with the European Commission. We plan to submit the dossier to the European Commission by the end of this calendar year. We have already received the approval of the German BWL to conduct trials in commercial volumes in Germany in the coming seasons. We intend to apply for permission from the PSD in the United Kingdom for six trial rooms in the coming season, as part of the regulation process in the EU. We plan to receive temporary approvals in Germany, the United Kingdom, and perhaps other EU member states during the upcoming potato season (2010-2011).Accordingly, we anticipate that we will be able to start commercial sales of SpuDefender in these countries by this time period.  Concurrently we intend to continue the sales of Storomex as plant strengthener in the United Kingdom for potatoes and cabbage.

Customers and Partners

As a small company with roots in Israel, one method by which Pimi is able to contract with potential partners, in particular those having a favorable foot-print in their respective markets and having the ability to educate end-users (i.e. their customers), is by gaining recognition and acceptance of market leaders having the best leverage point to our prospective customers. These companies, being opinion leaders with high sensitivity to environmental-friendly growing demands, are in the best position to influence their suppliers, who are Pimi's potential customers, in testing and ultimately adopting Pimi's technology as their next generation solution for post-harvest treatment.

As discussed below, we have entered into agreements with companies who specialize in the supply of agriculture products, primarily in Europe. We are also cooperating with several major suppliers of table potatoes and producers of processed potatoes, who are examining Pimi’s products in order to use it at their storage rooms during the next potato season.

Omex Agriculture Ltd.

In January 2009, Pimi Israel and Omex Agriculture Ltd. ("Omex" ), a company who is active in supplying agriculture inputs to farmers in the UK, entered into an Exclusive Distribution Agreement which is valid until December 31, 2012, and shall continue thereafter for consecutive one year terms, until terminated by either party by advance notice of six months. Pimi and Omex have been working together in marketing Pimi's products for farmers in the UK since 2006. Under this agreement, Omex markets, sells, distributes and installs systems and equipment required for the application of Pimi's low dosage usage protocol of SpuDefender TM in the UK. This version of SpuDefender TM will be distributed in the UK under the name of "Storomex". All cost of marketing of the  Storomex will be borne by Omex. Under the agreement, should Storomex require registration with any government agency in the UK, Omex will execute such registration and bear all associated costs.  Pimi will provide Omex with all relevant technical information concerning Storomex, and Omex will provide Pimi with information concerning the development of the market, sales projections, report on product performance and details of customers and storage facilities. It was agreed that the patent application and all other intellectual property rights are, and upon termination of the agreement, remain Pimi's property. In case Omex shall not make appropriate sales (4,200,  29,600, 74,400 and 170,000 litters in the periods 9/2008-8/2009, 9/2009-8/2010, 9/2010-8/2011 and 9/2011- 8/2012, respectively), or efforts to achieve sales as determined in the Agreement, Pimi will have the right to change the distribution terms to semi- exclusive. In case Omex shall not achieve minimum target of sales (2200, 15,000, 37,000, and 85,000 litters in the periods 9/2008-8/2009, 9/2009-8/2010, 9/2010-8/2011 and 9/2011- 8/2012 respectively) then Pimi may terminate the agreement.   Omex will be entitled to rebates in the range of 2%-5% on certain volumes of purchases starting from October 2009.

Together with Omex we have conducted, in the potato season of 2008-2009, efficacy performance in pilot storage rooms, for major table potato suppliers, and storage rooms of process potatoes for international key player in the industry (see "Recent Developments").

Omex is also engaged in the distribution of Pimi's StoreGuardTM, for storage of cabbage in the UK, and it supplies this product to several framers.

PepsiCo UK and Ireland (Frito- Lay)

During the last potato season we cooperated with PepsiCo Europe, and its UK headquarters which is in charge of potato storage in West and East Europe. PepsiCo produces and markets Frito Lay chips. We have installed a pilot storage room for a farmer who grows and stores potatoes for Walker Snacks, a subsidiary of PepsiCo, who manufactures Frito Lay chips for PepsiCo. For the results of this pilot see Recent Developments.  As of the filing date of this registration statement we have also started discussions with PepsiCo USA who have expressed intention to establish a pilot storage room for processed potatoes in the coming potatoes season.

McCain Food Limited

McCain is one of the world leaders in terms of processors of frozen food and French fries, and is a world known brand for French fries (See: http://www.mccain.com/company/Pages/default.aspx ). During the last potato season we installed a pilot storage room for a farmer in the UK  who grows potatoes for McCain UK. For the results of this pilot see Recent Developments.

Branston Holding Ltd

Branston Holdings Ltd. (“Branston”) is a packager and supplier of table potatoes for retailers in the UK. Branston’s main customer is Tesco UK, who is a leading retailer in the UK.  Branston stores over 250 thousands tons of potatoes each year between its facilities and the farmers who are associated with Branston. Pimi's partner in the UK made contact with Branston in June 2008, this lead to several sessions with their suppliers. During the last potato season, we installed a pilot storage room for a farmer who grows potatoes for Branston. For the results of this pilot see Recent Developments. Branston's technical team has monitored and supervised the whole tests. For the upcoming season (October 2009-May 2010) the test program will include 10,000 tons of table potatoes.

RWZ- Wilhelm Weuthen GmbH

Wilhelm Weuthen GmbH ("Weuthen") is one of the largest services suppliers for the potato industry in Germany. Weuthen is a company in the RWZ DE group of companies, who is a supplier of agriculture inputs to more than 75,000 farmers in Germany. During the 2008 season we treated two pilot storage rooms of 1500 tons each with our product and technology related to Weuthen (for the results of the pilot rooms see "Recent Developments").

We are currently negotiating with Weuthen the possibility of nominating Weuthen as our exclusive distributor in Germany, Austria, Switzerland and The Benelux countries, and we plan together with Weuthen to treat additional storage rooms in the coming potato season in Germany.

Kraft Foods Inc.

Kraft Foods Inc. is one of the major growers, manufacturers and suppliers of processed potatoes for Eastern Europe. We have been informed by Kraft Food (Ukraine) that since they are not dealing with importation of chemicals they have appointed Gaben to be its supplier for our products to Ukraine. In April 2008 we have entered into an import contract with Gaben LLC, for the importation and supply of SpuDefender to the Ukraine where Kraft's plant and storage rooms are located. This contract expired in September 2008, and is no longer in effect. During the season of 2008 we successfully treated a pilot storage room of 1,000 tons with our products and technology (for the results of this pilot room see "Recent Developments"). Kraft Food has decided to extend the usage of SpuDefender TM for 6,000 tons in the coming potato season (Oct 2009- May 2010). Kraft has also decided to initiate a trial with our SeedGuard TM on potato seeds in the coming crop season (Oct 2009- May 2010). In order to export our products to Ukraine during the upcoming season, we will have to enter into a new import contract with Gaben LLC. As of the date of the filing of this registration statement, the Company expects to enter into a new import contract with Gaben LLC.

Vegiesafe LLC (Earthbound LLC Group)

In January 2009 Pimi Israel entered into a Joint Venture Agreement ("JV Agreement") with Vegiesafe LLC ("Vegiesafe"), an affiliate of Earthbound LLC ("EB"), a group of companies engaged in consulting to mass-market retailers and major supermarket chains in North America ( http://www.earthboundllc.com/ ).EB has a proven track record in developing private label campaigns (apparel) for Wal-Mart and Target brands.

The Joint Venture will market, sell and distribute Pimi's technology throughout the United States, on an exclusive basis, and throughout Canada and Mexico, on a non-exclusive basis. Vegiesafe will market and handle the sales activities of the Joint Venture. Vegiesafe intends to seek retailers and major distributors in the U.S., who will recommend its producers and suppliers to manufacture and supply CIPC-free potatoes, or CIPC-free potato products. The exclusivity of the Joint Venture is subject to fulfillment of certain milestones of annual sales as herein described. We will have 70% of the rights in the Joint Venture and will nominate two of its directors; Vegiesafe will have 30% of the rights, and will nominate one director. We will grant a sub-license to the Joint Venture for the use of our patents and technology, relating to the products and to any new product developed by us, for the term of the JV.

We are obligated to continue to operate the Joint Venture so long as certain trigger events occur prior to December 31, 2009. The Trigger event is defined as: an event, where any retailer and any fast food chain, or any major packaged, frozen or snack food marketer, or any major or national vegetable (or fruit) growers and major or national distributors in the US expresses an interest in launching CIPC free potatoes or CIPC free potato products at any Retailer or by any distributor, by requesting its supplier/s to use our technology for  potatoes or potato products, in order to produce or to supply CIPC free potatoes or CIPC free potato products for its consumption.

In May 2009 Pimi and Vegiesafe mutually agreed that a trigger event occurred, thereby obligating, the continuation of the Joint Venture.   Accordingly, Vegiesafe’s exclusivity is subject to the following milestones: Entering a CIPC free branding program with two retailers or distributors prior to September 2010; the treatment of 150,000 tons of potatoes in the season of 2011 (September 2011); the treatment of 350,000 tons of potatoes in the season of 2012 (September 2012).

Vegiesafe will invest in the Joint Venture an aggregate amount of $250,000 which will be used to cover expenses reflected in a budget prepared for the J.V and approved by Vegiesafe and Pimi. The Joint Venture will use the Vegiesafe TM as the trademark for fruits and vegetables which will be treated by our products and are CIPC free. Any additional investment in the Joint Venture in excess of the $250,000 shall be contributed by the parties according to their share in the Joint Venture upon mutual consent, taking into account the Joint Venture 's business and its needs.

In the past seven months, Vegiesafe along with Pimi’s executives, have contacted market leaders within the food processing and wholesale industry such as McDonalds, McCain, Pepsico/Frit-O-Lay and Target. Specifically, telephone conversations, meeting, presentations and emails have been exchanged between Vegiesafe and its representatives with such companies’ commercial and technical officers. Such communications have initiated a process whereby these companies have, in certain cases, provided to their suppliers an active recommendation to test Pimi's technology in a commercial scale warehouse. Macdonald's has referred us to their supplier Conagra/ Lamb Weston with a recommendation to them to run efficacy tests with our product concurrently with their current storage protocol which utilizes CIPC, using the same storage conditions, as well as the same potato variety, in order to compare the results and to report such results to Macdonald’s.  Target has referred us to their supplier of fresh potatoes, Potandon Produce LLC (which supplies under the label Green Giant), with a recommendation to them to run efficacy test with our product on the same fresh potato variety, in comparison to their current storage protocol which utilizes CIPC, in order to compare the results and to report such results to Target. PepsiCo/Frit-O lay, and Conagra/Lamb Weston  who are producing their own brand of chips and French fries are involved with us in setting pilot rooms for efficacy tests in which their professional agronomist will take part. In addition, the processing companies, PepsiCo/Frit-O-Lay and Lamb Weston/Conagra provided instructions to their suppliers with regard to the technical definitions and the testing guidelines to be used.  As of the date of this registration statement we do not have agreements with the above mentioned companies.

For further description as to the activities of the Joint Venture as of the date of the filing of this registration statement, please see "Recent Developments". For further information as to the investment agreement with EB, see "Options Grants during Last Fiscal Year".

APH Group

APH Group from Netherlands is a distributor of machinery which offers a complete range of equipment for potato, onion and carrot production, and is positioned strongly in Russia and China. Together with APH we are exploring the possibility to distribute our products in Russia. We are currently conducting negotiations with APH Group in order to appoint them as our distributor for Russia.

Oninvent Techniek B.V

Omnivent Techniek BV., ("Omnivent"), is a company who is acting as distributor and installer of systems for control of storage room atmosphere mainly in Europe. We entered, into a Memorandum of Understanding ("MOU") in May 2008. Under the MOU, subject to the success of the efficacy trials (during the potato season of July 2008-June 2009), Omnivent will be appointed as our contractor for humidity treatment systems in the Netherlands and in any country agreed to by us and Omnivent. It was agreed that subject to mutual decision of the parties, they may go ahead with the cooperation after the success of the efficacy trials, and the parties will negotiate the terms of the cooperation.

Solvay Chemical International S.A

Solvay is a world leader in production of Hydrogen Peroxide. Solvay produces our products as on OEM product (under our name). Through discussions and correspondence, we have mutually agreed with Solvay that Solvay will exclusively produce our products world-wide  at competitive market prices. As of the date of this registration statement, we are in negotiations with Solvay on the terms of our agreement with them, and are currently working with them based on non-binding verbal agreement.

Tapud Industries Ltd

Tapud Industries Ltd, Israel, has been applying Pimi's products and technologies as part of a benchmark test versus the CIPC storage protocol in rooms storing 750 tons of potatoes. The results reported so far by Tapud’s food technologists are that Pimi’s protocol achieved higher quality results in comparison to the potatoes treated by CIPC, in terms of yield and the same results of frying colors. We use Tapud storage rooms as our beta site in Israel. During this potatoes season (starting in Israel in June 2009), we conducted two commercial storage rooms in order to optimize our storage protocol for different varieties of potatoes.

Strauss Elite Ltd

Strauss Elite (“Strauss”), who is the partner of PepsiCo in Israel, has been using our products and technologies for four years. Last season we applied SpuDefender on more than 50% of Strauss’s stored potatoes. This year, we started applying SpuDefener on more that 70% of Strauss’s stored potatoes. It was agreed verbally between us and Strauss, on a non-binding basis, that next season (2010-2011) Strauss will apply SpuDefender on all of their stored potatoes and, moreover, that Straus will organize their storage rooms for our protocol.

Pimi’s SpuDefenderTM installation:
At LFP, Branston farmer - packing for Tesco UK, October 2008:

Pimi’s SpuDefenderTM installation at Kraft foods, Ukraine, October 2008:

Recent Developments

During the last potato season (October 2008-May 2009) we conducted five concurrent efficacy trials in the United Kingdom, Ukraine and Germany. Potatoes, as well as cabbage, were stored in pilot storage rooms and were treated by Pimi’s solution application protocol. In some of these trials we have discovered problems in inhibition of sprouting in some part of the potatoes piles. We have discovered that this problem relates to high humidity effects that accelerate sprouting. In order to overcome this problem we have changed our formula and have reduced the quantity of free water applied on the potatoes. This was achieved by concentrating the formula and reducing the treatment period.  We believe that due to these changes of the protocol and formula the humidity will be decreased and the effectiveness of our product as sprout inhibitor will improve. For further description of the trials see below:

PepsiCo UK and Ireland

A pilot storage room of 350 tons related to Walkers Snacks ltd, a subsidiary of PepsiCo International, was treated by our products and technology for Frito–Lay chips, in comparison to CIPC adjacent storage room. Management has been informed by PepsiCo that the quality of the French fries was found satisfactory by PepsiCo Quality control and the agronomist team as to the frying colors of the chips, which is the main factor in determining the results of the test. Samples from the storage room were tested by an international laboratory for residues, the results of which were that the residues are in the approved levels of food safety standards. PepsiCo has decided, due to the lack of registration and approval of the SpuDefender as pesticide, not to use the treated crop. PepsiCo has verbally notified us that the use of our product as sprout arrestor interests them and, as of the date of this registration statement, we and PepsiCo UK are planning the trial for the coming potato season.

McCain Food Limited-UK

A pilot storage room of 750 tons of potatoes was treated by our products and technology to be utilized by McCain Food UK, . We have been informed by McCain that the potatoes which were treated by our product had been processed by the producer after it was tested by their quality control, and were found to have the same quality as those which were treated by CIPC. As some parts of the potato pile have not shown the same quality as others in controlling sprouting due to humidity, we have decided to adjust our storage protocol in order to avoid high humidity. This coming potato season, we intend to once again apply our products and technology in the same room in comparison to CIPC application in the adjacent room.

Kraft Foods

During the potato season of 2008 we installed a pilot storage room at Kraft Foods, Ukraine, one of the leading producers of chips in Eastern Europe (see also "Customers and Partners") . Kraft is following the Scandinavian regulations and standards, limiting maximum supply level of CIPC at 25 grams per ton of potatoes per season. Management understands that Kraft is seeking to replace CIPC as a sprout suppressor in order to improve the quality, and reduce losses caused by limitation in CIPC usage. The trial has shown that SpuDefender was more effective than CIPC in controlling the sprouting. Fry colors of the potatoes treated by SpuDefender were at the same level as those treated by CIPC. However, due to humidity problem caused by external high humidity conditions in Ukraine last winter, parts of the potato pile have not shown the same quality as others in controlling sprouting. Based on the pilot rooms experience we have made some changes to our storage protocol to adjust it to the conditions of high humidity outside the storage room which was caused by the cold weather conditions as was experienced in Ukraine this winter. On the basis of this pilot, Kraft Food has decided to extend the pilot usage of SpuDefenderTM in the coming season (September 2009).

Branston Holdings Ltd.

Several varieties of table potatoes weighting 2,000 tons were treated by our product and technology, since September 2009, for Branston Holdings LTD, who is a packager and supplier for Tesco UK. The pilot ended in mid May 2009. Branston informed us that they have found the quality of sprout suppression positive, and have announced, verbally, that they intend to use our product instead of CIPC. To date, Omex is negotiating with Branston the commercial terms for use of our product at Branston storage facilities for the coming season at commercial volumes.

Treatment of Cabbage (for Marks & Spencer)

Last season (October 2008-June 2009) we treated six storage rooms of cabbage with our products on 3 farming sites in the UK. The cabbage was stored for intended industrial and retail usage. In one of these rooms we also treat broccoli and cauliflower for retail supply to Marks & Spencer. All of the farmers informed our distributor, Omex Agriculture Ltd., that the quality of the crops were better then the normal storage protocol they used. The treated rooms were kept for a longer period than normal storage protocol.

RWZ- Wilhelm Weuthen

During the 2008 potato season, we treated a pilot storage room of 1,500 tons related to Weuthen with SpudefenderTM (see "Customer and Partners"). The potatoes treated in these pilot storage rooms were sent to processors of French fries, and we have been advised by the processors that they have not found any quality difference (i.e. frying colors, diseases, defects, dry contents) between CIPC treated potatoes and potatoes treated with SpudDefenderTM . Based on the experience gained in these pilot storage rooms, we have changed our storage protocol in order to adjust it to the requirements of external temperature control with cold air. In the coming 2009 potato season, we will extend the trial to 3-4 storage rooms of approximately 7,000 tons with 5-6 potatoes varieties, in order to test the storage protocol on major potato  varieties which are consumed in Europe, prior to going out to the market with the SpuDefenderTM .

Weuthen has also decided to start a trial with SeedGuardTM on potato seeds in the coming crop season (September 2009) and has expressed intention to start trials of our StoreGuardTM on other vegetables. As of the date of the filing of this registration statement, we are testing, along with Weuthen, other applications of SpuDefender on potatoes, such as treating table potatoes prior to packing and the treatment of potatoes seed tubers.

Joint Venture with Vegiesafe LLC- USA

To date, Vegiesafe introduced our Joint Venture to major retail chain stores in the U.S., as further described below.  These chain stores have, in turn, introduced us to their suppliers of table potatoes and French fries.

Specifically, Vegiesafe met with executives from the Agricultural Operation division of McDonalds several times during the first quarter of 2009, which has led to our introduction with ConAgra Foods-LambWeston (“ConAgra”) by McDonalds in April of 2009. ConAgra-Lamb Weston is one of the largest suppliers of McDonalds’ frozen French Fries. As a result, this has lead to the planning of an efficacy trial of storage rooms of French fried potatoes, which will be conducted from October 2009 through March 2010 under the supervision of a technical team  Conagra/Lamb Weston. The trial protocol  has been designed by us together with ConAgra , and is expected to be inspected by their agronomists together with Michigan State University researchers.

In addition, Vegiesafe met with executives of Target Brands’ merchandising division several times during the first quarter of 2009, which has led to our introduction with Potandon Produce LLC (“Potandon”) in April of 2009. Potandon is one of the largest suppliers of fresh potatoes in the U.S. who supplies Target Brands’ of fresh potatoes. As a result, we are planning an efficacy trial in a storage room of table potatoes, which will be conducted from October 2009 through March 2010 under the supervision of the chief agronomist of Potandon together with Michigan State University researchers. The trial has been designed in accordance with Potandon’s guidelines and in accordance with our storage protocol.

Lastly, Vegiesafe met with executives of Frit-O-Lays several a times through the first quarter of 2009. Such meetings occurred pursuant to the meetings and feedback from PepsiCo UK’s Agricultural Development Unit in connection with the trials held in England during the fourth quarter of 2008, as discussed under “Customers and Partners” elsewhere in this registration statement.  Together with Frit-O-Lays, we are planning an efficacy trial in a  storage room of chips potatoes, which will be conducted from October 2009 through March 2010 under the supervision of Frit-O-Lays technical team The trial protocol has been  designed by us together with Frit-O-Lays and is expected to be inspected by Frit-O-Lays agronomists together with Michigan State University researcher.

As described above there are verbal understandings with ConAgra/Lamb Weston, Potandon, and Frit-O-Lays for the design and inspection of the trials, however no written agreements are in place.

Pimi’s SpuDefenderTM installation at RWZ Weuthen, Germany, December 2008:

The Market

In order to facilitate the supply of fruits and vegetables year round, a significant share of fresh produce is put into special long-term storage houses, and is packed and distributed upon request of food chains and processors. However, unless produce is stored in controlled conditions and is properly treated, it will rapidly deteriorate and become inedible. Deterioration of fruits and vegetables during storage depends largely on temperature.   One way to slow down this change, and thereby increase the length of time fruits and vegetables can be stored, is by lowering the temperature to an appropriate level.  However, it should be noted that fruits and vegetables can suffer a reduction in quality in lower temperatures. Moreover, humidity also plays a major factor in helping keep crops from withering, while not over saturating them with humidity.

Storage Conditions

The main factors that affect storage are:

Temperature: All fruits and vegetables have a 'critical temperature' range, above which they begin to ripe and then rot, and below which undesirable and irreversible 'chill damage' takes place.  Carrots, for example, blacken and become soft, and potatoes suffer from cell de-structuring. Potatoes for example are typically stored at temperatures between 2-4º C for table potatoes, and 8-12 º C for processed potatoes.
Relative humidity: For most produce, a high but not saturated, relative humidity is required, e.g. 85 - 95%. This can be achieved by sprinkling the produce with water vapor.

Ventilation: Adequate and unrestricted air movement is also necessary to maintain constant temperature and humidity throughout the storage pile and for removal of Ethylene and CO 2 from the crop, which prevents stress, dehydration loss and decay.

Sprout Inhibition: vegetables such as potatoes and onions are susceptible to sprouting while in storage. Sprouting causes weight loss and high sugar level which in turn reduces the quality of fresh produce, affects the color of fried potatoes and can lead to more diseases and rotting. As such the potato processing industry rejects these potatoes.

Shelf Life

The shelf life of stored crops can lose up to 50% of their quality if improperly stored.   Realistically, post-harvest losses of fresh produce averages approximately 12-15% in developed countries and between 25%-50% in developing countries (see http://www.postharvestindia.com, see Post harvest Handling of Fresh Vegetables edited by Tina O'Hare, published 2001 at ACIAR, and see Kader at Acta Horticular. 682, ISHS2005 ).

Size of the Potato Market

Following is a table of world potato production in tons (annually):

World potato production, 1991-2007

	1991	1993	1995	1997	1999	2001	2003	2005	2007
Countries	million tons
Developed	183.13	199.31	177.47	174.63	165.93	166.93	160.97	159.97	159.89
Developing	84.86	101.95	108.50	128.72	135.15	145.92	152.11	160.01	165.41
WORLD	267.99	301.26	285.97	303.35	301.08	312.85	313.08	319.98	325.30
Source: The United Nation Food and Agriculture Organization Statistics ("FAOSTAT") at: http://faostat.fao.org

According to the UN Food and Agriculture Organization ("FAO" see http://www.potato2008.org/en/world/index.html) the world potato sector is undergoing major changes. Until the early 1990s, most potatoes were grown and consumed in Europe, North America and countries of the former Soviet Union. Since then, there has been a dramatic increase in potato production and demand in Asia, Africa and Latin America, where output rose from less than 30 million tons in the early 1960s to more than 165 million tons in 2007. FAO data show that in 2005, for the first time, the developing world's potato production exceeded that of the developed world. China is now the biggest potato producer, and almost a third of all potatoes is harvested in China and India.

Top Potato Producers for 2007

Name of Country		Quantity (tonnes)
1.	China	72,040,000
2.	Russian Fed.	36,784,200
3.	India	26,280,000
4.	United States	20,373,267
5.	Ukraine	19,102,300
6.	Poland	11,791,072
7.	Germany	11,643,769
8.	Belarus	8,743,976
9.	Netherlands	7,200,000
10.	France	6,271,000
Source: FAOSTAT

Potato production, by regions, in 2007:

	Harvested area	Quantity	Yield
	hectares	tones	tons/hectare
Africa	1,541,498	16,706,573	10.8
Asia/Oceania	8,732,961	137,343,664	15.7
Europe	7,473,628	130,223,960	17.4
Latin America	963,766	15,682,943	16.3
North America	615,878	25,345,305	41.2
WORLD	19,327,731	325,302,445	16.8
Source: FAOSTAT

Asia and Europe are the world's major potato producing regions, accounting for more than 80 percent of world production in 2007. While harvests in Africa and Latin America were far smaller, production was at or near record levels. North America was the clear leader in yields, at more than 40 tones per hectare

Other Vegetables and Fruits

Pimi has completed successful tests of its solution on all fruits and vegetables that are listed in the tables below. During 2009-10, Pimi is planning to complete large scale testing and begin sales of StoreGuardTM for treating onions and carrots.  The following table presents the total addressable market for Pimi StoreGuardTM for the years 2009-10:

The following table presents the total addressable market for Pimi for the years 2009-10:

Vegetable	Produce per annum (billion pounds) ¹	Produce per annum (million tons) ²	Storage per annum (million tons) ³
Potatoes	702	319	213
Cabbage & other brassicas	150	68	45
Sweet Potato	276	125	84
Onions	139	63	42
Carrots	58	26	18
Total:	1325	602	402
¹ Source: FAOSTAT database (08/2008).
² One million cwt = 100 million pounds = 45.45 million tons.
³ Assume 67% of production is for storage (i.e. none fresh).

The following table presents the additional addressable markets for Pimi for 2010-11:

Additional Fruits & Vegetables	Produce per annum (billion pounds) ¹	Produce per annum (million tons)	Storage per annum (million tons) ²
Cauliflower & broccoli	39	18	12
Garlic	33	15	10
Peppers & chilies	57
Eggplants	71	32	21
Tomatoes	279	127	84
Mushrooms & truffles	12
Asparagus	15	7	5
Citrus: Oranges, lemons, others	193
Kiwi	3	1	1
Avocado	7
Mango & guava	70	32	21
Bananas	170

The Potato Industry

Potato Season Timeline

The following chart describes the potato harvest to storage cycle in the Northern Hemisphere:

Value Chain

The potato industry can be roughly divided into two major segments:

•	Table (consumed) potatoes.
•	Processed potato food products.

Following is a diagram depicting the value chain in the two segments of the potato industry.
All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited  number of persons,  all of whom were accredited  investors,  business  associates of Pimi or executive officers of Pimi, and transfer was restricted by  Pimi in  accordance  with the  requirements  of the Securities Act of 1933. In addition to representations by the above-referenced persons,   we   have   made   independent   determinations   that   all  of  the above-referenced  persons were accredited or sophisticated  investors,  and that they were capable of  analyzing  the merits and risks of their  investment,  and that they understood the speculative  nature of their  investment.

The processed potatoes are used for French Fries and Chips. The world wide market for such products is dominated by large multinational companies such as McCain, Lamb Western, PepsiCo with the label Frit-o-lays.

The Need; Diminishing Use of CIPC and Extending Shelf Life

Potatoes by nature will have a dormancy period after harvesting of 2-3 months (depending on the variety). After this period the potatoes will start sprouting. Effective sprout control is a major component of managing stored potato quality. If proper sprout control is not maintained, significant reduction to tuber quality will occur, and the ability to store the product for extended periods of time is diminished. Sprouting causes high yield loss and low quality produce for consumers and for processing. Sprouting is also associated with the conversion of starch to sugars, which is undesirable in the processing industry, due to the darkening effect of fried products. In the table potato industry, visible sprouts on potatoes are unacceptable to consumers.

Currently, the primary method to control sprouting in storage is with post-harvest applications of isopropyl N-(3-chlorophenyl) carbamate ("Chlorpropham" or "CIPC"). CIPC inhibits sprout development by interfering with cell division, thereby causing a hormonal affect on the potatoes. CIPC is an effective sprout inhibitor although factors such as storage conditions, application technology, and cultivar can impact that effectiveness. CIPC penetrates into the potatoes, and it active mode is under the potato skin (systemic activity). For the toxic effects of CIPC, see: http://pmep.cce.cornell.edu/profiles/extoxnet/carbaryl-dicrotophos/chlorpropham-ext.html.

CIPC is a high stable chemical compound therefore it has high residue where  applied. Today, CIPC is applied in storage rooms as well as in packing houses before distribution to retailers, therefore its residues can be found on the wall and floors of storage houses, on the processing lines, in water used for washing the potatoes and also in livestock which are fed with the potato peels.

CIPC is the most commonly used post-harvest sprout inhibitor in the United States and Europe. However, in August 1996, a federal registration eligibility decision (RED) for CIPC was issued by the EPA for the continued use of this chemical sprout inhibitor of harvested potatoes in storage. This decision allowed for a residue tolerance of 50ppm for fresh potatoes entering the market place. Later in 1996, the Food Quality Protection Act (the Act) required reassessment of all chemical registered on or before the date of the act and CIPC among them. A mandate issued, in 2002, by the Environmental Protection Agency, from the requirements of the Act resulted in a significant reduction in allowable CIPC residue ("Pesticide Tolerance") on fresh potatoes in the United States from 50ppm to 30ppm per kg. In 2006 the EPA has issued regulations limiting the residues on wet peel potatoes (which are used for feeding live stock) to 40 ppm per kg. (See http:// www.epa.go v /, and "Klienkopf, Gale "Sprout inhibition in storage, Current Status, new Chemistry and natural Compounds". American Journal of Potato Research, June 2003),

While EPA establishes the pesticide tolerances it is the US Food and Drug Administration that enforces the maximum level. FDA routinely samples food and analyzes pesticide residues. If residues exceed permissible levels then FDA will investigate. If circumstances warrant then FDA may take legal action against those responsible for illegal food residues which could be grower or pesticide manufacturer. For more information on this, see: http://www.fda.gov/bbs/topics/ANSWERS/ANS00643.html.

In Europe, the European Commission Directive (149/2008 of January 29, 2008) limits and sets MRL of 10ppm per kg after use of CIPC. In official surveys done by the EU, CIPC belonged to the most frequently detected pesticide which significantly exceeds the MRL. Indicative exposure assessment for acute risk revealed that the intake of Clorpropham exceeds the Acute Reference Dose (0.5 mg/kg) for children in 3 samples (see: http://www.uni-mannheim.de/edz/pdf/sek/2007/sek-2007-1411-1-en.pdf ).

The UK Pesticide Safety Directorate has indicated that CIPC might be candidate for substitution, because of its persistence, bio-concentration ability and/or its high toxicity. (See PSD, May 2008. p. 31 ff:
http://www.pesticides.gov.uk/uploadedfiles/Web_Assets/PSD/Impact_report_final_(May_2008).pdf

Following evidence suggesting that residues of CIPC can be found above the MRL of 10 mg/kg, the UK authorities has adopted, in February 2008, a new regulation under the Pesticide Regulations 1986 (SI 1986/1510), under which the product labels of CIPC must be amended in order to include a warning saying that if the total dose applied is greater than 36g CIPC per ton, then treated potatoes must only be used for commercial processing. Additionally the industry in the UK has recommended that maximum quantity of CIPC applied for Processed Potatoes should not exceed 63.75g of Clorpropham per ton (See ”CIPC Stewardship Action Plan" at:
 http://www.certiseurope.co.uk/binarydata.aspx?type=doc/CIPC%20Action%20Plan%202008%20release.pdf).

In Europe each Member State has its own enforcement authority (such as the AFSCA in Belgium, the AFSSA in France and the PSD in the UK) that is authorized to check up the stored crops and to reject crops which exceeds the MRL Those authorities usually initiate legal actions against farmers and suppliers who violates the law.

In Sweden CIPC has been banned for use since 2005.

In addition, organic food and organic agriculture is rapidly gaining momentum and is advocating chemical and residue-free use from produce to storage and maintenance. The Organic Materials Review Institute in the United States (OMRI) is a national nonprofit organization that determines which input products are allowed for use in organic production and processing. OMRI Listed or approved products may be used on operations that are certified organic under the USDA National Organic Program. Per OMRI guidelines, CIPC is not on the approved list of the organic products (see http://omri.org/OMRI_datatable.php?search=cipc).

This trend is strengthened by, relatively new, consumer's trend to consume low or non-residue produce which have risen to 20%-25% of consumed produce in developed countries like Netherlands.  (See "Reducing Residue Rising up Priority List", 78 FGJ 1 February 2008. at:
http://www.bcpcertis.com/Certis.bcp/English/Home/News/page.aspx/565?xf_itemId=522&xf_selectionDatapartId=512.

Moreover, management believes that the trend in the market, as may be exhibited by market leaders, such as Marks & Spencer, Tesco and Sainsbury in the UK and EDEKA chain in Germany, is  to replace, as much as possible, fruits and vegetables treated with chemical which leave residues with fruits and vegetables with no residue or low residue.

In light of the above-referenced regulations, greater environmental consciousness and awareness, as well as feedback from agricultural industry professionals, management believes that once a valid and viable replacement is found for chemically-treated fruits and vegetables, further limits, and perhaps complete replacement of CIPC and other chemicals, will take effect. Management further believes there is an opportunity for replacing residue-leaving chemicals, such as CIPC, with environmentally friendly solutions, such as SpuDefender. Accordingly, and following extensive research, development, and pilot trials, management believes SpuDefender is a viable substitute for CIPC in the treatment of fruits and vegetables.

Alternative sprout inhibitors to CIPC continue to be evaluated by the industry, including essential oils (e.g., caraway, peppermint, spearmint, clove) or their components (e.g., s-carvone, eugenol) physically damage the developing sprout and suppress sprout elongation. However, repeated or continuous application of these compounds may be necessary for efficacy. Substituted naphthalenes (e.g. dimethyl naphthalene, disopropyl naphthalene) may help reduce the amount of CIPC applied or dependency on CIPC for sprout suppression in storage. To the best of Management’s knowledge, and based on discussions conducted with individual farmers, farmer's organizations, and producers of French fries and chips in the U.S. and Europe, an effective alternative for replacing CIPC, aside from SpuDefender, has yet to be presented to the potato storage-related industries.

It is also common that diseases develop in stored potatoes. The current procedure to deal with this situation is to lower the humidity and dry the potatoes which, in turn, results in substantial yield losses. Dehydration is also important component as potatoes are losing part of their weight during storage due to dehydration.

Pimi’s products are targeted at storage facilities that are either owned by farmers, or independent storage providers, or are owned by the food manufacturers. Pimi’s products provide chemical and residue-free, and an organic certified product as opposed to a CIPC-based treatment and effective method for preventing rot and decay of in storage and on the shelf thereby significantly extending their shelf life.

Competition

SpuDefender

The manufacturers and distributors of CIPC, which SpuDefender is competing with, are large chemical companies such as Cerits Europe B.V, Loxan B.V, Aceto Agriculture Chemical Corporation, United Phosphorous limited, Mirfield Sales Services Limited, Standon Chemicals limited, Atlas Crop Protection Limited and Whyte Agrochemical LTD. These manufacturers have promoted the "CIPC Stewardship Action Plan 2008" for the UK, which was introduced in order to monitor and control the application of the CIPC in order not to exceed the current EU MRL of 10mg/kg and at the same time to enable the continued use of CIPC in the UK. We expect significant competition from these manufacturers and distributors of CIPC.

At the same time, there are several products which aim to substitute the CIPC which are in potential competition with SpuDefenderTM:

•
Greenvale, UK launched the Ethylene gas solution that may control sprouts at low dosage. It has been used in some storage rooms in Europe. In management’s opinion the Ethylene has some disadvantages: the frying colors are affected by it, therefore it can be used only for table potatoes; it requires relatively expensive equipment for its distribution; and after been released from storage accelerated sprouting occurs.

•
Certis, Belgium launched the Caraway oil extract, however, in management’s opinion, this substitute is not demonstrating an ability to replace CIPC due to fact that it is not palatable and it affects the fry colors.

•
Certis also manufactures Clove oil which, in management’s opinion, has several disadvantages: The oils affect taste, aroma as well as cooking and fried taste. To the best of management’s knowledge the Industry banned it due to bad fry colors.

Other product are: 1,4-Dimethylnaphthalene (1.4-DMN) and 2,6-Disopropylnaphthalene: This two synthetic hormones are the replication of natural hormones within the potato that induce and prolong its dormancy. This chemicals application in combination with CIPC can control effectively sprouting but has no disinfection capability, to the best of management’s knowledge. The compounds are several years in the US market with no significant presence.

•
There are several other hydrogen peroxide products that claim, as Pimi claims, meaningful bacteriologic control abilities. To the best of management’s knowledge all of these products are based on HP and Acetic & Peracetic acide. These compounds are used in the food industry for more the 60 years and are very effective as disinfectant but limited in scope; in the niche of fruits and vegetables the application suffers several disadvantages, and in particular they have no long-term effect as disinfectant.

Management believes that the trend in the markets to use environmentally friendly products, which are residue free, or low residue, and to replace the subsisting chemicals which are high residue, together with the trend of the regulators to reduce the usage of high residue chemicals (such as CIPC), will cause potato growers and potato storing companies to prefer Spudefender , and therefore the price of Spudefender will not be the major component in the decision to utilize SpuDefender in place of CIPC-treated products.   Therefore, management believes that although the company anticipates selling SpuDefender at higher prices than CIPC (at $5-7 per ton for SpuDefender per storage season, compared to $2-4 per ton of potatoes for CIPC treatment per season) price difference will not be a major factor in competition.  Furthermore, in order to compete in the market with competitors with established companies which have greater financial resources, the company has taken steps to differentiate its products and has created the joint venture with Vegiesafe LLC, in the U.S., which launched the Vegiesafe consumer brand, marking residue free fruits and vegetables in the U.S.

SeedGuard

We  anticipate SeedGuard to compete with manufacturers of chemicals which are currently used by the industry, such as: Imazalil, Fungizil, Celest, Monceren, Amistar and Mancozeb. These products are manufactured by chemical producer's giants such as Bayer Cropscience AG which produces Moncern, Dow Agroscience which produces Mancozeb, and Syngenta AG which produces Celest, which have greater financial resources than our company, and by many other chemical manufacturing companies. The Company expects vigorous competition from these companies.

To management's best knowledge, the cost of treatment with Celest could amount to $90 per one ton of potato seeds. The cost of treatment of one ton- of potato seeds with Monceren could amount to $50, and the cost of treatment with Mancozeb could amount to $30 per ton of potato seed tubers. At times, the potato seed producers and growers of potatoes require the use of all of the above chemicals before planting, which could amount to an average of $100 to $150 per ton of potato seed tuber per season. We aim that SeedGuard would replace all of the above chemicals, and therefore we may be able to receive the price of $30 per treatment of one ton of potato seeds, which we estimate to be a competitive price.

We believe that SeedGuard will receive the support from regulators and seed growers, who will prefer environmentally friendly products to high residue subsisting products, thereby increasing our competitive advantage.

StoreGuard

Management believes there are currently no other products, which claim to have the qualities of our StoreGuard, in extending shelf life of vegetables and fruits and at the moment we do not expect direct competition with this product.

Strategy

SpuDefender

We have established different market entry strategies for Europe and the U.S. In Europe the awareness of retailers and food processors and farmers to replace CIPC and other residue products is high, therefore our Strategy for market-entry and short-term strategy for Europe consists of:

•	Commercial beta trials demonstrating product efficacy in selected crops (potatoes, cabbages, onions, etc.);
•	Selection of local distributors/strategic partners;
•	Registration and regulatory approvals of the product;
•	Product sales to:
o	Industrial producers;
o	Storage providers;

In the U.S. where the awareness of CIPC and other residue in fruits and vegetables is relatively low, our strategy to establish a foothold in the market is by convincing retailers, such as market leaders and leading fast food chains, to adopt CIPC-free potatoes as their standard. Management believes that once market leaders will adopt the standard of CIPC free potatoes, the industry in general will follow. For this reason we have established our Joint Venture with Vegiesafe LLC whose mother company Earthbound LLC is engaged in consulting to mass market retailers and major supermarket chains in North America in brand development. Our Joint Venture has contacted already with major retail chain stores and fast food chains in the U.S.
EB's team met with McDonald's executives a couple of times during first quarter of 2009 and the company has put us in touch with ConAgra Foods- LambWeston during April 2009. EB's team met with Target Brands LLC- their executives a couple of times during the first quarter of 2009 and the company has put us in touch with Potandon Produce L.L.C during April 2009. EB's team met with Frit-O-Lay- executives a couple of times during the first and the second quarters of 2009. Further to the meetings and the input from PepsiCo UK on the trials held during 2008, the company has put us in touch with Harland Farms during March 2009.

Once we establish a foothold in the market, we will attempt to establish strategic relations with several large distributors and licensed firms who already have a regional distribution network. This will enable us to rapidly increase our global market share and coverage without investing in building a global distribution network from scratch. At this stage, based on this model, we will implement the know-how of our technology to these strategic partners which will be responsible for ordering the product from our OEM manufacturer and focus in marketing and sales activities, enabling us to focus on developing additional products.   The distributors will also be in charge of the marketing of our products, and we intend that each distributor will be obligated to minimum sales. We intend to support our distributors with research and tests results and professional publication on our products. We will also support our distributors in education of the market, in regulating of our product and in professional advice. We will also contribute to participations in conference in exhibitions where our distributors and us will present our products.

We plan to sell the SpuDefenderTM to farmers and growers, storage providers and industrial food producers. Initially, we will sell our products through local distributors who serve this target market. These distributors are familiar with installation and maintenance of storage management systems and can also provide professional services (i.e. design, consulting, etc.) to storehouses. SpuDefender TM is manufactured and packaged by a leading, certified European manufacturer for the European market. Once we will start sales in North America the product will be supplied under OEM agreement in the states by Solvay International S.A (see “Manufacturing Process Supply of Raw Materials”

This multinational producer of Hydrogen Peroxide is able to also supply the company’s needs in Asia as well. Pimi’s distributors will purchase the SpuDefenderTM solution from us and deliver it from our supplier to its facility and distribute it to the farmer/storage provider. The distributors will be trained by our technical team and will be responsible for recommending, training, and optionally also designing and installing the required fogging system that distributes Spudefender in the storehouse. For customers who do not have a required fogging system, we and our distributors will either provide one at a cost to be determined or alternatively, bundled with a minimum order of SpuDefenderTM .

SeedGuard

Growing and producing seeds is a very complicated and professional section of agriculture. Therefore it is controlled by large companies which are able to develop, register and produce seed varieties. In Europe, the production and distribution of potato seed tubers is controlled by large producers such as HZPC from Dutch, Europlant from Germany and Cateness from Scotland. We have already approached several of these companies and they have shown interest in SeedGuard. It will require that we shall show the efficacy of SeedGuard to these seed producers, which we estimate will require at least two potato seeds seasons.

We intend that the same distributors of SpuDefender will also distribute our SeedGuard.

StoreGuard

Our StoreGuard is aimed to be sold to farmers and storage companies of vegetables such as cabbages, cauliflower and broccoli. In order to penetrate this market we have to show efficacy of StoreGuard to such farmers and storage companies. We have already made efficacy tests of StoreGuard with several farmers in the UK, which have shown satisfying efficacy.

We intend that the distributors, who will be appointed for SpuDefender, will also market and distribute StoreGuard. These distributors will be in charge of its supply and the installation of the equipment which will be required for the application of StoreGuard.

Employees

At the date of this registration statement, we employ 5 full-time employees. We intend to employ regional desk managers for each region we will be active in.

Corporate Development

Subject to fund raising and regulatory approvals, management plans to expand the Company’s activity in the U.S., East Europe and Asia. The expansion to East Europe and Asian regions will be by nominations of desk managers to handle the sales for the Company’s products within these regions. The Company also intends to enter into distribution agreements with regional distributors or international corporations who are active in these regions.

In order to execute our expansion plan to the U.S., we intend to establish a subsidiary that will undertake the development, marketing and technical support of the sales of our products within the U.S. Management intends that this subsidiary will also participate in the Joint Venture with Vegiesafe for the marketing of SpuDefender TM and StoreGuard TM . The subsidiary will employ special product managers and the necessary staff to handle the development of SeedGuard within the U.S.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as our Board of Directors deems relevant.

Report to Shareholders

As a result of this offering, and the effectiveness of this registration statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, as required. Currently, the Company does not expect to file a 1934 Act registration statement. Accordingly, and because at this time we are not going to be registered under the Securities Exchange Act of 1934, we will not be subject to proxy rules or Section 16 of the 1934 Act, until such time as we do file 1934 Act registration statement.

DESCRIPTION OF PROPERTY

The Company and its subsidiary currently lease office space at Kibutz Alonim. The Company currently pays monthly rent of $552 (NIS 2,100) plus VAT per month pursuant to a 12 month lease with an option to additional 12 month, effective as of December 30, 2008.

LEGAL PROCEEDINGS

From time to time we may be a defendant or plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the owner of our property or the manufacturer of our products that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party, which may be adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of June 30, 2009. The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director is elected for the term of one year, and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position
Alon Carmel	54	Chairman of the Board
Youval Saly	51	Chief Executive Officer
Avi Lifshitz	51	Chief Financial Officer
Nimrod Ben Yehuda*	56	Chief Technology Officer, Director
Doron Shorrer	55	Director
Rami Triger	51	Director
* Aside from Mr. Nimrod Ben Yehuda, there is no other director who is also an officer or employee of the Company.

Alon Carmel

Mr. Alon Carmel is the Chairman of the Board of Directors, and has served as such since September 2008. Alon Carmel co-founded Spark Networks (AMEX:LOV) in 1998, which created and runs such websites as JDate.com, Cupid.co.il, AmericanSingles.com, among others. Prior to co-founding Spark Networks, Mr. Carmel enjoyed a successful career in real estate from 1983 until 1991. Since leaving Spark Networks in 2005, Mr. Carmel has invested in a wide range of early stage start-ups which are mainly internet technologies. He is a graduate of the Technion University, Haifa, Israel as practical civil engineering. Mr. Carmel is also member of the board of Spateva LTD, InterLogic LTD, Pipl Search LTD, My League LTD Alefo Interactive Ltd., Audiogate Technologies LTD, Clicknlink.com Inc, Jlove LLC, Rodeo Consulting LLC.

Youval Saly

Mr. Youval Saly is our Chief Executive Officer, and joined the Company in November 2007. In 2007, prior to joining the company he was the CEO of High-Tech Lipids LTD a Biotech Company. From 2005 to 2007 Mr. Saly was the founder and served as CEO of Aqua Solutions Ltd which developed detergent-free industrial laundry systems. From 2002 until 2005 Mr. Saly served as the marketing and sales manager in Europe at Galam Ltd. a company which is an Israeli market leader in the manufacture of Fructose, Glucose and Starch. From 2001 until 2002 Mr. Saly was the vice president of marketing and sales of Spandex Israel Ltd- a textile company. Previously Mr. Saly served as the marketing and sales manager of Haifa chemicals Ltd from 1997-2001, and was the Chief Technologist of “Pri Hagalill”- the biggest fruit and vegetable processor in Israel, from 1992 until 1997. From 1987 until 1992 Mr. Saly was a head technologist in "Alkol" and from 1985-1987 served as a technologist in "Pri Haemek". Youval Saly earned a B.Sc. in Biotechnology and Food Engineering from Technion Institute, Haifa , Israel.

Avi Lifshitz

Mr. Avi Lifshitz is our Chief Financial Officer, and brings to Pimi more than 25 years of experience in accounting, finance and business management. Mr. Lifshitz is serving for 16 years as CFO of Jordan Valley Semiconductors Ltd which is preparing its financial statement in accordance with the US GAAP. He is the Secretary of Jordan Valley Semiconductors UK Ltd and Jordan Valley Semi Conductors Gmbh (Germany). He  has  joined  Meiri-Lifshitz Accounting firm in 1990 and is a partner since then. Mr. Lifshitz is a director in Bede Scientific Inc (US) in Efrat Consultants Ltd (ISR) and in Ed-Wise Ltd (ISR). Mr. Lifshitz teaches at the Technion-Israel Institute of Technology where he won an award for excellence in 1998. He is certified as a public accountant in Israel, and holds a B.A. in economics and accounting from Haifa University.

Nimrod Ben-Yehuda

Mr. Nimrod Ben-Yehuda is our Chief Technology Officer responsible for developing the Company’s technology, and also serves as a member of our Board of Directors. During the past 18 years, Mr. Ben-Yehuda has been a leading entrepreneur in the field of environment friendly solutions using STHP in many applications. He is the Co-Founder of Pimi and was the inventor of its IP and products.  From 1986-1989 served as Joint CEO of NitroJet LTD, from 1989 until 2003 served as CEO of Nir Ecology which develops ecological solutions for veterinary, food industries and hospitals and from 1993 until 2003 serves as joint CEO and CTO of Swissteril Water Purifications Ltd which developed a protocol for purification of water. Since 2003 until today he serves as CTO of Pimi Israel.

Doron Shorrer

Mr. Doron Shorrer is a member of our Board of Directors. Mr. Shorrer is also currently Chairman and CEO of Shorrer International Ltd. (Investment and financial consulting) in which he has been serving in such capacities since 1998, he is a member of the board of Goldbond Ltd (traded on Tel-Aviv Stock Exchange), Bank Massad Ltd (banking) and B. Yair Ltd (traded on Tel-Aviv Stock Exchange) Since 2009 and is  a member of the board of AIG and Omer Insurance Companies in Israel since 2006, 2008 respectively.  From 2005-2007 Mr. Shorrer was Chairman of Lito Group (industrial). From 2003 until 2006 Mr. Shorrer was the Chairman of Pluristem Life System, Inc. (bio-technology) (traded on Nasdaq), and he still serves as member of the board of this company. From 2004 -2005 Mr. Shorrer served as the Deputy Chairman of Milomor (construction), and from 2002-2004 Mr. Shorrer served as Chairman of the Israeli Phoenix Insurance Company, among others. From 1995 to 1998, Shorrer served as Commissioner of Insurance & Capital Markets, Director of Capital Markets, Insurance and Savings at Israel's Ministry of Finance. Prior to that, Mr. Shorrer was Director-General of the Ministry of Transport. Mr. Shorrer has a BA in Economics and Accounting and an MA in Business Administration from the Hebrew University of Jerusalem; He is a Certified Public Accountant.

Rami Triger

Mr. Triger is currently finalizing CEO position at Amiad Filtration System LTD which is one of the Agro filters leading supplier in the world and whose shares are traded in the AIM stock exchange in the UK. Prior to this he founded on December 2006 a Sano Trans, chemical trading company with Sano Israel LTD one of the leading chemical companies in Israel. From 2004-2006 he served as CEO of Zohar Dalia Ltd, the local partner of Ecolab in Israel. Zohar Dalia is the Israeli leader in industrial detergent solutions and raw material with a turn over above $50M. In 2000-2004 he was the CEO of Sasa Tec, formulator and packer of chemical cleaning compounds. Mr. Triger was a region manager in Haifa Chemicals for the Far East where he made relocation to Thailand and established a very successful operation in its region. Rami Triger has a BA in Economics and Accounting, and MBA in Business Administration from the Hebrew University of Jerusalem.

Employment Agreements

Pimi Israel has entered into separate employment agreements with several of its executive officers, namely, Mr. Youval Saly, Mr. Nimrod Ben Yehuda, Mr. Avi Lifshitz. We have also entered into employment agreements with two of our employees under regular terms of employment. There are no special collective employment agreement which relate to us and our employees.

Mr. Lifshitz and Mr. Saly are not entitled to any severance payments in case of dismissal under their employment agreement, their monthly payment  includes the severance pay, all taxes, national insurance, pension fund, or any other social insurance and/or benefits.

Mr. Ben Yehuda is entitled upon termination of his employment with Pimi Israel to severance pay; the severance pay is based on the most recent salary multiplied by the number of years of employment. Mr. Ben Yehuda is entitled to one month's salary for each year of employment, or a portion thereof. As of November 2005, upon commencement of employment, Pimi Israel has purchased executive insurance for Mr. Ben Yehuda and makes monthly deposits to this insurance policy, which is equal to 8.333% of his monthly salary to cover its obligation towards severance payments. In additions Pimi Israel pays each month, 5% of Mr. Ben Yehuda's salary under the insurance policy for pension plan, and the Mr. Ben Yehuda deposits an additional 5% of his salary to the pension plan. The liability of the Company against Mr. Ben Yehuda termination of employment is fully provided for.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments and benefits of our officers would receive upon termination of employment under specified circumstances, assuming that the triggering event in question occurred on December 31, 2008, the last business day of the fiscal year:

Name	Voluntary Resignation w/o Good Reason		Voluntary Resignation for Good Reason			Involuntary Termination without Cause			Involuntary Termination with Cause		Involuntary Termination with a Change in Control
Youval Saly
Cash severance	$	None	$	None	(1)	$	None	(1)	$	None	$	None	(1)

Vesting of stock options		$14,876		$14,876			$14,876		$	None		$14,876

Avi Lifshitz
Cash severance	$	None	$	None	(1)	$	None	(1)	$	None	$	None	(1)

Vesting of stock options		$1,426		$1,426			$1,426		$	None		$1,426

Nimrod Ben Yehuda
Cash severance		$24,110		$24,110	(1)		$24,110	(1)	$	None		$24,110	(1)

(1)
This amount reflects the lump sum that is payable within thirty days of the triggering event to the named executive.  All calculations were made as of December 31, 2008 using then current salary figures for the named executive.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our highest paid executive officer, all of whose total annual salary and bonus for the years ended December 31, 2008, 2007 and 2006 exceeded $100,000

SUMMARY COMPENSATION TABLE
Name and principal position		Salary	Bonus	Stock Awards	Option awards (4)	Non-equity incentive plan compensation	Change in pension value and non qualified deferred compensation	All Other Compensation	Total
	Year	($)	($)	($)	($), (a)	($)	($)	($)	($)

Youval Saly,	2008	119,715-	-	-	(8)35,174-	-	-	-	154,889
Chief Executive Officer (1)	2007	7,800-							7,800-

Avi Lifshitz,	2008	7,891-	-	-	(9)4,821-	-	-	-	(5)12,712
Chief Financial Officer (2)

Nimrod Ben-Yehuda,	2008	119,900-	-	-	-	-	-	12,615	131,615
Chief Technology Officer (3)	2007	112,592 -	-	-	-	-	-	9,109	(6)121,701
	2006	95,289 -	-	-	-	-	-	8,409	(7)103,698

(1) Dr. (1) Mr. Saly has started to be employed by us on December 2007.
(2) Mr. Lifshitz has started to be employed by us on November 2008.
(3) Mr. Ben Yehuda has started to be employed by us in 2005.
(4)  For the assumptions made in the valuation of the options see note 8B. to the financial statements.
(5)  Including an amount in the sum of $ 3,984 which was not paid and was recorded as a loan Mr. Lifshitz granted the Company
(6)  Including an amount in the sum of $ 11,979 which was not paid and was recorded as a loan Mr. Ben Yehuda granted the Company.
(7)  Including an amount in the sum of $ 594 which was not paid and was recorded as a loan Mr. Ben Yehuda granted the Company.
(8)  Mr. Saly was granted 311,773 options for 311,773 Common Stock shares to be vested in 16 quarters starting as of December 2007, each quarter 19,486 shares.
(9)  Mr. Lifshitz was granted 62,355 options for 62,355 Common Stock shares to be vested in 16 quarters starting as of October, 2008 each quarter 3,897 shares.

Youval Slay-CEO

Pimi entered into an Employment Agreement on November 27th, 2006 with Mr. Saly. On October 29, 2008, we entered into an Addendum to the Employment Agreement. Mr. Saly is entitled to total compensation of 50,000 NIS ($12,758) plus VAT per month from the month of October 2008. This consideration is paid against VAT receipt and covers all social benefits, car maintenance and cellular phone expenses of Mr. Saly. Mr. Saly has taken upon himself the payment for the social security, the pension fund and any other social insurance and benefits. Pimi has paid Mr. Saly the total sum of 437,400 NIS ($119,715) in 2008 and the sum of 302,914 NIS ($74,609) and 152,914 NIS ($37,620) in the six and three months periods ended June 30, 2009, respectively, as consideration under his employment agreement. Mr. Saly devotes approximately 180 hours a month in connection with his full-time employment with the Company, and devotes 100% of his working time to the business and affairs of the Company.

In addition Mr. Saly is entitled to options under the ESOP of Pimi Israel for 2008 in the total amount of 311,773 options for 311,773 Ordinary shares to be vested in 16 quarters starting as of December 2007, each quarter  19,486 shares . The exercise price per each Ordinary share is 0.01 NIS. The options were converted into 311,773 options for 311,773 common stock shares of our company under our 2009 Share Incentive Plan with an exercise price of $ 0.01 for each option share and the same vesting period.

Nimrod Ben Yehuda - CTO

According to an agreement dated November 13, 2005, as amended on November 16, 2006, and of April 28, 2009, Mr. Ben Yehuda has been appointed as Pimi's CTO. Mr. Ben Yehuda is entitled to a monthly gross salary of 25,000 NIS ($6,379), plus benefits such as executive insurance, education fund at the rate of 10% (7.5% contribution by us), and disability insurance. Furthermore, Mr. Ben Yehuda is entitled to a credit card for approved expenses, including traveling expenses, a fully paid rental car (including taxes assessed for private use) and a mobile phone which will be fully covered by the Company. Under the addendum of November 16, 2006, Mr. Ben Yehuda’s net salary was reduced by the sum of 3,000 NIS ($765). The reduction was considered as a loan by Mr. Ben Yehuda to us. We undertook to pay this loan to Mr. Ben Yehuda after a new investment of not less than $500,000 at a valuation of not less than $3,000,000, or in case of another event causing Pimi to receive an income of more than $500,000. Pimi Israel has paid to Mr. Ben Yehuda the debt accrued for the reduced salary on December 2008. Mr. Ben Yehuda devotes approximately 180 hours a month in connection with his full-time employment with the Company, and devotes 100% of his working time to the business and affairs of the Company.

Pimi has paid Mr. Ben Yehuda the total sum of 455,860 NIS ($119,900) in 2008 and a total sum of 223,386 NIS ($55,021) and 108,568 NIS ($26,708) in the six and three months periods ended June 30, 2009, respectively.

Avi Lifshitz- CFO

Pimi has entered into a Personal Service Agreement in November 2008 with accountant Avi Lifshitz. Mr. Lifshitz and Ad wise Ltd., a company under the control of Mr. Lifshitz ("Ad wise"), under which Ad Wise and Mr. Lifshitz are entitled together to a total consideration of 10,000 NIS ($2,552) plus VAT per month as from October 2008. Until the date of which Pimi raises capital from an external investors for a sum exceeding $1,000,000, Pimi shall pay Mr. Lifshitz and Ad wise, on behalf of the consideration, a sum of 5,000 NIS ($1,276) plus VAT, and the balance of the consideration shall accrue to the credit of the Mr. Lifshitz and Ad wise and shall be paid to them after the raising of capital as aforesaid. The consideration to Mr. Lifshitz is paid as salary and the consideration to Ad wise is paid against VAT receipt, the consideration shall not exceed the amount of 10,000 NIS plus VAT. The consideration covers taxes, national insurance, pension fund and/or any other social insurance and/or benefits, car maintenance and cellular phone expense. Pimi expenses amounted to the total sum of 30,000 NIS ($7,891) in 2008 and the total sum of 58,104 NIS ($14,564) and 28,104 NIS ($7,166) in the six and three months periods ended June 30, 2009 respectively, under this Personal Service Agreement. Mr. Lifshitz's works approximately 36 hours a month in connection with the business and affairs of the Company and his position is considered to be part-time. Mr. Lifshitz devotes approximately 20% of his working time to the business of the Company.

In addition Mr. Lifshitz received options under the ESOP for Israel for 2008 in the total amount of 62,355 options for 62,355 Ordinary shares to be vested in 16 quarters as of October, 2008 each quarter 3,897 shares. The exercise price per each Ordinary share is $0.72 per share. The options were converted into 62,355 options for 62,355 common shares of our company under our 2009 Share Incentive Plan with the exercise price of $0.72 for each common share, and the same vesting period.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2008, and each person who served as an executive officer of the Company as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards					Stock awards
Name and	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
Youval Saly, Chief Executive Officer (1)	77,943	233,830	311,773	0.01	December 1, 2017	None	None	-	-

Avi Lifshitz Chief Finance Officer (2)	3,897	58,458	62,355	0.72	October 1, 2018	None	None	-	-

(1) Mr. Saly is the Chief Executive Officer as of December 1, 2007. Mr. Saly was granted 311,773 options for 311,773 Common Stock shares to be vested in 16 quarters starting as of December 2007, each quarter 19,486 options.

(2) Mr. Lifshitz is the Chief of Finance Officer as of October 1, 2008. Mr. Lifshitz was granted 62,355 options for 62,355 Ordinary shares to be vested in 16 quarters starting on October, 2008 each quarter 3,897 options.

OPTIONS/SARs GRANTS DURING LAST FISCAL YEAR

The below disclosure pertains to the Company’s wholly-owned subsidiary, Pimi Agro Cleantech, Ltd., a company formed under the laws of the state of Israel:

2008 Pimi Israel Shares Option Plan

Pimi Israel’s 2008 Shares Option Plan (the "Pimi Israel Plan") was established as an incentive to retain Pimi's board of directors, employees and consultants whose services are considered valuable. Subject to adjustments as provided in the Pimi Israel Plan, a total of 623,547 Ordinary Shares NIS 0.01 for each share of Pimi Israel (the “Shares”) were subject to the Pimi Israel Plan. Upon the exercise of Options granted under the Pimi Israel Plan, the optionee shall have no voting rights as a shareholder until the consummation of a public offering of the Company’s Shares. All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon. Pimi has entered into six Option Agreements with the following Office Holders: Mr. Saly, Mr. Shorrer, and Mr. Lifshitz, along with two members of the Advisory board: Prof. Nachmias and Prof. Chet, and with one of its employees, all of whom together were granted a total of 561,191 options.

As a result of Pimi’s acquisition of Pimi Israel on April 27, 2009, the 561,191 options granted under the Pimi Israel Plan were exchanged for 561,191 options of Pimi pursuant to the 2009 Pimi Share Incentive Plan (described below).

2009 Pimi Share Incentive Plan

On April 27, 2009, the Company adopted the 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), pursuant to which Pimi is authorized to issue 3,000,000 shares of Commons Stock, subject to the terms and limitations set forth in the 2009 Share Incentive Plan. The purpose of the 2009 Share Incentive Plan is to offer an incentive to employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to the Company, as well as to replace the Pimi Israel Plan.

Upon the adoption of the 2009 Share Incentive Plan, the Company issued 561,191 options to 3 employees, one director and 2 consultants who had options under the Pimi Israel Plan.

Investment Agreement with Earthbound LLC

On January 20, 2009 an investment agreement (the “Investment Agreement”) was entered into between Pimi Israel and Earthbound LLC a Limited Liability Company registered in Delaware ("EB"). It was agreed that EB will invest the total sum of $300,000 the investment will be paid to Pimi in tranches as follows: first tranche of $60,000 was paid on March 15, 2009.  The second tranche of $60,000 was paid on June 15, 2009. The balance of $180,000 will be paid in two installments as follows:  $90,000 on September 15, 2009 and $90,000 on January 15, 2010. EB will receive the allocated shares pro rata to the Investment against each installment of the Investment. As of the date of the filing of this registration statement, EB has invested a total of $120,000 and received 90,656  shares of Common Stock of the Company.

On May 3, 2009 we issued to Earthbound LLC a warrant for the purchase of 145,985 Common Stock shares of the company at the price of $1.37 per share to be exercised until June 15, 2009. The warrant was extended until August 31, 2009. The warrant has been granted to EB in furtherance of the Investment Agreement as further incentive to EB to increase their investment in the Company. As of August 31, 2009, EB has not exercised the warrant and, accordingly, it has expired.

Options granted to Investors in Pimi Israel

In June 2008, two investors  of Pimi Israel received  options to purchase up to 239,193 Ordinary Shares of NIS 0.01 nominal value each, of Pimi Israel for the price of $0.695 per share until June 30, 2009. On April, 27 2009 it was agreed that the options will be converted into options to purchase 239,193 Common Stock Shares of the Company at the same price until June 30, 2009. Until June 30, 2009 the options were not exercise and therefore expired.

Exercise of Options in Pimi Israel Shares

In 2008 Pimi Israel issued 769,526 options to several investors exercisable until February, 28 2009. As of February 28, 2009, a total of 201,972 Options were exercised for a total sum of $145,000 and, consequently, the rest of the Options have expired.

DIRECTOR COMPENSATION
The Company’s directors currently serve without compensation, except for Mr. Doron Shorrer, to whom options were granted under the Company’s 2009 Share Incentive Plan in exchange for the cancellation of options under the Pimi Israel Plan, and Mr. Rami Triger to whom options were granted on July 1, 2009, under the Company’s 2009 Share Incentive Plan.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Doron Shorrer (1)	2008	None	None	1,292	None	None	None	1,292

Rami Triger (2)	2008	None	None	None	None	None	None	None

(1) Mr. Shorrer was granted on December 1, 2008, 31,177 options for 31,177 Ordinary shares to be vested in 8 quarters as of December, 2008 each quarter 3,897 options.

(2)
Mr. Triger was granted on July 1, 2009- 31,177 options for 31,177 common shares to be vested in 8 quarters as of July 1, 2009, each quarter 3,897 options. Therefore, in 2008 Mr. Triger did not receive any options.

(3)	The fair value of options granted under the plan was estimated at the date of grant using the Black-Scholes option pricing model. The following are the data and assumptions used:

Dividend yield (%)	0
Expected volatility (%) (*)	50
Risk free interest rate (%) (**)	3
Expected term of options (years) (***)	5-7
Exercise price (US dollars)	0.01/0.72
Share price (US dollars)	0.2/0.72
Fair value (US dollars)	0.19-0.26

(*)
Due to the fact that the Company was a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector (agricultural chemical industry).

(**)	The risk free interest rate represents the risk free rate of US$ zero – coupon US Government Bonds.

(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the "simplified method" in accordance with Staff Accounting Bulletin No. 110.

Doron Shorrer- Director

Mr. Shorrer is entitled to options under the ESOP for Israel for 2008 in the total amount of 31,177 options for 31,177 Ordinary shares to be vested in 8 quarters as of December, 2008 each quarter 3,897 shares. The exercise price per each Ordinary share is $0.72 per share. The options were converted into 31,177 options for 31,177 common shares of our company under our 2009 Share Incentive Plan with the exercise price of $0.72 for each common share, and the same vesting period.

Rami Triger- Director

Mr. Triger is entitled to options under the Company's 2009 Share Incentive Plan in the total amount of 31,177 options for 31,177 common shares to be vested in 8 quarters as of July 1, 2009, each quarter 3,897 common shares. The exercise price per each Ordinary share is $1.37 per common share.

Business Advisory Board

The Business Advisory Board is composed of two select individuals who have significant business expertise that the company relies on. Professor Avi Nachmias is a leading figure in the global potato industry. He served as advisor to Nestle, MacDonald's, and Marks & Spencer, and to leading potato processing companies in South America and South Africa. Prior he was Chief Deputy of the Vulcani Research Center of Israel's Ministry of Agriculture.

Professor Ilan Chet is a prominent, leading microbiology scientist. Prof. Chet served as President of the Weizmann Institute of Science (2002-2006). Prof. Chet earned numerous high-level awards and honors for his research. In 2001, his research on extensive control of plant diseases using environment-friendly microorganisms, earned him a nomination for the Nobel Prize. He is a professor at the Hebrew University of Jerusalem.

Name (1)	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Avi Nachmias (2)	2008	36,116	-	475	-	-	-	36,591

Ilan Chet (3)	2008			713	-	-	-	713

(1)	For the assumptions made in the valuation of the options, see the table in "Directors Compensation".
(2)	Prof. Nachmias was granted 31,177 options for 31,177 Common stock shares to be vested in 8 quarters, each quarter 3,897 options, commencing on December 1, 2008.
(3)	Prof. Chet was granted 93,532 options for 93,532 Common Stock shares to be vested in 16 quarters, each quarter 5,846 options commencing on December 1, 2008.

Prof. Avi Nachmias- Member of the Advisory Board

On January 9, 2008 Pimi Israel signed a Consulting Agreement with the Center for Potato Research in a Warm Climate Ltd (the "Center") which is controlled by Prof. Avi Nachmias, who is a member of our advisory board. Under the Consulting Agreement, Pimi Israel is obligated to pay a consulting fee in an amount of 10,000 NIS ($2,552) a month plus VAT against a tax invoice to the Center. Following a capital raise by the Company, the monthly consultancy fee shall be 12,000 NIS ($3,062) a month. The consultancy period is for three years as of January 1 st 2008 and may be extended.

Prof. Nachmias received options under Pimi Israel’s 2008 ESOP under an option agreement dated January 22, 2009. Pimi has granted Prof. Nachmias a total amount of 31,177 shares to be vested over a period of 8 quarters, each quarter 3,897 shares, provided he is engaged as a Pimi consultant, as of December 1, 2008, for a period of 8 quarters. The exercise price per each common share is $ 0.72 per share.

Prof. ILan Chet - Member of the Advisory Board

On January 10, 2009, Prof. Chet received Options under Pimi Israel’s 2008 ESOP. Pimi granted to Prof. Chet a total of 93,532 options of common stock to be vested for a period of 16 quarters, each quarter 5,846 options for shares, provided he is engaged as Pimi consultant, as of December 1, 2008, for a period of 16 quarters. The exercise price per each ordinary share is $0.72 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholder Agreement

Our shareholders Alon Carmel ("Carmel "), Omdan Consulting and Instructing Ltd. A company under the control of Advocate Eitan Shmueli and his wife Mrs. Vivy Shmueli (" Omdan "), Nir Ecology Ltd. (" Nir") a company under the control of Mr. Nimord Ben Yehuda our CTO, by Ashdor Asset Management and Trust Ltd. (that held the shares in trust for Nir) (collectively the "Shareholders"), entered into an agreement on February 24, 2009 (the "Shareholders Agreement ").  Nir is a company under the control of our director, Mr. Nimrod Ben-Yehuda. Under the Shareholders Agreement, the Shareholders have agreed to vote their shares in the annual general meeting of the shareholders. Omdan and Nir will vote for 2 directors which will be proposed by Mr. Carmel. Mr. Carmel and Nir will vote for one director which will be proposed by Omdan, and Mr. Carmel and Omdan will vote for one director which will be proposed by Nir. The parties agreed that in case Mr. Carmel will hold less than 15% and more than 7.5% of Pimi's share capital, Omdan and Nir shall vote for only one director which will be proposed by Mr. Carmel. In case the holdings of one of the parties will be less than 7.5% of Pimi's share capital, the other two parties will not be obligated to vote for the director proposed by this party. In case, the number of directors appointed by the parties will be more than 4 directors, the parties will appoint an even number of directors. In case, six directors will be appointed, Mr. Carmel will propose the fifth director and Omdan and Nir will vote for him, Nir will propose the sixth director and Mr. Carmel and Omdan will vote for him. In case eight directors will be appointed, Mr. Carmel will propose the seventh director and Omdan and Nir will vote for such director. Omdan will propose the eighth director and Mr. Carmel and Nir will vote for him. In case there will not be unanimous consent between the above shareholders with regard to the identity of an outside director, the shareholders will vote against the appointment of such external director in any general meeting it is brought for election.
In an addendum to the Shareholders Agreement dated April 23, 2009, Nir and Omdan agreed that in case of liquidation of the Company or a sale of the majority of its shares to an investor (collectively, the “Sale”) under which Carmel will receive less than $965,000 from such event, they will pay to Carmel, out of the sum they have received under the Sale the balance up to $965,000.

Relationship with Shareholders

On July 12, 2004 Nir, and Machteshim Chemical Works Ltd. ("Machteshim") entered into an agreement (the "Assignment Agreement"), under which Machteshim transferred to Pimi Israel all of their rights in the knowledge and/or information relating to the product known as MC-10, which is the previous name of Pimi's product SpuDefender™ (the "Product"). In addition, Machteshim has transferred to Pimi Israel all the rights in the patents and/or patents requests and/or licenses and/or documents related to the Product. Under the Assignment Agreement, Machteshim agreed to register, on its own account, all the rights in the patent and/or patent requests, relating to the product, in the countries nominated in an appendix to Assignment Agreement. If Machteshim shall not register the patents, it was agreed that Machteshim will transfer all the required documents to Nir, or any party on its behalf, and Nir, or any party on its behalf, shall carry out the registration. Under an agreement dated, November 11, 2005 between Nir and Pimi, Nir has declared and confirmed that the know-how and patents and patent application and/or licenses relating to the Product which was transferred to Pimi Israel from Machteshim under the Assignment Agreement (the "Intellectual Property") belongs exclusively to Pimi Israel except for the right of use of the Intellectual Property for water treatment applications which was granted irrevocably and exclusively on a world-wide basis to Nir or to Nimrod Ben Yehuda or to Naava Ben-Yehuda (or any company in which Nimrod or Naava Ben Yehuda have interest). Nir has obligated to sign on all necessary documents for the completion of the assignment of the Intellectual Property to Pimi.

Nir is the agent for the State of Israel of raw materials utilized by Pimi Israel in the formulation of its products. During the development stage of our formulation, Pimi Israel imported to Israel the raw material in order to formulate its products. Under an agreement dated November 11, 2005, Pimi purchased from Nir such raw materials at costs plus 10% handling commission. Under this agreement, Pimi Israel has paid to Nir as handling commission in the sums of $1,699, and $1,461 in the years 2006, and 2007 respectively. Currently Pimi Israel does not produce the formulation in Israel, and it is not expected that Pimi Israel will purchase this raw material from Nir in the future.

On November 13, 2005 an Investment Agreement was entered into between Nimrod Ben-Yehuda, Omdan, Mr. Carmel and JNS Capital LLC ("JNS") (the "Investment Agreement"). Under the Investment Agreement, Mr. Carmel and JNS agreed to invest in Pimi Israel a total sum of $900,000 ("Investment Amount"), in quarterly installments, in consideration for the issuance of 120,000 shares. On November 15, 2006 an Addendum to the Investment Agreement was signed by the above parties (the "Addendum"). Until that time, Mr. Carmel and JNS have invested in Pimi Israel the total sum of $785,000 out of their total Investment Amount. Under the Addendum JNS was released from its obligation to invest in Pimi Israel the balance of the Investment Amount and Mr. Carmel agreed to pay to Pimi an additional sum of $215,000 out of which $115,000 is the balance of the Investment Amount and $100,000 is an "Additional Investment." It was further agreed that Mr. Carmel and JNS will be entitled, against the payment of the balance of the Investment Amount, to receive 120,000 preferred shares of 0.01 NIS each of Pimi Israel instead of 120,000 Ordinary Shares of 0.01 NIS each. Pimi Israel has issued preferred shares to Mr. Carmel and JNS, respectively, to their investments in Pimi Israel. Mr. Carmel has transferred the Additional Investment amount to Pimi Israel in accordance with the Addendum and Pimi has issued to Mr. Carmel 30,006 preferred shares.

In December 2006 Omdan issued to Pimi Israel a loan in the amount of 70,000 NIS ($16,413), which was converted on January 2007 into common shares of Pimi Israel. The loan did not bear any interest.

Mr. Eitan Shmueli (the controlling shareholder of Omdan) and Mr. Nimrod Ben Yehuda, have guaranteed to Bank Hapoalim a line of credit of 60,000 NIS ($ 15,310) granted to Pimi Israel.

On April 1, 2005, Mr. Nimrod Ben Yehuda guaranteed on behalf of Pimi Israel, certain obligations of Pimi Israel under a lease agreement dated April 1, 2005 for Pimi Israel’s offices with Kibbutz Alonim.

Nir and Pimi Israel share the same office space in Kibbutz Alonim, Israel. The office space was rented together by Pimi Israel and Nir from Kibutz Alonim by two separate lease agreement. Nir has supplied to Pimi office services and paid insurance premiums for the offices. Pimi Israel has paid Nir for this service and expenses (including IT, insurance, maintenance, office equipment and supplies) the sum of $3,498, $6,031 in years 2006 and 2007 respectively. As of 2009, Pimi Israel subleased to Nir 10 square meters of office space, for $75 per month. As of the date of the filing of this registration statement, Nir no longer supplies these services to Pimi.

During the years 2006-2008, Nir has been engaged in treatment of our patents and IP and has incurred expenses related to such services. We have agreed to pay to Nir for these services and in reimbursement of the expenses incurred by it a sum of $ 25,517 (100,000 NIS).  Until June 2009 we have paid to Nir the balance of the debt.

Share Exchange Agreement

On April 27, 2009, we entered into an Exchange Agreement with Pimi Israel and all of the shareholders of Pimi Israel, pursuant to which we agreed to acquire all of the issued and outstanding shares of Pimi Israel. As consideration for the acquisition of the shares of Pimi Israel, we agreed to issue an equal number of shares of our Common Stock to the Shareholders of Pimi Israel.  As a result of the Exchange Agreement, Pimi Israel became a wholly-owned subsidiary of the Company.

Relationship with directors and Officers

Youval Slay-CEO

Pimi entered into an Employment Agreement on November 27th, 2006 with Mr. Saly. On October 29, 2008, the parties entered into an Addendum to the Employment Agreement. Mr. Saly is entitled to total compensation of 50,000 NIS ($12,578) plus VAT per month from the month of October 2008. This consideration is paid against VAT receipt and covers all social benefits, car maintenance and cellular phone expenses of Mr. Saly. Mr. Saly has taken upon himself the payment for the social security, the pension fund and any other social insurance and benefits. Pimi has paid Mr. Saly the total sum of 437,400 NIS ($119,715) in 2008, and 302,914 NIS ($74,609) and 152,514 NIS ($37,620) in the six and three months periods ended June 30, 2009 respectively, as a consideration under his employment agreement. Mr. Saly's position is considered full time employment.

In addition Mr. Saly is entitled to options under the ESOP of Pimi Israel for 2008 in the total amount of 311,773 options for 311,773 Ordinary shares to be vested in 16 quarters starting as of December 2007, each quarter  19,486 shares . The exercise price per each Ordinary share is 0.01 NIS. The options were converted into 311,773 options for 311,773 common stock shares of our company with an exercise price of $ 0.01 for each option share and the same vesting period.

Nimrod Ben Yehuda-CTO

According to an agreement dated November 13, 2005, as amended on November 16, 2006, and of April 28, 2009, Mr. Ben Yehuda has been appointed as Pimi's CTO. Mr. Ben Yehuda is entitled to a monthly gross salary of 25,000 NIS ($6,379), plus benefits such as executive insurance, education fund at the rate of 10% (7.5% contribution by us), and disability insurance. Furthermore, Mr. Ben Yehuda is entitled to a credit card for approved expenses, including traveling expenses, a fully paid rental car (including taxes assessed for private use) and a mobile phone which will be fully covered by the Company.

Under the addendum of November 16, 2006, Mr. Ben Yehuda’s net salary was reduced by the sum of 3,000 NIS ($789). The reduction was considered as a loan by Mr. Ben Yehuda to us. We undertook to pay this loan to Mr. Ben Yehuda after a new investment of not less than $500,000 at a valuation of not less than $3,000,000, or in case of another event causing Pimi to receive an income of more than $500,000. Pimi Israel has paid to Mr. Ben Yehuda the debt accrued for the reduced salary on December 2008. Mr. Ben Yehuda's position is considered full time employment. Mr. Ben Yehuda has received the sum of $103,698, $121,701 and $132,515 as salary and social benefits in the years 2006, 2007 and 2008 respectively.

Pimi has paid Mr. Ben Yehuda the total sum of 455,860 NIS ($119,900) in 2008 and a total sum of 223,386 NIS ($55,021) and 108,568 NIS ($26,708) in the six and three months periods ended June 30, 2009 respectively.

Avi Lifshitz- CFO

Pimi has entered into a Personal Service Agreement in November 2008 with accountant Avi Lifshitz. Mr. Lifshitz and Ad wise Ltd., a company under the control of Mr. Lifshitz ("Ad wise"), are entitled to a total consideration of 10,000 NIS ($2,552) plus VAT per month as from October 2008. Until the date of which Pimi raises capital from an external investors for a sum exceeding $1,000,000, Pimi shall pay Mr. Lifshitz and Ad wise, on behalf of the consideration, a sum of 5,000 NIS ($1,276) plus VAT, and the balance of the consideration shall accrue to the credit of the Mr. Lifshitz and Ad wise and shall be paid to them after the raising of capital as aforesaid. The consideration to Mr. Lifshitz will is paid as salary and the consideration to Ad wise is paid against VAT receipt, the consideration shall not exceed the amount of 10,000 NIS plus VAT. The consideration covers taxes, national insurance, pension fund and/or any other social insurance and/or benefits, car maintenance and cellular phone expense. Pimi expenses amounted to the total sum of 30,000 NIS ($7,891) in 2008 and total sum of 58,104 NIS ($14,564) and 28,104 ($7,166) in the six and three months periods ended June 30, 2009 respectively under this Personal Service Agreement.

In addition Mr. Lifshitz is entitled to options under the ESOP for Israel for 2008 in the total amount of 62,355 options for 62,355 Ordinary shares to be vested in 16 quarters as of October, 2008 each quarter 3,897 shares. The exercise price per each Ordinary share is $0.72 per share. The options were converted into 62,355 options for 62,355 common shares of our company with the exercise price of $0.72 for each common share, and the same vesting period.

Doron Shorrer- Director

Mr. Shorrer is entitled to options under the ESOP for Israel for 2008 in the total amount of 31,177 options for 31,177 Ordinary shares to be vested in 8 quarters as of December, 2008 each quarter 3,897 shares. The exercise price per each Ordinary share is $0.72 per share. The options were converted into 31,177 options for 31,177 common shares of our company with the exercise price of $0.72 for each common share, and the same vesting period.

Rami Triger- Director

Mr. Triger is entitled to options under the Company's 2009 Option Incentive Plan in the total amount of 31,177 options for 31,177 common shares to be vested in 8 quarters as of July, 2009 each quarter 3,897 common shares. The exercise price per each  is $1.37 per common share.

Director Independence

Our Board of Directors has determined that Doron Shorrer and Rami Triger are “independent” directors. Although Pimi currently is not a listed company on any stock exchange, our Board of Directors uses the AMEX company rules as a guideline in its determination of director independence. Under those rules, no director would qualify as independent unless our Board of Directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Specifically, no director would qualify as independent if (a) during the past three years, the director or family member was employed by the Company, (b) the director accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three preceding years, or (c) the director is, or has an immediate family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Legal Services

Sadot & Co. Law offices in which Mr. Eitan Shmueli (a controlling shareholder of Omdan, one of our major shareholders), is a partner, has a retainer agreement with Pimi and has received fee from Pimi as legal fees 77,351 NIS ($19,052) 47,351 NIS ($11,651), 74,859 NIS ($16,798), 121,188NIS ($29,500), and 91,142 NIS ($24,731) in the six and three months periods ended June 30, 2009 respectively and in the  years 2006, 2007 and 2008, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of and percent of the Company's common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our Common Stock or our Preferred Stock having voting rights:

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on Septmeber 7, 2009,  and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of  Septmeber 7, 2009 . Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our capital stock owned by them.

Name and address of owner	Title of Class	Capacity with Company	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Alon Carmel (3) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chairman of the Board	2,433,314	35.81%

Youval Saly c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Executive Officer	136,402 (4)	2.01%

Avi Lifshitz c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Financial Officer	15,588 (5)	0.23%

Nimrod Ben-Yehuda (3)(6) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Technology Officer, Director	1,440,100	21.19%

Avi Nachmias (7) c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Chief Research Officer, Advisory Board Member	11,691	0.17%

Doron Shorrer c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Director	30,906	0.45%

Ilan Chet c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Advisory Board Member	17,538 (9)	0.26%

Rami Treger c/o Pimi Agro CleanTech, Inc. Kibutz Alonim, PO Box 117, Hutzot Alonim 30049 Israel	Common Stock	Director	3,897	0.06%

Omdan Consulting and Instruction Ltd (3) (10) 44 Nachal Amud St. Ramat-Hasharon, Israel, 47204	Common Stock	Shareholder	817,362	12.03%

All Officers and Directors As a Group (7 persons)	Common Stock		4,906,768	72.38%

(1)	This column represents the total number of votes each named stockholder is entitled to vote upon matters presented to the shareholders for a vote.
(2)
Applicable percentage ownership is based on 6,438,917 shares of Common Stock outstanding as of September  7, 2009, together with securities exercisable or convertible into shares of Common Stock within 60 days of September 7, 2009, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of September 7, 2009, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	For the terms of Voting Agreement between Alon Carmel, Nir Ecology and Omdan Consulting and Instruction Ltd see Certain Relationship and Related Transactions.
(4)	This number represents the amount of options which become vested under Mr. Saly option agreement until October 31, 2009.
(5)	This number represents the amount of options which become vested under Mr. Lifshitz option agreement until October 31, 2009.
(6)	The shares are owned by Nir Ecology Ltd, a company under the control of Mr. Ben Yehuda and are held in trust for Nir Ecology by a trustee.
(7)	This number represents the amount of options which become vested under Prof. Nachmias option agreement until October 31, 2009.
(8)
19,215 shares of Common Stock are owned by Shorrer International Ltd, a company under the control of Mr. Doron Shorrer. And the balance of 7,794 shares of Common Stock represents the amount of options which become vested under Mr. Shorrer’s option agreement until October 31, 2009.

(9)	This number represents the amount of options which become vested under Prof. Chet option agreement until October 31, 2009.
(10)
A company owned by Mr. Eitan Shmueli and his wife Mrs. Vivy Shmueli. Mr. Shmueli was the Co-Founder of Pimi and serves as Pimi’s legal Advisor in Israel. The shares owned by Omdan are held by a trustee.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 30,000,000 shares of common stock with $.01 par value per share. As of September 7, 2009, there were 6,438,917 shares of common stock issued and outstanding held by 40 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $1.35 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming this occurs, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated unless otherwise stated in the footnotes below. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Shares of Common Stock Included in Prospectus (i)	Beneficial Ownership Before Offering (ii)	Percentage of Common Stock Before Offering (ii)	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After Offering (iii)
eNitiatives – New Business Architects Ltd. (iv)(xii)	11,578	55,664	0.82%	44,086	0.65%
Erez Ravina(xii)	29,062	139,719	2.06%	110,657	1.63%
Ahiam Lifshitz(xii)	16,000	76,922	1.13%	60,922	0.90%
Shorer International Ltd. (v)(xii)	3,997	19,215	0.28%	15,218	0.22%
Yechiel Katz(xii)	11,546	55,508	0.82%	43,962	0.65%
Michael Gildengorin	22,604	70,139	1.03%	47,535	0.70%
Efi nave(xii)	7,532	36,213	0.53%	28,681	0.42%
Dany Birger(xii)	9,052	43,518	0.64%	34,466	0.51%
Lior Yaron	47,362	146,965	2.16%	99,603	1.47%
Asaf David Margalit(xii)	3,000	14,423	0.21%	11,423	0.17%
Shai Scharfstein(xii)	5,934	28,527	0.42%	22,593	0.33%
Shai Sapir Investments Ltd. (vi)(xii)	43,019	206,820	3.04%	163,801	2.41%
Galit Szolomowicz	9,194	28,528	0.42%	19,334	0.28%
Jacques Beraru (xi)(xii)	285	1,371	0.02%	1,086	0.02%
Shay Zilberman(xii)	74	354	0.01%	280	0.004%
Zeev Vider (xi)(xii)	33	161	0.002%	128	0.002%
Arieh Zinger Zamir(xii)	80	384	0.01%	304	0.004%
Moshe Mazor(xii)	1,483	7,132	0.10%	5,649	0.08%
Hagai Halevy(xii)	1,426	6,855	0.10%	5,429	0.08%
Reuven Radu Guttmann(xii)	285	1,371	0.02%	1,086	0.02%
Alon Galanti(xii)	549	2,641	0.04%	2,092	0.03%
Ephraim David(xii)	80	383	0.01%	303	0.004%
Dalya Zelikovich (x)(xii)	2,279	10,958	0.16%	8,679	0.13%
Shiran Zelikovich (x)(xii)	570	2,740	0.04%	2,170	0.03%
Dan Geiger	442	1,370	0.02%	928	0.01%
Meir Avraham Duke	88,292	273,972	4.03%	185,680	2.73%
B.M.O. Lavi Investments and Holdings 2008 Ltd. (vii)(xii)	29,193	140,351	2.07%	111,158	1.66%
Oded Feigin(xii)	13,867	66,667	0. 98%	52,800	0.78%
Oran Agranat(xii)	20,800	100,000	1.47%	79,200	1.17%
EarthBound LLC (viii)	14,608	158,648	2.33%	144,040	2.12%
Faina Kronenberg	2,429	7,536	0.11%	5,107	0.08%
Edward Britt Brockman	1,216	3,773	0.06%	2,557	0.04%
William Yarmuth	6,079	18,863	0.28%	12,784	0.19%
H.H. Investment Company (ix)(xii)	1,756	8,442	0.12%	6,686	0.10%
Total	405,703	1,736,133	25.55%	1,330,430	19.58%

(i)	These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).
(ii)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 6,795,407 shares issued and outstanding as of Septmeber7, 2009, including options exercisable within 60 days of September  7, 2009.

(iii)	Assumes that all securities registered will be sold.
(iv)	eNitiatives is a company under the control of Mr. Reuven Marko.
(v)	Shorrer International Ltd. is a company under the control of Mr. Doron Shorrer. Mr. Shorrer is a member of our board of Directors.
(vi)	Shai Sapir Investments Ltd. is a company under the control of Mr. Yehoshua Hershkovitz.
(vii)
B.M.O. Lavi Investments and Holdings 2008 Ltd. is a company under the control of Mr. Boaz Lavie. On April 2009 B.M.O. received from Pimi Israel the sum of 44,990 NIS ($10,743) for business and financial consulting.

(viii)
Earthbound is a company under the control of Mr. Jack Dweck and 3 Sixty Inc a company whose sole shareholder is JACohen FLP (Family Limited Partnership), a corporation organized under the laws of the State of Delaware. The General Partners of the JACohen FLP are Jeffrey Cohen and Adele Cohen. For a warrant to purchase 145,985 shares of Common Stock granted to Earthbound LLC on May 3, 2009, see Investment Agreement with Earthbound LLC. To the Company best knowledge, Earthbound is the mother company of Vegiesafe LLC with which the Company has a joint venture (see "Customers and Partners").

(ix)
H.H. Investment Company is a company under the control of the attorneys Amos Hachmun and Dor Heskia. Mr. Hachmun held a decision share of 0.01 NIS nominal value, in Pimi Israel, which gave him decisive vote in case of dispute between the directors of Pimi Israel. On February 2009 this share was converted into one ordinary share of 0.01 NIS nominal value of Pimi Israel which was later converted into one Common Stock share of our company. Mr. Hachmon received legal fees for his services to Pimi Israel in the sum of 21,759 NIS ($5,149) and 16,266 NIS ($3,382) in the years 2009, 2007, respectively.

(x)	Dalya and Shiran Zelikovich are mother and daughter.
(xi)	Jacque Beraru and Zeev Vider are brothers-in-law.
(xii)	An Israeli resident. The shares owned by this shareholder are held in trust by a trustee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be because there is no trading market in our common stock as of the date of this prospectus. The selling stockholders will sell shares an estimated of $1.35 per share until a public market develops for the common stock. In order for a public market to develop, a broker-dealer must make a filing with the FINRA, which oversees the over-the-counter market, including the OTC Bulletin Board. If a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.  Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person's account for transactions in penny stocks; and
▪	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

obtain financial information and investment experience objectives of the person; and
▪
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and
▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently included for annotation on the Over the Counter Bulletin Board (“OTCBB”), and there is no public trading market. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made.

As of June 30, 2009, there are currently 874,339 shares of our common stock subject to outstanding options or warrants to purchase, or securities convertible into, common equity of Pimi.

The Company is not obligated to register any shares under the Securities Act for sale by security holders, although the registrant is hereby filing this registration statement for the registration of 405,703 shares of Common Stock on behalf of the selling stockholders.

Equity Compensation Plan Information

The table below indicates, as of December 31, 2008, information with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows: (i) all compensation plans previously approved by security holders, and (ii) all compensation plans not previously approved by security holders.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	561,191	$0.33	62,356
Total	561.191	$0.33	62,356

Holders

As of June 30, 2009, the approximate number of stockholders of record of the Common Stock of the Company was 39.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Pimi and its subsidiary  as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2008 and for the cumulative period from January 14, 2004 (date of inception) through December 31, 2008 appearing in this prospectus and registration statement have been so included in reliance on the report of Fahn Kanne & Co., an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)
Consolidated Financial Statements
as of June 30, 2009 (unaudited) and
as of December 31, 2008 (audited)

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)
Consolidated Financial Statements
as of June 30, 2009 (unaudited) and
as of December 31, 2008 (audited)
Table of Contents

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Shareholders’ Equity (Deficit)	F-5 –F- 8
Statements of Cash Flows	F-9 –F- 10
Notes to the Consolidated Financial Statements	F-11 – F-31

Report of Independent Registered Public Accounting Firm
To the Shareholders of
PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Pimi Agro Cleantech, Inc. (a development stage company) (hereinafter: the "Company") and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Board of Directors and management of the Company.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2008 and 2007, and the consolidated results of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage as defined in Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises". It has not yet generated sufficient revenues from its operations to fund its activities and is therefore dependent upon external sources for financing its operations. As of December 31, 2008, the Company has suffered accumulated losses in an amount of US$ 1,999,147 and has a negative operating cash flow of US$ 1,811,293. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fahn Kanne & Co.
Certified Public Accountants (Isr.)
Tel-Aviv, Israel
August 25, 2009

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	US dollars
	June 30,	December 31,
	2009(*)	2008(*)	2007(*)
	(unaudited)	(audited)
A S S E T S
Current Assets
Cash and cash equivalents	154,583	277,410	35,055
Accounts receivable	17,303	13,240	8,438
Other current assets (Note 3)	207,740	46,602	27,685
Total current assets	379,626	337,252	71,178

Property and Equipment, Net (Note 4)	27,238	18,280	15,701

Funds in Respect of Employee Rights Upon Retirement	33,081	28,837	20,286
Total assets	439,945	384,369	107,165
LIABILITIES, NET OF CAPITAL DEFICIT
Current Liabilities
Accounts payable:
Trade (Note 5A)	43,973	30,906	18,345
Other (Note 5B)	223,774	170,017	208,973
Total current liabilities	267,747	200,923	227,318

Liability for employee rights upon retirement	41,252	37,261	20,286

Commitments (Note 7)
Shareholders’ Equity (Deficit) (Note 8)
Common stocks of US$ 0.01 par value ("Common stocks"):
30,000,000 shares authorized as of June 30, 2009, December 31, 2008 and 2007; issued and outstanding 6,398,517 shares, 6,031,658 shares and 4,033,834 shares as of June 30, 2009, December 31, 2008 and 2007, respectively	63,985	60,316	40,338
Additional paid in capital	2,520,930	2,114,872	1,145,341
Receipts on account of shares	-	-	100,000
Accumulated other comprehensive loss	(31,993)	(29,856)	(29,965)
Deficit accumulated during the development stage	(2,421,976)	(1,999,147)	(1,396,153)
Total shareholders' equity (deficit)	130,946	146,185	(140,439)
Total liabilities and shareholders’ equity (deficit)	439,945	384,369	107,165

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009(*)	2008(*)	2009(*)	2008(*)	2008(*)	2007(*)	2006(*)	2009(*)
	(unaudited)		(unaudited)		(audited)			(unaudited)
Revenues from sales of products	34,226	3,287	24,920	877	104,612	15,763	29,454	207,512
Research and development expenses (Note 9)	(371,714)	(147,086)	(179,862)	(83,179)	(515,154)	(319,015)	(452,004)	(1,893,286)
General and administrative expenses (Note 10)	(78,716)	(62,762)	(45,884)	(34,669)	(187,032)	(190,036)	(150,818)	(622,236)
Operating loss	(416,204)	(206,561)	(200,826)	(116,971)	(597,574)	(493,288)	(573,368)	(2,308,010)
Financing expenses (income), net	(6,625)	(4,066)	(2,575)	(3,205)	(5,420)	(1,757)	(11,813)	(33,632)
Loss from continuing operation	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(495,045)	(585,181)	(2,341,642)
Income (loss) from discontinued operation (in 2007 includes capital gain on disposal of US$ 245,574), net (Note 14)	-	-	-	-	-	153,592	(246,234)	(80,334)
Net loss for the period	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(341,453)	(831,415)	(2,421,976)

Loss per share from continuing operation (Note 12)	(0.07)	(0.04)	(0.03)	(0.02)	(0.12)	(0.43)	(4.82)

Earnings (loss) per share from discontinued operation (Note 12)	-	-	-	-	-	0.13	(2.03)

Net loss per share (Note 12)	(0.07)	(0.04)	(0.03)	(0.02)	(0.12)	(0.3)	(6.85)

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*)
	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)
January 14, 2004 (date of inception)	-	-	-	-	-	-	-
120,000 common stock issued for cash of US$ 0.002 per share	120,000	1,200	(932)	-	-	-	268
Balance as of December 31, 2004 (audited)	120,000	1,200	(932)	-	-	-	268

Loss for the year	-	-	-	-	-	(223,285)	(223,285)
Gain on translation of subsidiary functional currency to the reporting currency	-	-	-	5,989	-	-	5,989
Total comprehensive loss							(217,296)
Receipts on account of shares	-	-	-	-	100,000	-	100,000
Balance as of December 31, 2005 (audited)	120,000	1,200	(932)	5,989	100,000	(223,285)	(117,028)
Loss for the year	-	-	-	-	-	(831,415)	(831,415)
Loss on translation of subsidiary functional currency to the reporting currency	-	-	-	(12,748)	-	-	(12,748)
Total comprehensive loss							(844,163)
Issuance of 25,200 common stock for cash of US$ 7.50 per share on January 2, 2006	25,200	252	188,748	-	(100,000)	-	89,000
Issuance of 24,000 common stock for cash of US$ 7.56 per share on July 19, 2006	24,000	240	181,293	-	-	-	181,533
Issuance of 72,000 common stock for cash of US$ 7.53 per share on December 28, 2006	72,000	720	541,600	-	-	-	542,320
Issuance of 1,688 common stock for cash of US$ 8.33 per share on December 28, 2006	1,688	17	14,043	-	-	-	14,060
Receipts on account of shares	-	-	-	-	33,644	-	33,644
Balance as of December 31, 2006 (audited)	242,888	2,429	924,752	(6,759)	33,644	(1,054,700)	(100,634)

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*) (cont.)

	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)

Loss for the year	-	-	-	-	-	(341,453)	(341,453)
Loss on translation of subsidiary functional currency to the reporting currency	-	-	-	(23,206)	-	-	(23,206)
Total comprehensive loss							(364,659)
Issuance of 8,708 common stock for cash of US$ 2.37 per share, 30,006 common stock for cash of US$ 3.28 per share, 7,754 common stock for cash of US$ 0.0025 per share and 591 common stock for cash of US$ 3.45 per share in April 2007	47,059	471	119,375	-	(33,644)	-	86,202
Issuance of 6,937 common stock for cash of US$ 4.10 per share in June 2007	6,937	69	28,339	-	-	-	28,408
Issuance of 747,390 common stock for cash of US$ 0.078 per share in July 2007	747,390	7,474	51,061	-	-	-	58,535
Issuance of 996,520 common stock for cash of US$ 0.024 per share in August 2007	996,520	9,965	14,007	-	-	-	23,972
Issuance of 996,520 common stock for cash of US$ 0.024 per share in November 2007	996,520	9,965	15,212	-	-	-	25,177
Issuance of 996,520 common stock for cash of US$ 0.0026 per share in December 2007	996,520	9,965	(7,405)	-	-	-	2,560
Receipts on account of shares	-	-	-	-	100,000	-	100,000
Balance as of December 31, 2007 (audited)	4,033,834	40,338	1,145,341	(29,965)	100,000	(1,396,153)	(140,439)

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*) (cont.)

	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)

Loss for the year	-	-	-	-	-	(602,994)	(602,994)
Gain on translation of subsidiary functional currency to the reporting currency	-	-	-	109	-	-	109
Total comprehensive loss							(602,885)

Issuance of 716,589 common stock for cash of US$ 0.041 per share in February 2008	716,589	7,166	22,370	-	-	-	29,536
Issuance of 235,334 common stock for cash of US$ 0.72 per share in February 2008	235,334	2,353	166,600	-	(100,000)	-	68,953
Issuance of 291,515 common stock for cash of US$ 0.69 per share in June 2008	291,515	2,915	197,085	-	-	-	200,000
Issuance of 310,382 common stock for cash of US$ 0.71 per share in September 2008	310,382	3,104	216,161	-	-	-	219,265
Issuance of 444,004 common stock for cash of US$ 0.74 per share in November 2008	444,004	4,440	323,548	-	-	-	327,988
Stock based compensation	-	-	43,767	-	-	-	43,767
Balance as of December 31, 2008 (audited)	6,031,658	60,316	2,114,872	(29,856)	-	(1,999,147)	146,185

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (*) (cont.)
(unaudited)
	US Dollars (except for share data)
	Common stock			Accumulated
	Number of shares	Amount	Additional paid in capital	other comprehensive income (loss)	Receipts on account of shares	Accumulated deficit	Total shareholders equity (deficit)
Loss for the period	-	-	-	-	-	(422,829)	(422,829)
Loss on translation of subsidiary functional currency to the reporting currency	-	-	-	(2,137)	-	-	(2,137)
							________
Total comprehensive loss							(424,966)
							------------
Issuance of 26,399 common stock for cash of US$ 1.33 per share in January 2009	26,399	264	34,721	-	-	-	34,985
Issuance of 3,773 common stock for cash of US$ 1.33 per share in March 2009	3,373	34	24,966	-	-	-	25,000
Issuance of 205,345 common stock for cash of US$ 0.73 per share in March 2009	201,972	2,020	122,980	-	-	-	125,000
Issuance of 45,328 common stock for cash of US$ 1.32 per share in March 2009	45,328	453	59,547	-	-	-	60,000
Issuance of 4,459 common stock for cash of US$ 1.32 per share in April 2009	4,459	45	5,516	-	-	-	5,561
Issuance of 45,328 common stock for cash of US$ 1.32 per share in June 2009	45,328	453	59,547	-	-	-	60,000
Issuance of 20,000 common stock for cash of US$ 1.35 per share in June 2009	40,000	400	53,600	-	-	-	54,000
Stock based compensation	-	-	45,181	-	-	-	45,181
Balance as of June 30, 2009 (unaudited)	6,398,517	63,985	2,520,930	(31,993)	-	(2,421,976)	130,946

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	US dollars
	Six month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009(*)	2008(*)	2008(*)	2007(*)	2006(*)	2009(*)
	(unaudited)		(audited)			(unaudited)
Cash flows from operating activities:
Net loss for the period	(422,829)	(210,627)	(602,994)	(341,453)	(831,415)	(2,421,976)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation	4,028	3,472	7,325	5,766	2,709	20,077
Increase in accrued severance pay	4,927	12,399	17,747	3,948	8,658	40,462
Stock based compensation	45,181	-	43,767	-	-	88,948
Interest from shareholders loans	-	-	-	-	(9,723)	(2,409)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(4,303)	9,219	(4,988)	(4,123)	8,889	(16,805)
Decrease (increase) in other current accounts	4,915	162	(19,718)	(17,266)	(94,346)	(137,524)
Increase (decrease) in accounts payable – trade	13,504	15,840	13,092	(15,367)	11,422	41,122
Increase (decrease) in accounts payable – other	(30,244)	(30,843)	(43,863)	141,878	35,631	177,086
Net cash used in operating activities generated from continuing operations	(384,821)	(200,378)	(589,632)	(226,617)	(868,175)	(2,211,019)
Net cash provided in (used in) operating activities generated from discontinued operations (in 2007 includes capital gain on disposal of US$ 245,574)	-	-	-	(153,592)	246,234	80,334
Net cash used in operating activities	(384,821)	(200,378)	(589,632)	(380,209)	(621,941)	(2,130,685)

Cash flows from investment activities:
Increase in funds in respect of employee rights upon retirement	(4,928)	(3,939)	(8,816)	(3,948)	(8,658)	(31,532)
Purchase of property and equipment	(13,202)	(3,071)	(9,866)	(319)	(19,027)	(44,918)
Net cash used in investment activities	(18,130)	(7,010)	(18,682)	(4,267)	(27,685)	(76,450)
The accompanying notes are an integral part of the financial statements.

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (cont.)

	US dollars
	Six month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009(*)	2008(*)	2008(*)	2007(*)	2006(*)	2009(*)
	(unaudited)		(audited)			(unaudited)
Cash flows from financing activities
Credit from banking institutions	-	-	-	-	(2,730)	(21)
Issuance of common stock	364,546	204,020	845,744	224,661	632,629	2,067,848
Payment on account of shares	-	-	-	100,000	33,644	233,644
Loans from shareholders	-	-	-	-	14,083	194,083
Deferred issuance expenses	(74,765)	-	-	-	-	(140,195)
Net cash provided by financing activities	289,781	204,020	845,744	324,661	677,626	2,355,359
Effect of exchange rate changes on cash and cash equivalents	(9,657)	(2,087)	4,925	6,140	6,370	6,359

Increase (decrease) in cash and cash equivalents	(122,827)	(5,455)	242,355	(53,675)	34,370	154,583
Cash and cash equivalents at beginning of the period	277,410	35,055	35,055	88,730	54,360	-
Cash and cash equivalents at end of the period	154,583	29,600	277,410	35,055	88,730	154,583

(*)
As described in Note 1A, the financial statements were retroactively restated to reflect the historical financial statements of the subsidiary Pimi Agro Cleantech Ltd., which was acquired by the Company from its shareholders on April 27, 2009.

Supplementary information on financing activities not involving cash flows
During 2006, the Company loans from shareholders were converted into 24,000 common stock for an amount of US$ 180,000.
During 2007, the Company loans from shareholders were converted into 52,776 common stock for an amount of US$ 14,477.
The balance as of December 31, 2006 of other current assets included US$ 14,284 with respect to shares issued to all investors (the amount was paid after balance sheet date).
The balance as of June 30, 2008 of other current assets included US$ 99,627 with respect to shares issued to several  investors (the amount was paid during July 2008).

PIMI AGRO CLEANTECH, INC. AND ITS SUBSIDIARY
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 1	-	GENERAL
A.
Pimi Agro Cleantech, Inc. (the "Company") was incorporated on April 1, 2009, under the laws of the State of Delaware.  On April 27, 2009, the Company acquired from its shareholders all of the issued and outstanding shares of Pimi Agro Cleantech Ltd. (hereinafter: "Pimi Israel") including preferred and ordinary shares.  As a consideration for the transaction, the Company issued its shareholders an equal number of its common stock (6,313,589 shares). As a result of the acquisition, Pimi Israel became a wholly-owned subsidiary of the Company.  The transaction involved companies under common control, and accordingly the acquisition has been accounted for at historical cost in a manner similar to a pooling of interests.  On this basis, the stockholders’ equity has been retroactively restated to reflect the equivalent number of shares of common stock of the Company issued for the acquisition of Pimi Israel as if such shares were issued at the dates they were issued by Pimi Israel to its shareholders on the basis of 1 Common Stock for each 1 preferred share or 1 ordinary share of Pimi Israel. The historical financial statements prior to April 27, 2009 reflect the activities of Pimi Israel.

Pimi Israel was incorporated in 2004 and commenced its operations in 2005. Pimi Israel develops, produces and markets products for improving the quality and extending the shelf-life of fruits and vegetables. Since its inception, Pimi Israel has devoted substantially all of its efforts to business planning, research and development and raising capital, and has not yet generated significant revenues.  Accordingly, Pimi Israel is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

B.
The development and commercialization of Pimi Israel's product will require substantial expenditures.  Pimi Israel has not yet generated sufficient revenues from its operations to fund its activities, and is therefore dependent upon external sources for financing its operations. There can be no assurance that Pimi Israel will succeed in obtaining the necessary financing to continue its operations. Since inception until June 30, 2009, Pimi Israel has suffered accumulated losses in an amount of US$ 2,421,976 and has a negative operating cash flow of US$ 2,130,685.  These factors raise substantial doubt about Pimi Israel's ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

C.	The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

D.
Risk factors

The Company and Pimi Israel (the "Group") have a limited operating history and faces a number of risks, including uncertainties regarding finalization of the development process, demand and market acceptance of the Group's products, the effects of technological change, competition and the development of other new products.  Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Group's future results.

In addition, the Group expects to continue incurring significant operating costs and losses in connection with the development of its products and increased marketing efforts.

As mentioned above, the Group has not yet generated significant revenues from its operations to fund its activities, and therefore the continuance of its activities as a going concern depends on the receipt of additional funding from its shareholders and investors.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 1	-	GENERAL (cont.)
E.
Use of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

F.
Unaudited Interim Financial Statements

The accompanying unaudited financial statements as of June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 were prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited financial statements presented herein include all adjustments necessary for a fair presentation of the Company’s financial position at June 30, 2009 and the results of its operations and its cash flows for the six and three month periods ended June 30, 2009 and 2008.  All such adjustments are of a normal recurring nature. Interim financial statements are prepared on a basis consistent with the Company’s annual financial statements. Results of operations for the six and three month periods ended June 30, 2009 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2009.

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES
A.
Functional currency and translation to the reporting currency

The financial statements of the subsidiary were translated into U.S. dollars in accordance with the principles set forth in SFAS No. 52 of the U.S. Financial Accounting Standards Board ("FASB").  Accordingly, assets and liabilities were translated from NIS to U.S. dollars using year-end exchange rates, and income and expense items were translated at average exchange rates during the year.

Gains or losses resulting from translation adjustments are reflected in shareholders' equity, under “accumulated other comprehensive income (loss)”.

Balances denominated in, or linked to foreign currency are stated on the basis of the exchange rates prevailing at the balance sheet date.  For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used.  Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

	June 30,		December 31,
	2009	2008	2008	2007	2006
Official exchange rate of NIS 1	0.255	0.298	0.263	0.260	0.237

B.
Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated on consolidation.

As described in Note 1A above, the acquisition of Pimi Israel has been accounted for in a manner similar to a pooling of interests at historical cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)
C.
Cash and cash equivalents

The Group considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, and short-term debentures, with original periods to maturity not exceeding three months, to be cash equivalents.

D.	Property and equipment
1.
Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.  When asset are retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the statements of operations.

2.	Rates of depreciation:
%
Computers	33
Furniture, electronic and office equipment	7-15

E.
Impairment of long-lived assets

The Group's long-lived assets are reviewed for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  The Group have not recorded any impairment losses in the reported periods.

F.
Deferred income taxes

The Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes".  According to SFAS No. 109, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law.  Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse.  Valuation allowances in respect of the deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

G.
Liability for employee rights upon retirement

Pimi Israel's liability for employee rights upon retirement with respect to its Israeli employees is calculated, pursuant to Israeli severance pay law, based on the most recent salary of each employee multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment, or a portion thereof. Pimi Israel makes monthly deposits to insurance policies and severance pay funds.  The liability of the Company is fully provided for.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits/losses.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)
G.
Liability for employee rights upon retirement (cont.)

Severance expenses for the six month period ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006 amounted to US$ 4,927, US$ 12,399, US$ 17,747, US$ 3,948 and US$ 8,658, respectively.

H.
Revenues recognition

Revenues are recognized in accordance with Staff Accounting Bulletin ("SAB") No. 104, Revenue recognition when delivery has occurred and, where applicable, after installation has been completed, there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivables is reasonably assured and no further obligations exist.

Revenues from sales of products are recognized when title and risk and rewards for the products are transferred to the customer, net of provisions for estimated returns and discounts.

I.	Research and development costs

J.	Royalty-bearing grants As of June 30, 2009, 2008 and December 31, 2008, the Company has not accrued any royalties, since no revenues were recognized in respect of the funded project.

K.
Earning per share

In computing diluted earning  per share, basic earning per share are adjusted to reflect the potential dilution that could occur upon the exercise of options issued using the treasury stock method, if their effect is dilutive.

L.
Stock-based compensation

The Group applies the provisions of SFAS No. 123R, "Share Based Payment" ("SFAS 123R"), which requires all share-based payments, including grants of stock options, to be recognized in the  statement of operations as an operating expense, based on the fair value of the award on the date of grant.  The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model.  The Group has expensed compensation costs, net of estimated forfeitures, applying the accelerated vesting method, over the requisite service period.

Share-based payments awarded to consultants (non-employees) are accounted for in accordance with EITF No. 96-18 "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring or in connection with Selling Goods or Services".

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)
M.
Discontinued operations

Under SFAS 144, "Accounting for the Impairment or Disposal of long-lived Assets" when a component of an entity, as defined in SFAS 144, has been disposed of or is classified as held for sale, the results of its operations, including the gain or loss on its disposal should be classified as discontinued operations and the assets and liabilities of such component should be classified as assets and liabilities attributed to discontinued operations.  The operations, assets and liabilities of the component (see Note 14) have been eliminated from the Group's operations and the Group will no longer have any significant continuing involvement in the operations of the component.

N.
Comprehensive income (loss)

Comprehensive income (loss), presented in shareholders' equity, includes, in addition to net income (loss), translation gains and losses from the translation of subsidiary functional currency to the reporting currency.

O.
Recently issued accounting pronouncements

SFAS 141(R), "Business Combinations"

SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after December 15, 2008 (January 1, 2009 for the Group).  Early adoption of SFAS 141(R) is prohibited.  The Group has not yet evaluated this statement for the impact, if any, that it will have on the financial position and results of operations on the Group.

SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements"

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). This Statement amends ARB 51 and establishes accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 (January 1, 2009 for the Group).  Early adoption of SFAS 160 is prohibited.  The Group has not yet determined the impact, if any, that SFAS 160 will have on its financial position and results of operations.

SFAS No. 165, “Subsequent Events”

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. This statement establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company does not expect the adoption of SFAS No. 165 to have any material impact on its consolidated results of operations, financial positions and cash flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 2	-	SIGNIFICANT ACCOUNTING POLICIES (cont.)
O.
Recently issued accounting pronouncements (cont.)

SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162”

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162” This Statement will replace FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, which became effective on November 13, 2008. Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

NOTE 3	-	OTHER CURRENT ASSETS
	US dollars
	June 30,	December 31,
	2009	2008	2007
	(unaudited)	(audited)
Prepaid expenses and others	182,934	9,546	12,496
Government of Israel – including participation in research and development expenses	20,804	28,754	15,189
Advances to suppliers	4,002	8,302	-
	207,740	46,602	27,685

NOTE 4	-	PROPERTY AND EQUIPMENT, NET
	US dollars
	June 30,	December 31,
	2009	2008	2007
	(unaudited)	(audited)
Computers	21,447	18,913	16,992
Furniture, electronic and office equipment	26,076	15,976	8,296
	47,523	34,889	25,288
Less – accumulated depreciation	(20,285)	(16,609)	(9,587)
	27,238	18,280	15,701

In the six month period ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006, depreciation was US$ 4,028, US$ 3,472, US$ 7,325, US$ 5,766 and US$ 2,709, respectively, and additional equipment was purchased in an amount of US$ 13,202, US$ 3,071, US$ 9,866, US$ 319 and US$ 19,027, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 5	-	ACCOUNTS PAYABLE
A.	Trade
	US dollars
	June 30,	December 31,
	2009	2008	2007
	(unaudited)	(audited)
Open accounts	23,726	14,344	11,983
Checks payable	20,247	16,562	6,362
	43,973	30,906	18,345

B.	Other
	US dollars
	June 30,		December 31,
	2009		2008		2007
	(unaudited)		(audited)
Employees and related institutions	37,859		100,368		149,881
Deferred revenue	2,732		-		-
Accrued expenses	183,183		69,649		59,092
	223,774	(*)	170,017	(*)	208,973	(*)
(*)Related parties	114,145		112,563		56,550

NOTE 6	-
LINES OF CREDIT

As of June 30, 2009, the Company did not use any of its credit facilities with two Israeli banks.  As of June 30, 2009, the Company has an aggregated unutilized credit line of NIS 117,000 (US$ 29,855).  See also Notes 13D and 13F.

NOTE 7	-	COMMITMENTS
A.
Pimi Israel is committed to pay royalties to the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor on the proceeds from sales of systems resulting from research and development projects in which the Office of the Chief Scientist ("OCS") participates by way of grants. In the first 3 years of sales the Company shall pay 3% out of the sales of the product which was developed under the research and development projects. In the fourth, fifth and sixth years of sales, the Company shall pay 4% of such sales and from the seventh year onwards the Company shall pay 5% in the first 3 years of sales up to 100% of the amount of grants received plus interest at LIBOR.  Pimi Israel is entitled to the grants only upon incurring research and development expenditure.  There were no future performance obligations related to the grants received from the OCS.  As of June 30, 2009, the contingent liabilities with respect to grants received from the OCS, subject to repayment under these royalty agreements on future sales is NIS 484,429 (US$ 123,610), not including interest.

B.
On December 31, 2008, the Company currently leases office space at Kibbutz Alonim. The Company currently pays monthly rent of NIS 2,100 (US$ 536) plus VAT per month pursuant to a 12 month lease with an option to an additional 12 month period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 7	-	COMMITMENTS (cont.)
C.
On January 9, 2008, Pimi Israel signed a Consulting Agreement with the Center for Potato Research in a Warm Climate Ltd. (the "Center") which is controlled by Pimi members of the Advisory board.  Under the Agreement, Pimi Israel is obligated to pay a consulting fee in an amount of NIS 10,000 (US$ 2,552) a month plus VAT against a tax invoice to the Center.  Following a capital raise by Pimi Israel, the monthly consultancy fee shall be NIS 12,000 (US$ 3,062) a month.  The consultancy period is for three years commencing January 1, 2008 and may be extended.

D.
Joint venture Agreement with Vegisafe

Vegisafe will invest in the JV an aggregate amount of US$250,000 which will be used to cover expenses reflected in a budget prepared for the JV and approved by Vegisafe and Pimi Israel.  Any additional investment in excess of the US$250,000 shall be contributed by the parties to the JV upon the mutual consent of the parties taking into account the JV's business and needs and will be transferred to the Joint Venture as follows:  70% by Pimi Israel and 30% by Vegisafe

E.	Agreement with Omex

NOTE 8	-	SHARE CAPITAL
A.
Description of the rights attached to the Shares in the Company

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 8	-	SHARE CAPITAL (cont.)
B.	Stock-option plan of Pimi Israel

In January 2008, Pimi Israel’s Board of Directors ("Pimi Israel's Board") approved a stock option plan for the grant, without consideration ("Pimi Israel's plan"), of up to 623,547 options ("Pimi Israel's Options"), exercisable into 623,548 ordinary shares of NIS 0.01 par value of Pimi Israel to employees officers and directors of Pimi Israel.  The exercise price and vesting period for each grantee of Options will be determined by Pimi Israel's Board and specified in such grantee's option agreement.  The options will vest over a period of 1-16 quarters based on each grantee's option agreements.  Any option not exercised within 10 years after the date of grant thereof expires.

On the April 27, 2009, following the acquisition of Pimi Israel, the Company adopted the 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), pursuant to which the Company's Board of Directors is authorized to grant up to 3,000,000 options, exercisable into 3,000,000 shares of the Company.  The purpose of the 2009 Share Incentive Plan is to offer an incentive to employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to the Company, as well as to replace the Pimi Israel Plan.

Upon the adoption of the 2009 Share Incentive Plan, all options granted under the Pimi Israel Plan were replaced by options subject to the 2009 Share Incentive Plan on a 1 for 1 basis (561,191 options were replaced).

As of December 31, 2008, 436,482 options) out of Pimi Israel's plan have been granted to employees and 124,709 options to non-employees.  As stated above, all such options were replaced to options of the Company and are subject to the 2009 Share Incentive Plan.  (See D. and E. below).  See also Note 15D.

The non-cash compensation relating to options granted to employees and directors was US$ 23,363 and US$ 8,591 during the six and three month periods ended June 30, 2009 and US$ 42,579 during the period ended December 31, 2008 (of which US$ 18,174, US$ 7,879 and US$ 30,169 was charged to research and development expenses and US$ 8,189, US$ 3,612 and US$ 12,410 was charged to general and administrative expenses, respectively).

The remaining amount of approximately US$ 36,194 for the six month period ended June 30, 2009 and US$ 61,946 for the year ended December 31, 2008, will be charged to the statements of operations in future periods over the vesting period (14 quarters).

The fair value of options granted under the plan was estimated at the date of grant using the Black-Scholes option pricing model.  The following are the data and assumptions used:

Dividend yield (%)	0
Expected volatility (%) (*)	50
Risk free interest rate (%) (**)	3
Expected term of options (years) (***)	5-7
Exercise price (US dollars)	0.01/0.72
Share price (US dollars)	0.2/0.72
Fair value (US dollars)	0.19-0.37

(*)
Due to the fact that the Company was a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector (agricultural chemical industry).

(**)	The risk free interest rate represents the risk free rate of US$ zero – coupon US Government Bonds.

(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the "simplified method" in accordance with Staff Accounting Bulletin No. 110.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 8	-	SHARE CAPITAL (cont.)
B.	Stock-option plan of Pimi Israel (cont.)

The following tables present a summary of the status of the grants to employees and directors as of June 30, 2009 and December 31, 2008:

	Number	Weighted average exercise price
Year ended December 31, (audited)	2 0 0 8

Balance outstanding at beginning of year	436,482	0.33
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance outstanding at end of the year	436,482	0.33
Balance exercisable at the end of the year	77,943	0.01

	Number	Weighted average exercise price
Six month period ended June 30, (unaudited)	2 0 0 9

Balance outstanding at beginning of the period	436,482	0.33
Granted	-	-
Exercised	-	-
Forfeited	-	-
Balance outstanding at end of the period	436,482	0.33
Balance exercisable at the end of the period	144,194	0.28

The aggregate intrinsic value of the balances outstanding and exercisable as of June 30, 2009 and December 31, 2008 is US$ 445,212 and US$ 172,168, respectively.  This amount represents the total intrinsic value, based on Pimi Israel's stock price of US$ 1.35 and US$ 0.72 as of June 30, 2009 and December 31, 2008, respectively, less the weighted exercise price.  This represents the potential amount received by the option holders had all option holders exercised their options as of that date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 8	-	SHARE CAPITAL (cont.)
B.	Stock-option plan of Pimi Israel (cont.)

The following tables summarize information about options outstanding at June 30, 2009 and December 31, 2008:

Range of exercise prices	Outstanding at June 30,	Weighted average remaining contractual life	Weighted average exercise price	Exercisable at June 30,	Weighted average exercise price
US$	2009	years		2009

0.01	311,773	8.42	0.01	116,915	0.01
0.72	124,709	9.34	0.72	27,279	0.72
	436,482			144,194

Range of exercise prices	Outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Exercisable at December 31,	Weighted average exercise price
US$	2008	years		2008

0.01	311,773	8.92	0.01	77,943	0.01
0.72	124,709	9.88	0.72	-	-
	436,482			77,943

C.	Investor's Options of Pimi Israel
1.	Exercise of Existing Option in Pimi Israel
During 2008, Pimi Israel issued 239,193 options with an exercise price of US$ 0.695 per option to several investors, exercisable until June 2009 and issued 769,526 options with an average exercise price of US$ 0.695 per option to several investors, exercisable until the end of February 2009.

During the months of January and February 2009, 201,972 options exercisable until February 2009 were exercised into 201,972 Pimi Israel common shares for a total amount of US$145,000 at an average price of US$0.721 per share.  All such shares were replaced during the acquisition of Pimi Israel by the Company with shares of the Company and the remaining 567,554 options exercisable until February 2009 expired.  The 239,193 options exercisable until June 2009 were replaced with 239,193 options exercisable into shares of the Company at the same exercise price and contractual life.  Until June 30, 2009, the options were not exercised and therefore expired.

2.	Investments in Shares of Pimi Israel
On January 20, 2009 an investment agreement was entered into between Pimi Israel and Earthbound LLC a Limited Liability Company registered in Delaware ("EB"). It was agreed that EB will invest the total sum of US$300,000.  The investment will be paid to Pimi Israel in tranches as follows: first tranche of US$60,000 was paid on March 15, 2009.  The second tranche of US$60,000 was paid on June 15, 2009.  The balance of US$180,000 will be paid in two installments as follows: US$90,000 on September 15, 2009 and US$90,000 on January 15, 2010. EB will receive the allocated shares pro rata to the investment against each installment of the investment.  As of June 30, 2009, EB has invested the total sum of US$120,000 and received 90,656 common-stock shares of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 8	-	SHARE CAPITAL (cont.)
C.	Investor's Options of Pimi Israel (cont.)
2.	Investments in Shares of Pimi Israel (cont.)

On May 3, 2009, the Company issued to EB a warrant for the purchase of 145,985 Common Stock shares at the price of US$1.37 per share to be exercised until June 15, 2009.  On June 7, 2009, this date was extended to July 31, 2009 and was again extended to August 30, 2009.  The warrant has been granted to EB as a further incentive to EB to increase their investment in the Company and their involvement in its activities.

D.
In December 2008, a member of the Advisory Board received options under the Plan as part of the compensation for his services.  Pimi Israel has granted the advisor a total amount of 31,177 options to be vested over a period of 8 quarters, each quarter 3,897 shares, provided the advisor will provide Pimi Israel consulting services for a period of 2 years.  The exercise price shall be $0.72 per share.

The non-cash compensation relating to options granted to the consultant was US$ 7,610, US$ 3,545 and US$ 475 during the six and three month periods ended June 30, 2009 and December 31, 2008, respectively.

As of June 30, 2009 and December 31, 2008, the fair value of the options that are subject to future consulting services is US$ 19,890 and US$ 12,358, respectively.

E.
In December 2008, a member of the Advisory Board received options under the Plan as part of the compensation for his services.  Pimi Israel has granted the advisor a total amount of 93,532 options to be vested over a period of 16 quarters, each quarter 5,846 options for shares, provided the advisor will provide Pimi Israel consulting services for a period of 4 years.  The exercise price shall be $0.72 per share.

The non-cash compensation relating to options granted to consultants was US$ 11,206, US$ 5,108 and US$ 713 during the six and three month periods ended June 30, 2009 and December 31, 2008, respectively.

As of June 30, 2009 and December 31, 2008, the fair value of the options that are subject to future consulting services is US$ 68,809 and US$ 33,510, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 9	-	RESEARCH AND DEVELOPMENT EXPENSES
	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009	2008	2009	2008	2008	2007	2006	2009
	(unaudited)		(unaudited)		(audited)			(unaudited)
Salaries and related expenses	168,495	59,975	76,474	41,512	208,849	225,366	176,246	864,167
Professional fees	107,463	47,294	61,430	14,652	105,292	30,285	58,776	365,929
Materials	19,086	17,538	9,990	12,483	84,762	37,580	81,139	244,098
Depreciation	3,706	3,194	1,880	1,690	6,739	5,189	2,384	18,237
Travel expenses	32,480	11,472	8,045	6,515	52,959	8,210	34,507	150,180
Vehicle maintenance	20,778	32,303	11,340	9,309	55,424	76,677	58,720	241,784
Office maintenance and other	19,706	6,390	10,703	5,495	31,634	26,956	40,232	130,644
	371,714	178,166	179,862	91,656	545,659	410,263	452,004	2,015,039
Less:Grants from the OCS (*)	-	(31,080)	-	(8,477)	(30,505)	(91,248)	-	(121,753)
	371,714	147,086	179,862	83,179	515,154	319,015	452,004	1,893,286

(*)            See Note 7A.

NOTE 10	-	GENERAL AND ADMINISTRATIVE EXPENSES
	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009	2008	2009	2008	2008	2007	2006	2009
	(unaudited)		(unaudited)		(audited)			(unaudited)
Salaries and related expenses	26,015	41,672	15,830	22,781	93,378	120,953	107,838	348,183
Professional fees	50,565	21,127	28,975	12,056	81,230	60,052	21,674	227,699
Vehicle maintenance	-	-	-	-	-	2,349	2,225	4,574
Depreciation	322	277	163	146	586	577	325	1,840
Office maintenance and other	1,814	(314)	916	(314)	11,838	6,105	18,756	39,940
	78,716	62,762	45,884	34,669	187,032	190,036	150,818	622,236

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 11	-	TAXES ON INCOME
A.	Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (the “Inflationary Adjustment Law”)

Until December 31, 2007, Pimi Israel reported for tax purposes in accordance with the provisions of the Inflationary Adjustments Law, whereby taxable income is measured in NIS, adjusted for changes in the Israeli Consumer Price Index.

Results of operations for tax purposes are measured in terms of earnings in NIS after adjustments for changes in the Israeli Consumer Price Index ("CPI").  Commencing January 1, 2008 this law is void and in its place there are transition provisions, whereby the results of operations for tax purposes are to be measured on a nominal basis.

B.
Reduction in Israeli corporate tax rates

On July 25, 2005, the Israeli Parliament passed an amendment to the Income Tax Ordinance (No. 147) – 2005, gradually reducing the tax rate applicable to the Company (regarding profits not eligible for “approved enterprise” benefits mentioned above) as follows: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter – 25%.  On July 23, 2009, the Economic Arrangement Law for the years 2009-2010 was published.  The Law included an amendment to the Income Tax Ordinance, gradually reducing the tax rate applicable to the Company (regarding profits not eligible for “approved enterprise” benefits mentioned above) as follows: in 2011 -24%, in 2012- 23%, in 2013 – 22%, in 2015 – 20% and in 2016 and thereafter – 18%.

C.	Tax assessments The Company and Pimi Israel have not received final tax assessments since their inception.

D.
Carryforward tax losses

As at June 30, 2009 and December 31, 2008, Pimi Israel has loss carry forward balances for income tax purposes of US$ 2,356,960 and US$ 1,980,712, respectively that are available to offset future taxable income, if any.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 11	-	TAXES ON INCOME (cont.)
E.	The following is reconciliation between the theoretical tax on pre-tax income, at the applicable Company tax rate, and the tax expense reported in the financial statements:

	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,
	2009	2008	2009	2008	2008	2007	2006
	(unaudited)		(unaudited)		(audited)
Pretax loss	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(495,045)	(585,181)
Federal tax rate	15%	15%	15%	15%	15%	15%	15%
Income tax computed at the ordinary tax rate	63,424	31,594	30,510	18,026	90,449	74,257	87,777
Non-deductible expenses	(544)	(652)	(261)	(336)	(1,280)	(1,200)	(1,184)
Stock-based compensation	(12,198)	-	(5,301)	-	(11,817)	-	-
Tax in respect of differences in corporate tax rates	45,550	25,275	22,373	14,421	72,359	69,306	85,769
Losses and timing differences in respect of which no deferred taxes were generated	(96,232)	(56,217)	(47,321)	(32,111)	(149,711)	(142,363)	(172,362)
	-	-	-	-	-	-	-

F.
Deferred taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes.  Significant components of the Group's future tax assets are as follows:

	US dollars
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(unaudited)		(audited)
Composition of deferred tax assets:
Provision for employee related obligation	7,101	7,338	7,448	12,199	-
Stock-based compensation	23,126	-	11,147	-	-
Non-capital loss carry forwards	612,810	506,535	534,792	422,588	257,580
Valuation allowance	(643,037)	(513,873)	(553,387)	(434,787)	(257,580)
	-	-	-	-	-

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 12	-	EARNINGS (LOSS) PER SHARE
The net income (loss) and the weighted average number of shares used in computing basic earnings (loss) per share for the six month periods ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006, are as follows:

	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,
	2009	2008	2009	2008	2008	2007	2006
	(unaudited)		(unaudited)		(audited)
Net income (loss)used for the computation of basic loss per share generated from continuing operation	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(495,045)	585,181
Net income (loss)used for the computation of basic loss per share generated from discontinued operation	-	-	-	-	-	153,592	(246,234)
Net loss	(422,829)	(210,627)	(203,401)	(120,176)	(602,994)	(341,453)	(831,415)

	Number of shares
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,
	2009	2008	2009	2008	2008	2007	2006
	(unaudited)		(unaudited)		(audited)
Weighted average number of shares used in the computation of basic earnings per share	6,216,995	4,701,693	6,216,995	4,701,693	5,029,208	1,160,930	121,341

(*)
The effect of the inclusion of options for the six and three month periods ended June 30, 2009 and 2008, and for the year ended December 31, 2008 is anti-dilutive.  In the years ended December 31, 2007 and 2006, there were no potential shares outstanding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 13	-	RELATED PARTIES
A.
On July 12, 2004, Nir Ecology Ltd. ("Nir", a shareholder of the Company), and Machteshim Chemical Works Ltd. ("Machteshim") entered into an agreement (the "Assignment Agreement"), under which Machteshim transferred to Pimi Israel, all of its rights in the know-how and/or information relating to the product known as MC-10, which is the previous name of the Pimi Israel's product SpuDefender (the "Product").  In addition, Machteshim transferred to Pimi Israel all the rights in the patents and/or patent requests and/or licenses and/or documents related to the Product. Under the Assignment Agreement, Machteshim undertook to register, at its own expense, all the rights in the patent and/or patent request, relating to the Product, in the countries set out in an appendix to Assignment Agreement.  If Machteshim does not register the patents, it was agreed that Machteshim will transfer all the required documents to Nir, or any party on its behalf, and Nir, or any party on its behalf, shall carry out the registration.  Under an agreement dated, November 11, 2005 between Nir and Pimi Israel, Nir declared and confirmed that the know-how and patents and patent application and/or licenses relating to the Product which were transferred to Pimi Israel from Machteshim under the Assignment Agreement (the "Intellectual Property") belong exclusively to Pimi Israel except for the right of use of the Intellectual Property for water treatment applications which was granted irrevocably and exclusively on a world-wide basis to Nir or to its controlling shareholders (or any company in which Nir’s controlling shareholders have an interest).  Nir undertook to sign all necessary documents for the completion of the assignment of the Intellectual Property to Pimi Israel.

Nir has been engaged in treatment of Pimi Israel's patents and IP during the years 2006-2008 and has incurred expenses related to such services.  During 2008, Pimi Israel has agreed to pay to Nir for these services and in reimbursement of the expenses incurred by it a sum of NIS 100,000 (US$ 23,878).  In 2009, Pimi Israel paid NIS 90,000 (US$ 22,965), and will pay Nir the balance of NIS 10,000 (US$ 2,552) when Pimi Israel raises funds of at least US$ 1,000,000.  The consolidated financial statements as of June 30, 2009 and December 31, 2008 include a provision in the sum of US$ 2,552 and US$ 26,300, respectively.

B.
Nir is the agent of the State of Israel for raw materials utilized by Pimi Israel in the formulation of its products.  During the development stage of its formulation, Pimi Israel imported to Israel the raw materials in order to formulate its products.  Under an agreement dated November 11, 2005, Pimi Israel purchased from Nir such raw materials at cost plus a 10% handling commission.  Under this agreement, Pimi Israel paid to Nir as handling commission amounts of US$1,461, and US$1,699 in the years 2007 and 2006 respectively.  Currently Pimi Israel does not produce the formulation in Israel, and does not expect to purchase such raw materials from Nir in the future.

C.
Nir and Pimi Israel share the same office space in Kibbutz Alonim, Israel.  The office space was rented together by Pimi Israel and Nir from Kibbutz Alonim under two separate lease agreements (see Note 7B). Nir provided office services to Pimi Israel and paid the insurance premiums for the offices. Pimi Israel paid Nir for these services and expenses (including IT, insurance, maintenance, office equipment and supplies "the services") amounts of US$6,031 and US$3,498 in the years 2007 and 2006, respectively. As of 2009, Pimi Israel subleased to Nir 10 square meters of office space, for US$ 75 per month.

D.
Mr. Nimrod Ben Yehuda and Mr. Eitan Shmueli (the controlling shareholder of Omdan Consulting and Instructions Ltd. ("Omdan")), have guaranteed to Bank Hapoalim a line of credit of NIS 60,000 (US$ 15,310) extended to Pimi Israel.

E.
On April 1, 2005, Mr. Nimrod Ben Yehuda guaranteed on behalf of Pimi Israel, certain obligations of Pimi Israel under a lease agreement dated April 1, 2005 for Pimi Israel's offices with Kibbutz Alonim.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 13	-	RELATED PARTIES
F.	On December 12, 2007, Mr. Carmel guaranteed to Bank Leumi a line of credit of NIS 57,000 (US$ 14,544) extended to Pimi Israel

G.
On November 27, 2006, Pimi Israel entered into an Employment Agreement with its CEO whereby from December 1, 2007, the CEO was entitled to a total consideration of NIS 30,000 (US$ 7,655) plus VAT per month.  According to the amended employment agreement of October 29, 2008, the CEO is entitled to a total consideration of NIS 50,000 (US$ 12,578) plus VAT per month as from the month of October 2008.  This consideration is paid against a VAT receipt and it covers all social benefits, car maintenance and cellular phone expenses of the CEO.  The CEO undertook to make the payments for social security, the pension fund and any other social insurance and benefits. Pimi Israel paid the CEO the total amount of NIS 302,914 (US$ 74,609) and NIS 152,914 (US$ 37,620) in the six and three month periods ended June 30, 2009 (In the six and three months period ended June 30, 2008 – NIS 180,000 (US$ 51,110) and NIS 90,000 (US$ 25,789)) and NIS 437,400 (US$119,715) in 2008 (2007 – NIS 30,000 (US$ 7,800)), as consideration under his employment agreement.

In addition, the CEO is entitled to options under the Plan in the total amount of 311,773 options for 311,773 ordinary shares to be vested over 16 quarters starting in December 2007 with 19,486 shares vesting each quarter.  The exercise price per each ordinary share is US$0.01.

H.
According to an agreement dated November 13, 2005 and its 2 addendum dated November 16, 2006 and of April 28,2009, Mr. Ben Yehuda was appointed as Pimi Israel's CTO.  The CTO is entitled to a monthly gross salary of NIS 25,000 (US$6,379), plus executive insurance, education fund at the rate of 10% (7.5% contribution by Pimi Israel), disability insurance at a rate not to exceed 2% with customary coverage, a fully paid rental car (including tax assessment for private use), mobile phone expenses, a semi-annual bonus for sale targets (which were not met during the reported periods).

The CTO received amounts of NIS 223,386 (US$ 55,021), NIS 108,568 (US$ 26,708), NIS 240,736 (US$ 68,356), NIS 107,562 (US$ 31,669), NIS 455,860 (US$119,900), NIS 433,029 (US$112,592) and NIS 402,596 (US$95,289) as salaries and social benefits in the six and three months periods ended June 30, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006, respectively.

I.
Pimi Israel entered into a Personal Service Agreement in November 2008 with Mr. Avi Lifshitz, CPA (Isr.) (hereinafter: the “CFO”).  The CFO and Adwise Ltd. ("Adwise"), a company under the control of the CFO, are entitled to a total consideration of NIS 10,000 (US$2,552) plus VAT per month as from October 2008.  According to the service agreement, until the date on which Pimi Israel raises capital from external investors in an amount exceeding US$1,000,000, Pimi Israel shall pay the CFO and Adwise, on account of the consideration, and the remaining amount of NIS 5,000 (US$1,276) plus VAT, shall accrue to the credit of the CFO and Adwise and shall be paid to them after the aforementioned influx of capital.  Pimi Israel paid the CFO and Adwise the total amount of NIS 58,104 (US$ 14,564) and of NIS 28,104 (US$ 7,166) for the six  and three months periods ended June 30, 2009 and NIS 30,000 (US$7,891), in 2008 as consideration under the Personal Service Agreement.

In addition the CFO is entitled to options under the Plan under which he will be entitled to 62,355 options for 62,355 company shares to be vested over 16 quarters as of October 1, 2008, with 3,897 shares vesting each quarter.  The exercise price per ordinary share is US$0.72.

J.
Legal Services

The law firm of Sadot & Co., in which Mr. Eitan Shmueli (a controlling shareholder of Omdan), is a partner, has a retainer agreement with Pimi Israel and has received legal fees from Pimi Israel in amounts of NIS 77,351 (US$ 19,052), NIS 47,351 (US$ 11,654), NIS 60,396 (US$ 17,149), NIS 30,396 (US$ 8,885), NIS 91,142 (US$24,731), NIS 121,188 (US$29,500) and NIS 74,859 (US$16,798) in the six and three months periods ended June 30, 2009 and 2008 and in the years 2008, 2007 and 2006, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cont.)
(Information as at June 30, 2009 and for the six and three months ended June 30, 2009 and 2008 is unaudited)

NOTE 14	-	DISCONTINUED OPERATIONS
A.
On April 30, 2007, Pimi Israel completed the sale of its entire shareholding in Optiguide Humidity Control Ltd. (hereinafter: "Optiguide") Optiguide was engaged in development, assembly and marketing of humidity control, and it was acquired by Pimi Israel during December 2005 for no consideration.  Optiguide met the definition of a component under SFAS 144.  Accordingly, the results of operations of Optiguide have been classified as discontinued operations in the statements of operations and prior period results have been reclassified accordingly.

As a result of this sale, Pimi Israel recognized during fiscal year 2007, a capital gain in an amount of US$245,574.

NOTE 14	-	DISCONTINUED OPERATIONS (cont.)
B.	The following are the results of discontinued operations

	US dollars
	Six month period ended June 30,		Three month period ended June 30,		Year ended December 31,			Cumulative period from January 14, 2004 (date of inception) until June 30,
	2009	2008	2009	2008	2008	2007	2006	2009
	(unaudited)		(unaudited)		(audited)			(unaudited)
Revenues	-	-	-	-	-	124,434	505,219	629,653
Cost of sales	-	-	-	-	-	(119,044)	(286,872)	(405,916)
Gross profit	-	-	-	-	-	5,390	218,347	223,737
Marketing expenses	-	-	-	-	-	(42,962)	(223,778)	(266,740)
General and administrative expenses	-	-	-	-	-	(52,993)	(240,075)	(280,760)
Operating loss	-	-	-	-	-	(90,565)	(245,506)	(323,763)
Financing income, net	-	-	-	-	-	(1,417)	(728)	(2,145)
	-	-	-	-	-	(91,982)	(246,234)	(325,908)
Capital gain on disposal	-	-	-	-	-	245,574	-	245,574
Net loss	-	-	-	-	-	153,592	(246,234)	(80,334)

NOTE 15	-	SUBSEQUENT EVENTS
A.
The Company's board resolved to grant to its director, Mr. Rami Triger, 31,177 options for purchase of the Company's common stock shares under the Corporation Share Incentive Plan of 2009 for an exercise price of US$ 1.37.  The vesting period is for 8 quarters commencing on July 1, 2009.

B.
On August 19, 2009 the Company issued under Regulation S Stock Purchase Agreement dated August 4, 2009 – 20,000 Common Stock shares at US$ 0.01 each to Mr. Ehud Nahum, an Israeli citizen, against payment of US$ 27,000 (US$ 1.35 per 1 Common Stock share) which was received by the Company.

The accompanying notes are an integral part of the financial statements.